  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 12, 1998
                                                     REGISTRATION NO. 333-49685

-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 ------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                                ISE LABS, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

       CALIFORNIA                    3674                    77-047-0213
           (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                                          (I.R.S. EMPLOYER
(STATE OF INCORPORATION)                                 IDENTIFICATION NO.)
                             2095 RINGWOOD AVENUE
                          SAN JOSE, CALIFORNIA 95131
                                (408) 954-8378
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ------------
                                SAEED A. MALIK
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                ISE LABS, INC.
                             2095 RINGWOOD AVENUE
                          SAN JOSE, CALIFORNIA 95131
                                (408) 954-8378
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                 ------------
                                  COPIES TO:
        WARREN T. LAZAROW, ESQ.                JEFFREY D. SAPER, ESQ.
        MICHAEL C. DORAN, ESQ.                 JEFFREY A. HERBST, ESQ.
           ALAN K. TSE, ESQ.                     CAINE T. MOSS, ESQ.
    BROBECK, PHLEGER & HARRISON LLP            STEPHANIE L. RUBY, ESQ.
         TWO EMBARCADERO PLACE            WILSON SONSINI GOODRICH & ROSATI
            2200 GENG ROAD                    PROFESSIONAL CORPORATION
      PALO ALTO, CALIFORNIA 94303                650 PAGE MILL ROAD
            (650) 424-0160                   PALO ALTO, CALIFORNIA 94304
                                                   (650) 493-9300
                                 ------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 12, 1998

PROSPECTUS
     , 1998

                                6,000,000 SHARES
                                 ISE LABS, INC.

                                  COMMON STOCK

  Of the 6,000,000 shares of Common Stock offered hereby, 5,000,000 are being offered and sold by ISE Labs, Inc. (which, together with its subsidiaries, shall be referred to herein as "ISE" or the "Company") and 1,000,000 are being offered by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

  Prior to this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for information relating to the method of determining the initial public offering price. It is currently anticipated that the initial public offering price per share will be between $10.00 and $12.00.

  The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "ISET," subject to official notice of issuance.

  AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 6, FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF COMMON STOCK.

THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
     EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
         SECURITIES AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES
               COMMISSION  PASSED UPON  THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS. ANY  REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                PRICE    UNDERWRITING     PROCEEDS  PROCEEDS TO
                                TO THE   DISCOUNTS AND     TO THE   THE SELLING
                                PUBLIC COMMISSIONS(1)(2) COMPANY(3) SHAREHOLDERS
--------------------------------------------------------------------------------
Per Share......................  $            $             $           $
Total(4)....................... $            $             $           $
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Does not include additional compensation to be received by Donaldson, Lufkin & Jenrette Securities Corporation in the form of a nonaccountable expense allowance. See "Underwriting."
(3) Before deducting expenses payable by the Company, estimated at $1,950,000, including the nonaccountable expense allowance. See "Underwriting."
(4) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 900,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts
    and Commissions and Proceeds to the Company will be $   , $    and $   ,
    respectively. See "Underwriting."

  The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters, subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New York, New
York, on or about      , 1998.

DONALDSON, LUFKIN & JENRETTE                                      BT ALEX. BROWN
   SECURITIES CORPORATION

                  [INSIDE FRONT COVER GRAPHICS: SEE APPENDIX]



  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and reflects a series of amendments to the Company's Articles of Incorporation to, among other things, increase the number of authorized shares of Common Stock to 50,000,000 and create a class of undesignated Preferred Stock of 3,000,000 shares.

                                  THE COMPANY

  ISE Labs, Inc. ("ISE" or the "Company") is one of the leading independent integrated circuit ("IC") testing and evaluation companies in the world. Unlike many of its competitors, the Company offers a broad range of IC testing, evaluation and other services throughout the entire semiconductor manufacturing process. These services include software development, electrical verification, reliability analysis, failure analysis, wafer sort, production monitoring and quickturn and prototype packaging. A significant portion of the Company's revenues from testing services is derived from testing complex, high-performance logic and mixed-signal products, which are typically the higher-margin, faster growing segments of the testing services market.

  The production of ICs is an extremely complex process that requires substantial investment in specialized equipment and facilities and sophisticated engineering and manufacturing expertise. As a result, many semiconductor companies have begun to rely on outsourcing various steps of the production process. Virtually every step of the semiconductor manufacturing process can now be effectively outsourced. By outsourcing their IC testing requirements, semiconductor companies can (i) focus on core business activities; (ii) access leading edge testing technologies; (iii) react more quickly to rapidly changing market conditions and reduce time to market for new products; and (iv) reduce capital expenditures, fixed costs and operating expenses. Currently, wafer foundry services and IC packaging are the largest segments of the market for outsourced semiconductor manufacturing services, while the testing services segment has only recently emerged as a major market opportunity.

  The Company's strategy is to become the leading independent provider of IC testing and evaluation services in the world. The principal components of the Company's strategy are to (i) maintain its technological leadership; (ii) provide the broadest range of services; (iii) leverage strong relationships with its diversified customer base; (iv) expand capacity worldwide; and (v) focus on testing complex, high-performance logic ICs.

  In contrast to all of its major independent competitors, the Company's headquarters is located in the Silicon Valley. In addition to its significant United States presence, the Company has established substantial test capacity in Hong Kong and has more recently commenced testing operations in Singapore. The Company's proximity to a large number of the world's leading semiconductor companies, together with its broad service offerings, enables the Company to establish close working relationships with its customers' design engineers early in the IC development process. By establishing such early stage relationships with its customers, the Company believes it has a significant competitive advantage in competing for high volume future testing business. In order to address the increasing demand for independent testing services, the Company has made significant investments to increase its testing capacity.

  To expand its capacity and broaden its range of services, in September 1997 the Company purchased for approximately $31.2 million, including acquisition costs, certain assets of Alphatec USA, Inc. ("Alphatec") (the "Alphatec Acquisition"). These assets included 100% of the capital stock of Digital Testing Services, Inc. ("DTS") and selected assets of Alphatec relating to its Manteca, California operations (the "Manteca Operation"). DTS provides a broad range of IC testing and validation services throughout the semiconductor production process, with a primary focus on the initial development stage. The Manteca Operation provides semiconductor packaging services, including quickturn and prototype packaging.

  During the last twelve months, the Company has provided services to more than 250 customers worldwide. The Company's customers include a number of the world's leading vertically integrated and fabless semiconductor companies, distributors and subcontractors, such as Atmel, C-Cube Microsystems, Cirrus Logic, Hana Technologies, Hewlett-Packard, LSI Logic, Motorola, National Semiconductor, NeoMagic, Philips Electronics, S3, Wyle Laboratories and Xilinx.

  ISE Labs, Inc. was incorporated in the State of California in November 1983. The Company currently has locations in San Jose, Santa Clara and Manteca, California and in Hong Kong and Singapore. The Company's principal executive offices are located at 2095 Ringwood Avenue, San Jose, California 95131, and its telephone number at this location is (408) 954-TEST.

                                  THE OFFERING

 Common Stock offered by the Company................ 5,000,000 shares
 Common Stock offered by the Selling Shareholders... 1,000,000 shares
 Common Stock to be outstanding after the offering.. 22,500,000 shares(1)
 Use of proceeds.................................... Repayment of bank indebtedness, capital
                                                     expenditures and for
                                                     general corporate
                                                     purposes, including
                                                     working capital. See "Use
                                                     of Proceeds."
 Nasdaq National Market symbol...................... ISET

--------------------
(1) Based on the number of shares of Common Stock outstanding at April 30, 1998. Excludes as of April 30, 1998: (i) 2,902,800 shares of Common Stock issuable upon exercise of options currently outstanding under the Company's 1998 Stock Incentive Plan (the "1998 Plan") at a weighted average exercise price of $8.08 per share; (ii) 1,597,200 shares of Common Stock issuable upon exercise of options reserved for future issuance under the 1998 Plan; and (iii) 600,000 shares of Common Stock reserved for future issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management--1998 Stock Incentive Plan" and "--1998 Employee Stock Purchase Plan" and Notes 5 and 10 of Notes to Consolidated Financial Statements of the Company.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                                   SIX MONTHS
                                                                      ENDED
                                 YEAR ENDED OCTOBER 31,             APRIL 30,
                         --------------------------------------- ---------------
                          1993    1994    1995    1996   1997(1)  1997    1998
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
  Revenues.............. $13,440 $15,548 $22,321 $25,354 $35,532 $12,675 $40,538
  Gross profit..........   6,883   8,788  13,368  13,260  17,582   5,758  21,473
  Income from
   operations...........   3,441   4,335   8,477   8,217   9,256   3,462  12,023
  Income before income
   taxes................   3,340   4,359   8,597   8,191   9,319   3,438  10,358
  Net income............   1,986   2,468   4,930   4,848   5,740   2,118   6,421
  Net income
   per share(2):
    Basic............... $  0.11 $  0.14 $  0.28 $  0.28 $  0.33 $  0.12 $  0.37
    Diluted.............    0.11    0.14    0.28    0.28    0.33    0.12    0.36
  Basic shares
   outstanding..........  17,500  17,500  17,500  17,500  17,500  17,500  17,500
  Diluted shares
   outstanding..........  17,500  17,500  17,500  17,500  17,500  17,500  18,001

                                                        AS OF APRIL 30, 1998
                                                      -------------------------
                                                       ACTUAL   AS ADJUSTED (3)
                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.......................... $  7,694     $ 34,185
  Working capital (deficiency).......................  (15,485)      25,305
  Total assets.......................................   88,496      114,987
  Short-term debt, including current portion of long-
   term debt.........................................   17,565        3,266
  Long-term debt, less current portion...............   18,995       10,585
  Retained earnings..................................   29,379       29,379
  Total shareholders' equity.........................   29,943       79,143

--------------------
(1) Statement of operations data for fiscal 1997 include the post-Alphatec Acquisition results of operations of DTS and the Manteca Operation, which were acquired in September 1997 and accounted for under the purchase method of accounting. See Note 2 of Notes to Consolidated Financial Statements of the Company.
(2) See Note 1 of Notes to Consolidated Financial Statements of the Company for an explanation of the method used to determine the number of shares used in computing net income per share.

(3) Adjusted to give effect to the sale of 5,000,000 shares of Common Stock by the Company, at an assumed initial public offering price of $11.00 per share, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  The discussion in this Prospectus may contain forward-looking statements. Future events anticipated in any such forward-looking statements contained in this Prospectus are uncertain. Actual events, and the Company's actual results, may differ materially from those that may be predicted, assumed or discussed in any such forward-looking statements. Factors that may cause or contribute to such differences include those discussed below, as well as in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus. The cautionary statements made in this Prospectus should be read as being applicable to any related forward-looking statements, wherever they appear in this Prospectus. Any forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS

  A variety of factors have materially affected, and are expected to continue to materially affect, the Company's operating results. These factors include the cyclical nature of the semiconductor, personal computer ("PC") and related industries and the various markets that serve consumers of products incorporating semiconductors; absence of purchase contracts and the resulting lack of backlog from the Company's customers; intense price competition; timing and volume of orders received by the Company; reschedulings, delays, deferrals and cancellations of orders; evolutions in the life cycles of customers' products; erosion of semiconductor unit prices; changes in capacity utilization; allocation of testing capacity between the Company's facilities and those of its customers; availability, price and changes in advanced testing equipment; changes in costs, availability and delivery time of raw materials and components; changes in costs and availability of labor; effectiveness in managing production processes; fluctuations in manufacturing yields; changes in product and service mix or devices tested or assembled; product obsolescence; availability of financing for expansion; the ability to develop and implement new technologies on a timely basis; the loss of key personnel or the shortage of available skilled workers; international political or economic events; and currency and interest rate fluctuations. The Company's gross margin has tended to fluctuate due in part to timing of costs associated with the acquisition of additional equipment to expand capacity and the delay associated with utilizing such expanded capacity. Furthermore, the Company has historically experienced, and may continue to experience, seasonality in its revenues and operating results. This seasonality, combined with other factors including those described above, has resulted and is likely to continue to result in significant variability in quarterly and annual operating results. The Company's revenues increased significantly in the quarters ended October 31, 1997, January 31, 1998 and April 30, 1998 compared to the corresponding periods in the prior fiscal year due primarily to revenues generated by DTS and the Manteca Operation, which were acquired in September 1997, and increased revenues derived from the Company's other facilities. The Company's revenues for the quarter ended April 30, 1998 decreased slightly from the revenues for the quarter ended January 31, 1998. The Company does not believe that recent growth rates are indicative of future operating results and there can be no assurance that profitability or significant revenue growth on a quarterly or annual basis will occur in the future. The Company anticipates that due to prevailing conditions in the semiconductor market, its quarterly revenues in the near future will remain relatively flat and may possibly decline from levels experienced in recent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  In connection with its efforts to increase testing capacity, the Company intends to continue to make substantial capital investments in equipment for testing advanced ICs, invest in additional facilities and recruit and train additional personnel. Such expenditures are typically made in advance of anticipated increases in sales. Therefore, the Company anticipates that its gross margin and other operating results will be adversely affected from time-to-time due to poor or non-utilization of capacity associated with such additions of capital equipment, facilities or personnel. There can be no assurance that any anticipated increases in sales will result from such expenditures. Any failure of the Company to increase sales following such expenditures would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, a large portion of the Company's operating expenses, including depreciation, rent and salaries, are significant, fixed and difficult to reduce or modify. If the Company's revenues do not meet its expectations, the material adverse effect of any revenue shortfall will be magnified by the significant and fixed nature of these operating expenses.

  The average selling prices for the Company's services, calculated on a hourly basis, historically have not fluctuated to a significant degree. There can be no assurance that said prices will not fluctuate in the future. However, the average selling price per device tested has varied and is expected to continue to vary due to a number of factors, including the level of device complexity and the time required to test each device. The Company expects that average selling prices for its services may decline in the future, principally due to intense competitive conditions and other factors. A decline in average selling prices of the Company's services, if not offset by reductions in the cost of providing those services or by a shift to testing higher margin products, would decrease the Company's gross margin and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company believes there is a trend toward customers requesting turnkey testing and packaging services. Since November 1997, the Company has entered into arrangements with two of its customers to provide such turnkey services. In providing such turnkey services, the Company intends to use the services of independent assembly contractors to perform the packaging functions. The Company currently anticipates that, for the foreseeable future, the incremental costs incurred by it in utilizing the services of such independent assembly contractors will substantially offset the incremental revenues derived by it for providing packaging services under these turnkey arrangements. Consequently, the Company believes, while these arrangements may favorably impact its revenues, they may have a negative impact on its gross margins.

  Based on the foregoing or other factors, it is possible that in some future periods the Company's reported or anticipated operating results will fail to meet or exceed the expectations of analysts or investors. In such event, the price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT CUSTOMER CONCENTRATION; ABSENCE OF CUSTOMER CONTRACTS

  The Company has historically derived, and expects to continue to derive, a significant percentage of its revenues from a limited but often different group of customers. In fiscal 1995, 1996 and 1997 and the first six months of fiscal 1998, 58.4%, 60.4% 54.2% and 45.9% of the Company's revenues, respectively, were derived from sales to the Company's top five customers, with 29.5%, 21.4%, 30.2% and 17.0% of the Company's revenues, respectively, derived from sales to the Company's largest customer, Hana Technologies Limited, formerly Swire Technologies ("Hana Technologies"), in each respective period. A significant portion of the business that the Company derives from Hana Technologies relates to testing services for LSI Logic Corporation ("LSI Logic"). Additionally, LSI Logic directly accounted for 29.5% and 16.1% of the Company's revenues in fiscal 1995 and 1996, respectively. Cirrus Logic Inc. ("Cirrus Logic") accounted for 12.3% of the Company's revenues in the six months ended April 30, 1998. The Company's future financial results are dependent in large part upon its ability to maintain relationships with such customers and attract new customers. Any failure to maintain its relationships with existing customers or to attract new customers would have a material adverse effect on the Company's business, financial condition and results of operations.

  Until recently, the Company's Manteca Operation had been almost entirely dependent on two customers. However, one of such customers is no longer a customer of the Manteca Operation. Accordingly, the Company's Manteca Operation (which accounted for approximately 10% of the Company's revenues in the first six months of fiscal 1998) is dependent upon one customer for substantially all of its revenues. In addition, the Company's Hong Kong subsidiary is dependent on Hana Technologies for substantially all of its revenues. Furthermore, a significant portion of the business that the Company derives from Hana Technologies relates to testing services for LSI Logic, which has historically been a significant customer of the Company's domestic test operations. There can be no assurance that any one or more of the Company's significant customers, including the major customer of the

Company's Manteca Operation or Hong Kong subsidiary, will not reduce, cancel or delay orders or seek other suppliers (within the same or other geographical regions where the Company may not have a presence), which could have a material adverse effect on the Company's business, financial condition and results of operations.

  None of the Company's customers, including its largest customer, Hana Technologies, is presently obligated pursuant to any contractual commitment or otherwise to purchase any amount of the Company's test or packaging services or to provide the Company with binding forecasts for any period. As a result, the Company has no material backlog. The lack of material backlog makes it difficult for the Company to forecast its revenues in any future period. The Company expects that in the future, revenues in any quarter will continue to be substantially dependent on sales made within that quarter. Moreover, customer orders can be cancelled and volume levels can be changed or delayed with no penalties. Furthermore, all of the Company's customers operate in the cyclical semiconductor industry and have varied and may continue to vary order levels significantly from period to period in part based on orders from their end-user customers. There can be no assurance that any of the Company's customers will continue to place orders with the Company in the future at the same levels as in prior periods. From time-to-time, semiconductor and other companies have also experienced reduced prices and demand for their products, as well as delays or cancellations of orders by their customers. There can be no assurance that, should these circumstances occur in the future, they will not have a material adverse effect on the Company's business, financial condition and results of operations. The loss of one or more of the Company customers, or reduced orders by any of its key customers, may have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON THE HIGHLY CYCLICAL SEMICONDUCTOR AND PERSONAL COMPUTER
INDUSTRIES

  The Company's business depends substantially upon revenue generated from semiconductor companies, which in turn depends upon market conditions in the semiconductor, qPC and related industries. These industries are generally characterized by rapid technological change, rapid and significant erosion of selling prices, high cyclicality, intense competition, significant shifts in product standards and evolving industry demand. From time-to-time, these industries have also experienced significant production overcapacity. The effect of these conditions has resulted in, and may result in, significantly reduced demand for the Company's services. For example, a general slowdown in the semiconductor industry in late 1996 and early 1997 caused customers to reduce their orders with the Company. There can be no assurance that there will be no further downturns or slowdowns in any of the markets in which the Company's customers compete. More recently, the Asian financial markets have experienced significant turmoil. There can be no assurance that turmoil in financial markets will not negatively impact the growth of the semiconductor industry and the demand for the Company's services. Any significant or prolonged reduction in orders resulting from a downturn or slowdown in the semiconductor, PC or related industries would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Industry Background" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

EXPANSION OF TESTING CAPACITY; RESULTS OF OPERATIONS AFFECTED BY CAPACITY UTILIZATION RATES

  The Company believes that its competitive position depends substantially on its ability to expand its testing capacity in the United States and internationally. Accordingly, the Company is continuing to make significant investments to expand its capacity, particularly through the acquisition of capital equipment and additional facilities, and the training of new personnel. In order to more fully utilize such capacity, the Company intends to enter into turnkey relationships with wafer foundries and complementary semiconductor services subcontractors in Asia, similar to its existing relationship with Hana Technologies. There can be no assurance that the Company will be able to successfully enter into or maintain such turnkey relationships, adequately utilize its expanded capacity or continue to expand its testing capacity in a timely manner or at all. In addition, there can be no assurance that the cost of any capacity expansions will not exceed management's current estimates. In addition, the Company expects to continue to incur substantial additional depreciation and other expenses in connection with the acquisition of new equipment and facilities and, consequently, to increase its fixed costs. Any inability of the Company to generate the additional orders necessary to adequately utilize its expanded capacity would have a material adverse effect on the Company's business, financial condition and results of operations.

  As a result of the capital intensive nature of the Company's business, the Company's operations are characterized by high fixed costs. Consequently, decreases in capacity utilization rates and declines in average selling prices of the Company's services can have a material adverse effect on the Company's gross margin. Therefore, the Company's ability to maintain or increase its gross margin will continue to be dependent, in large part, upon its ability to maintain high capacity utilization rates and to offset decreases in average selling prices by improving production efficiency, or by a shift to testing higher margin products. Any inability of the Company to maintain or increase capacity utilization rates or to offset decreases in average selling prices by improving production efficiency or by a shift to testing higher margin products, which could have a material adverse affect on the Company's business, financial condition and results of operations.

  Capacity utilization rates may be affected by a number of factors and circumstances, including overall industry conditions, operating efficiencies, the level of customer orders, mechanical failure, disruption of operations due to expansion of operations or relocation of equipment, fire or other natural disasters, employee strikes or work stoppages or other circumstances. For example, in late 1996 and early 1997, the Company's capacity utilization rates were negatively affected by a downturn in the semiconductor industry. There can be no assurance that the Company's capacity utilization rates will not be materially adversely affected by future declines in the semiconductor, PC or related industries or for any other reason. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business-- Facilities" and "--Services."

RISKS OF INTERNATIONAL OPERATIONS

  In fiscal 1995, 1996 and 1997 and the six months ended April 30, 1998, the Company derived 1.2%, 21.4%, 30.2% and 17.1% of its revenues from its international operations. Current international operations include the Company's IC testing facility in Hong Kong and its Singapore operations, which commenced operations in March 1998. The Company's current expansion plans include increasing testing capacity in its Hong Kong and Singapore operations, and opening additional facilities or joint ventures internationally. There can be no assurance that such expansion plans will materialize or that the Company's anticipated revenues from such expansion will materialize or cover the Company's increased costs relating to such expansion.

  The Company's business, financial condition and results of operations may be affected by economic and political conditions in each of the countries in which it operates or intends to operate and certain other risks of doing business abroad, including import duties, changes to import and export regulations (including quotas), restrictions on the transfer of funds, employee turnover, labor or civil unrest, potential risk of foreign currency fluctuations, long payment cycles, greater difficulty in collecting accounts receivable, and the burdens and cost of compliance with a variety of foreign laws. Moreover, changes in policies by the United States or foreign governments could result in increased duties, higher taxation, currency conversion limitations, hostility toward United States-owned operations, limitations on imports or exports, or the expropriation of private enterprises, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  In particular, the Company's Hong Kong operations and assets are subject to significant political, economic, legal and other uncertainties in China. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and greater economic decentralization. The Company cannot provide any assurance that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time-to-time. Moreover, despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly with respect to foreign investment activities and foreign trade. Enforcement of existing and future laws and contracts is uncertain, and implementation and interpretation thereof may be inconsistent. As the Chinese legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect the

Company's foreign operations in Hong Kong. This in turn could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in recent months, capital markets in Hong Kong and other parts of Asia have been highly volatile, resulting in significant fluctuations in Asian currencies and other economic instabilities. These instabilities may continue or worsen, which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, decreases in the value of Asian currencies relative to the U.S. dollar could make the Company's services more expensive in relation to its competitors, placing the Company at a disadvantage with respect to such competitors.

HIGHLY COMPETITIVE INDUSTRY

  The Company operates in a highly competitive industry. The Company's competitors include large independent IC services providers, small independent IC testing and packaging companies offering niche services, and vertically integrated semiconductor manufacturers which have in-house testing and packaging capabilities. Large independent IC services providers with which the Company competes include Anam Industrial Co., Ltd./Amkor Technology, Inc., ASAT Limited, a subsidiary of QPL Holdings, ASE Test Limited, a subsidiary of Advanced Semiconductor Engineering, Inc., Orient Semiconductor Electronics, Ltd., Siliconware Precision Industries Co., Ltd., ST Assembly Test Services Pte Ltd and Taiwan Semiconductor Manufacturing Company Ltd., most of which have significantly larger financial, marketing, distribution and other resources than the Company. Many of these companies have also established relationships with current or potential customers of the Company and have developed strategic relationships with third party providers of complementary semiconductor services to enlarge their businesses. The Company may be at a competitive disadvantage with such competitors that have fostered such relationships if the Company does not continue to develop such strategic relationships in the future. The small independent IC testing and packaging companies with which the Company competes generally offer a limited range of services and typically compete on the basis of price. Vertically integrated semiconductor manufacturers that are customers of the Company continuously evaluate the Company's services against developing or using or continuing to use their own in-house capabilities, and most of these customers also obtain testing services from other sources. Vertically integrated customers may have more advanced testing technologies and typically have greater financial, marketing, distribution and other resources than the Company.

  The Company believes that its primary competitors in the test portion of its business are located in Asia, particularly in Korea, Taiwan, Malaysia, Singapore and Japan. Certain of such competitors may locate testing facilities in North America in the future. In addition, several companies have announced plans to commence independent testing operations in Asia, and several independent testing companies in Asia which currently offer only memory testing services could add logic testing and wafer sort. These operations would compete directly with the Company. Although in recent years semiconductor companies have increasingly outsourced portions of the IC production process, including testing, to independent companies to reduce costs and shorten production cycles, there can be no assurance that this outsourcing trend will continue. Several of the Company's largest customers have extensive internal capacity to test their own devices. From time-to-time, the Company has lost business from customers who have chosen to perform their testing operations in-house. See "Business--Competition." A reversal of, or a slowdown in, this outsourcing trend would have a material adverse effect on the Company's business, financial condition and results of operations.

HISTORY OF SIGNIFICANT LOSSES AT MANTECA OPERATION; NEW MANAGEMENT IN MANTECA OPERATION

  Prior to being acquired by the Company, the Manteca Operation had generated significant losses from operations, had disproportionately high operating expenses, had experienced delays in paying creditors and suppliers and had difficulties satisfying customer demand. In response to these conditions, prior to the Company's acquisition of the Manteca Operation, Alphatec reduced its workforce at the Manteca facility by approximately 75% and significantly reduced operating expenses to attempt to align its expenses more closely with revenue levels. The Company expects to invest the necessary resources in the Manteca Operation in order to offer its IC testing customers a wider range of services, and is currently in the process of strengthening relationships with key suppliers and potential customers. In addition, the Company has successfully renewed the ISO 9002 certification for the Manteca Operation, which had lapsed under Alphatec's ownership. If the revenues generated by the Manteca Operation are not maintained at a level necessary to offset operating expenses, if relationships with creditors, suppliers and actual or potential customers do not improve or if the ISO 9002 certification is not maintained, the Company's overall business, financial condition and results of operations could be materially adversely affected.

  Prior to the acquisition of the Manteca Operation by the Company, the Company and its personnel had no experience in providing semiconductor packaging services. Moreover, in February 1998, the Company transferred one of its founders to oversee the Manteca Operation. This individual has no experience in operating a provider of semiconductor packaging services. Any prolonged inability to attract and retain qualified personnel to manage the Manteca Operation could cause the Company to divert significant management resources from its testing business, which has historically represented substantially all of the Company's revenue. Any such diversion could have a material adverse effect on the Company's business, financial condition and results of operations.

NO ASSURANCE OF SUCCESSFUL EXPANSION OF OPERATIONS; MANAGEMENT OF RECENT
GROWTH

  The Company has experienced and is continuing to experience growth in the number of its employees, the scope of its operations and the complexity of its business and operations. This growth, which has included the acquisitions of DTS and the Manteca Operation in September 1997 and the expansion of the Company's operations in Hong Kong and Singapore, is expected to continue to strain the Company's managerial, financial, manufacturing and other resources. The Company's ability to manage any future growth effectively will require it to attract, train, motivate and manage new employees successfully, to integrate new employees into its overall operations and to continue to implement and improve its financial and operational systems. In this regard, the Company hired its first full time Chief Financial Officer in late calendar 1997. Neither the Company's Chief Financial Officer, nor any of the employees in its finance department, has worked in a similar capacity for a public company. The Company may experience certain inefficiencies as it integrates new operations and manages geographically dispersed operations. In addition, certain customers have required and may continue to require rapid increases in services from the Company, which have placed and may continue to place a significant burden on the Company's resources. The Company will continue to be required to manage its assets and operations efficiently. There can be no assurance that the Company will be able to manage its expansion effectively. Any failure to increase and improve its operational, financial and management systems could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Employees."

FUTURE ACQUISITIONS

  The Company's business strategy includes the expansion of its business capabilities, including potentially through acquisitions, joint ventures and other corporate alliances. Acquisitions involve numerous risks, including difficulties in assimilating the operations and financial condition, products, personnel and cultures of the acquired companies; difficulties in managing geographically disparate units effectively; diverting management attention from other day-to-day business concerns; difficulties entering markets or business in which the Company has limited or no direct experience; and the potential loss of key employees of the acquired companies. In addition, acquisitions may result in dilutive issuances of equity securities; the incurrence of additional debt; a reduction of existing cash balances; amortization expenses related to goodwill and other intangible assets; and other charges to operations that may have a material adverse effect on the Company's business, results of operations and financial condition. For example, the Alphatec Acquisition resulted in the incurrence of significant debt and amortization expenses related to goodwill and other intangible assets, and other charges to operations. Moreover, there can be no assurance that any equity or debt financings proposed in connection with any acquisition would be available to the Company on acceptable terms, or at all. Although the Company intends to carefully analyze any acquisition opportunity before committing its resources, there can be no assurance that any acquisition that is completed will result in long-term benefits to the Company or that the Company will be able to manage the resulting businesses effectively.

LIMITED INDEMNIFICATION PROTECTION RELATED TO THE ALPHATEC ACQUISITION

  In connection with the Alphatec Acquisition, Alphatec contractually agreed to retain certain potential liabilities relating to the Manteca Operation and DTS and to indemnify the Company for damages that may be incurred by the Company with respect to such potential liabilities, including, without limitation, liabilities relating to environmental matters, litigation, trade payables, and tax and employment matters. If the Company were unable to enforce such indemnification obligations against Alphatec, or if Alphatec did not have sufficient assets to pay for Alphatec's obligations, third parties could assert claims for retained or other liabilities against the Company. In addition, it is possible that creditors of Alphatec may pursue the Company for the liabilities of Alphatec on a "successor liability" theory or otherwise. The inability to successfully seek recourse and recover against Alphatec and the inability of the Company to defend itself against claims of third parties, could cause the Company to incur significant damages, fees and expenses, could divert significant management time and attention and could materially adversely affect relationships with its customers and suppliers. Any such outcome would have a material adverse effect on the Company's business, financial condition and results of operations.

EXPOSURE TO RAPID TECHNOLOGICAL CHANGE

  The semiconductor, PC and related industries are characterized by rapid technological change, including rapid increases in the diversity and complexity of ICs. This in turn requires rapid changes in the services offered by IC testing companies. Accordingly, the Company expects that it will need to continue to offer increasingly advanced IC testing procedures and services to its customers. The Company's efforts to develop advanced testing programs and procedures and to obtain and maintain advanced testing equipment will require significant capital expenditures in future years. Any failure by the Company to develop and enhance advanced testing procedures, or to obtain advanced testing equipment as technology changes, would have a material adverse effect on the Company's business, financial conditions and results of operations. In addition, advances in technology typically lead to rapid and significant price erosion of ICs, which may lead to pricing pressure on testing services for these ICs. Any failure by the Company to increase its testing efficiencies in response to such pricing pressures would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATING TO COMPLEXITY OF TESTING PROCESSES

  IC testing is a complex process involving significant technological and process expertise. In order to improve capacity utilization rates and efficiencies, the Company maintains advanced and costly equipment and develops conversion software programs which enable it to test certain ICs on multiple equipment platforms. Any failure by the Company to successfully develop conversion software programs could materially adversely affect its operating efficiencies. In addition, the Company's testing operations take place in test areas where air purity, temperature and humidity are controlled. The inability of the Company to control its testing environment could cause tested ICs or wafers to become nonfunctional. The Company has from time-to-time experienced, and may in the future experience, production interruptions due to technical problems occurring during the semiconductor testing process. Any interruption in the Company's operations resulting from prolonged production interruptions could have a material adverse effect on its business, financial condition and results of operations. See "Business--Facilities."

NEW TESTING FACILITY IN SINGAPORE

  The Company is currently utilizing a temporary facility in Singapore, where it currently operates two of its testers for its one customer in such facility. The Company anticipates that it will move its current Singapore testing operations to a larger leased facility in Singapore in mid-to late-1998. The Company plans to continue to increase its testing capacity and to secure additional customers in Singapore. There can be no assurance that the Company will attract new customers in Singapore. If the Company's revenues do not increase commensurate with anticipated increases in capacity and expenses in Singapore, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Facilities."

ABILITY TO OBTAIN TESTING EQUIPMENT IN A TIMELY MANNER

  The semiconductor testing and packaging business is capital intensive and requires investment in highly automated, expensive capital equipment manufactured by a limited number of suppliers, many of which are located in Asia or Europe. The market for capital equipment used in semiconductor testing has been, from time-to-time, characterized by intense demand, limited supply and long delivery cycles. The Company's operations and expansion plans are highly dependent upon its ability to obtain a significant amount of such capital equipment from a limited number of suppliers, including Credence Systems Corporation, Hewlett-Packard Company, LTX Corporation and Teradyne Corporation. The Company has no binding supply agreements with any such suppliers and acquires its testing equipment on a purchase order basis, which exposes the Company to substantial risks. For example, increased levels of demand in the capital equipment market may cause an increase in the price of equipment and may lengthen delivery cycles, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, adverse fluctuations in foreign currency exchange rates, particularly the Japanese yen, could result in increased prices for certain equipment purchased by the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Services."

DEPENDENCE ON KEY PERSONNEL AND AVAILABILITY OF SKILLED WORKFORCE

  The Company's future operating results depend to a large extent upon the continued services of its key executives and other skilled personnel. The Company is not the beneficiary of any "key person" life insurance policy on any such person. Moreover, none of the Company's key personnel is a party to any employment agreement or noncompetition agreement with the Company, except certain personnel of DTS who joined the Company in connection with the Alphatec Acquisition. There can be no assurance that any such agreements are enforceable against such persons. Further, all of the Company's founders are fully vested in their ownership interests in the Company. Although the Company has granted stock options to certain of its key employees who are not founders in order to provide incentives for such employees to remain with the Company, there can be no assurance that the Company will be able to retain its key employees.

  The Company's future operating results also depend in significant part upon the Company's ability to attract and retain qualified management, manufacturing, quality assurance, engineering, marketing, sales and support personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting or retaining such personnel. There may be only a limited number of persons with the requisite skills to serve in these positions, and it may be increasingly difficult for the Company to hire such personnel over time. The loss of some or all of such personnel, the loss of key engineers or other professionals, or the failure of the Company to recruit, train and retrain employees could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company may experience employee turnover due to several factors, including an expanding economy within the geographic area in which the Company maintains its principal business offices. High levels of employee turnover could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees."

INTELLECTUAL PROPERTY PROTECTION AND INFRINGEMENT

  The Company's future results of operations are dependent in part upon its proprietary technology. The Company has no patents and relies principally on confidentiality procedures, contractual provisions and trade secret laws to protect its intellectual property rights. There can be no assurance that any intellectual property rights owned by the Company will not be invalidated, circumvented or challenged or that the rights granted thereunder will provide competitive advantages to the Company. Further, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or that duplicate the Company's technology. As the Company expands its international operations, effective intellectual property protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

ENVIRONMENTAL REGULATIONS

  Federal, state and local regulations in the United States and regulations in other countries in which the Company operates impose various controls on the storage, handling, discharge and disposal of chemicals used in the manufacturing processes. The Company believes that its activities conform to present environmental and land use regulations applicable to its operations and current facilities. Increasing public attention has, however, been focused on the environmental impact of semiconductor manufacturing operations, and the risk to neighbors of chemical releases from such operations. The adoption of new regulations or different interpretations of existing regulations, or any failure by the Company to comply with applicable environmental and land use regulations or to restrict the discharge of hazardous substances, could subject the Company to future liability, require increased capital expenditures, curtail expansion plans or suspend the Company's operations. Compliance with such laws could result in significant costs which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the adoption of new regulations or different interpretations of existing regulations applicable to the Company's customers that are engaged in semiconductor manufacturing operations could cause such customers to curtail or suspend their manufacturing operations, which could result in a decrease in their demand for the Company's services. Any such decrease in demand could have a material adverse effect on the Company's business, financial condition and results of operations.

LIQUIDITY AND FUTURE CAPITAL REQUIREMENTS

  The Company plans to continue to incur substantial costs associated with the expansion of its testing capacity and facilities. The Company believes that the net proceeds from the sale of the Common Stock in this offering, together with existing cash balances, anticipated cash flow from operations and potentially available equipment lease financing, will be sufficient to meet its projected capital expenditures, working capital and other cash requirements for at least the next twelve months. There can be no assurance, however, that lower than expected revenues, increased expenses, increased costs associated with the purchase or maintenance of capital equipment, decisions to increase planned capacity or other events will not cause the Company to seek additional capital, or to seek capital earlier than currently expected. The timing and amount of the Company's actual capital requirements cannot be precisely determined and will depend upon a number of factors, including demand for the Company's services, availability of capital equipment, fluctuations in foreign currency exchange rates, changes in the condition of, and competitive factors in, the semiconductor, PC and related industries. There can be no assurance that additional capital will be available to the Company when needed or at all, or, if available, will be available on satisfactory terms. The Company's ability to incur additional indebtedness will be significantly limited as substantially all of its assets are secured by its principal bank lenders. Failure to obtain any additional capital in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

CONTINUED CONTROL BY EXISTING SHAREHOLDERS; EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

  The Company's officers and directors and their respective affiliates will, in the aggregate, own approximately 73.3% (or 75.0%, assuming the inclusion of options previously granted to such affiliates) of the Company's outstanding shares of Common Stock after this offering. As a result, such shareholders, acting together, will be able to effectively control all matters requiring approval by the shareholders of the Company, including the election of at least a majority of the members of the Board of Directors, proxy contests, mergers or asset sales involving the Company, tender offers, open market purchase programs or other purchases of Common Stock that could give shareholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. In addition, such continued control, together with certain provisions of the Company's Articles of Incorporation, including the Company's classified Board structure, equity incentive plans and bylaws and California law, could also have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price and may adversely affect the market price of the Common Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of preferred stock that may be issued from time to time. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire control of the Company. See "Principal and Selling Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding an aggregate of 22,500,000 shares of Common Stock, assuming the issuance of the 5,000,000 shares of Common Stock offered hereby and no exercise of the Underwriters' over-allotment option. Of the total outstanding shares of Common Stock, all 6,000,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Act. The remaining 16,500,000 shares will be "restricted securities" as defined in Rule 144 (the "Restricted Shares"). In the absence of any agreement to the contrary, the Restricted Shares may be sold in the public market beginning 90 days after the date of this Prospectus. Furthermore, the Company intends to register on a Registration Statement on Form S-8 at the date of this Prospectus, a total of 4,500,000 shares of Common Stock subject to outstanding options or reserved for issuance under the 1998 Stock Incentive Plan and 600,000 shares of Common Stock reserved for issuance under the 1998 Employee Stock Purchase Plan. See "Management--1998 Stock Incentive Plan" and "--1998 Employee Stock Purchase Plan." The Company, its directors and executive officers and each of its shareholders have agreed with the representatives of the Underwriters, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, for a period of 180 days after the date of this Prospectus without the written consent of Donaldson, Lufkin & Jenrette Securities Corporation, which consent may be given in such institution's sole discretion. The number of outstanding shares that will be available for sale in the public market, after giving effect to the lock-up agreements, will be as follows: (i) no shares of Common Stock, other than the 6,000,000 shares offered hereby, will be eligible for sale as of the effective date of this offering, (ii) 16,500,000 shares will be eligible for sale beginning 180 days after the effective date of this offering and (iii) approximately 981,375 shares issuable upon the exercise of vested options will be eligible for sale beginning 180 days after the effective date of this offering. Sales of substantial amounts of such Common Stock or other securities, or the prospect of such sales, could materially adversely affect the market price of the Common Stock and the Company's ability to raise capital through an offering of securities. See "Shares Eligible for Future Sale."

ABSENCE OF PUBLIC MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF COMMON STOCK PRICE

  Prior to the consummation of this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop or, if developed, will be maintained. The initial public offering price of the Common Stock will be determined by negotiations among the Company, the Selling Shareholders and the representatives of the Underwriters based on several factors, and may not be indicative of the market price of the Common Stock after the offering. See "Underwriting." In addition, the market price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's results of operations, the introduction of new services by the Company or its competitors, conditions and trends in the semiconductor, PC and related industries or the market for testing and packaging services, changes in or failure by the Company to meet securities analysts' expectations and general market conditions. In addition, the stock market from time-to-time has experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology and other comparable companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

MATERIAL BENEFIT TO INSIDERS

  Directors, executive officers and their affiliates of the Company are selling an aggregate of 1,000,000 shares in this offering, for aggregate gross proceeds of $11.0 million. See "Management--Executive Officers, Directors and Key Employee," "Principal and Selling Shareholders" and "Certain Relationships and Related Transactions."

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has assessed its software and advanced testing equipment and does not currently expect that any significant modifications will be required for such software or equipment. Moreover, the Company does not currently believe that the total cost of any potential modifications will be material. There can be no assurance, however, that the Company or its vendors will be able to modify timely and successfully their respective services and systems to comply with year 2000 requirements. Any failure to become year 2000 compliant on the part of the Company or its vendors, or the incurrence by the Company or its vendors of any costs associated with related litigation, could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITATIONS ON DIVIDENDS

  The Company has not declared or paid cash dividends on its Common Stock, and the Company anticipates that any future earnings will be retained for investment in its business. Any payment of cash dividends in the future will be at the discretion of the Company's Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions. The Company's agreements with its lenders prohibits the payment of cash dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

IMMEDIATE SUBSTANTIAL DILUTION

  Investors participating in this offering will incur an immediate substantial dilution of approximately 68.9% of their investment in the Common Stock in that the net tangible book value of the Common Stock after the offering will be approximately $3.42 per share as compared to an assumed initial public offering price of $11.00 per share. See "Dilution."

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

  This Prospectus may contain certain forward-looking statements, including without limitation, statements concerning the Company's operations, economic performance and financial condition, including in particular, statements relating to the Company's growth strategy. The words "believe," "expect," "anticipate" and other similar expressions generally identify any such forward-looking statements. Prospective investors are cautioned not to place undue reliance on any such forward-looking statements. Any such forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under this section entitled "Risk Factors" and elsewhere in this Prospectus. Actual results could differ materially from any such forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, changes with respect to the Company's current competitors or the emergence of new competitors and various competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in any such forward-looking statements contained in this Prospectus will in fact occur.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered hereby are estimated to be approximately $49,200,000, assuming an initial public offering price of $11.00 per share and after deduction of the underwriting discounts and commissions and estimated related offering expenses payable by the Company.

  The Company currently intends to use the net proceeds from this offering to repay an aggregate of $22.7 million of existing indebtedness (plus accrued interest) outstanding under various term loans, promissory notes and its line of credit, which bear interest at the prime rate plus applicable margins of up to 0.75% and mature from 1998 to 2003. All $22.7 million of such indebtedness was incurred in fiscal 1997 and was used to fund the Alphatec Acquisition. The remaining proceeds will be used for capital expenditures of approximately $21 million to expand capacity in the remainder of fiscal 1998 and other working capital and general corporate purposes, including the payment of $1.6 million of accrued bonuses to Messrs. Raissi and Grammer. A portion of the net proceeds may also be used for strategic acquisitions of businesses, products or technologies complementary to those of the Company. There are currently no negotiations, commitments or agreements with respect to any acquisitions. Pending such uses, the Company intends to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

  The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

  The Company has never declared or paid cash dividends on its Common Stock. The Company currently does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. In addition, the Company is prohibited by certain agreements from paying cash dividends. See Note 4 of Notes to Consolidated Financial Statements of the Company.

                                CAPITALIZATION

  The following table sets forth at April 30, 1998: (i) the actual short-term debt, including current portion of long-term debt, and the total capitalization of the Company and (ii) the short-term debt, including current portion of long-term debt, and the total capitalization of the Company as adjusted to reflect the sale by the Company of 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of a portion of the proceeds therefrom to retire $22.7 million of outstanding indebtedness. This table should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                         AS OF APRIL 30, 1998
                                                         -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                            (IN THOUSANDS,
                                                         EXCEPT SHARE AMOUNTS)
Short-term debt, including current portion of long-term
 debt..................................................  $   17,565   $    3,266
                                                         ==========   ==========
Long-term debt, less current portion...................  $   18,995   $   10,585
Shareholders' equity:
  Preferred Stock, 3,000,000 shares, $.001 par value
   per share, authorized; none issued and outstanding
   actual and as adjusted .............................         --           --
  Common Stock, 50,000,000 shares, $.001 par value per
   share, authorized; 17,500,000 shares issued and
   outstanding actual; 22,500,000 shares issued and
   outstanding as adjusted(1)..........................          18           23
  Additional paid-in capital...........................         546       49,741
  Retained earnings....................................      29,379       29,379
                                                         ----------   ----------
    Total shareholders' equity.........................      29,943       79,143
                                                         ----------   ----------
Total capitalization...................................  $   48,938   $   89,728
                                                         ==========   ==========

---------------------
(1) Based on the number of shares of Common Stock outstanding as of April 30, 1998. Excludes as of April 30, 1998: (i) 2,902,800 shares of Common Stock issuable upon exercise of options currently outstanding under the Company's 1998 Stock Incentive Plan at a weighted average exercise price of $8.08 per share; (ii) 1,597,200 shares of Common Stock issuable upon exercise of options reserved for future issuance under the Company's 1998 Stock Incentive Plan; and (iii) 600,000 shares of Common Stock reserved for future issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management--1998 Stock Incentive Plan" and "--1998 Employee Stock Purchase Plan" and Notes 5 and 10 of Notes to Consolidated Financial Statements of the Company.

                                   DILUTION

  Purchasers of the Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value per share of Common Stock. The net tangible book value of the Company as of April 30, 1998 was $27,854,000, or $1.59 per share of Common Stock. "Net tangible book value" per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value after April 30, 1998, other than to give effect to the sale by the Company of 5,000,000 shares offered hereby at an assumed initial public offering price of $11.00 per share resulting in estimated net proceeds of $49,200,000 to the Company. The pro forma net tangible book value of the Company as of April 30, 1998 would have been approximately $77,054,000, or $3.42 per share. This represents an immediate increase in such net tangible book value of $1.83 per share to existing shareholders and an immediate dilution of $7.58 per share to new shareholders. The following table illustrates this per share dilution:

   Assumed initial public offering price per share................       $11.00
     Net tangible book value per share as of April 30, 1998....... $1.59
     Increase attributable per share attributable to new
      investors...................................................  1.83
                                                                   -----
   Pro forma net tangible book value per share after the
    offering......................................................         3.42
                                                                         ------
   Dilution to new investors......................................       $ 7.58
                                                                         ======

  The following table summarizes, on a pro forma basis as of April 30, 1998, the differences between the existing shareholders and the new shareholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share, based upon an assumed public offering price of $11.00 per share (before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company):

                             SHARES PURCHASED  TOTAL CONSIDERATION
                            ------------------ -------------------  AVERAGE PRICE
                              AMOUNT   PERCENT   AMOUNT    PERCENT    PER SHARE
   Existing
    shareholders(1)........ 17,500,000   77.8% $   564,000   1.0 %     $ 0.03
   New public
    investors(1)...........  5,000,000   22.2   55,000,000  99.00       11.00
                            ----------  -----  ----------- ------
     Total................. 22,500,000  100.0% $55,564,000 100.0 %
                            ==========  =====  =========== ======

---------------------
(1) Sales by the Selling Shareholders in this offering will reduce the number of shares of Common Stock held by existing shareholders to 16,500,000 shares or to approximately 73.3% of the total number of shares of Common Stock outstanding after this offering (16,500,000 shares or approximately 70.5% of the total number of shares of Common Stock outstanding after this offering if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares held by new investors to 6,000,000 or to approximately 26.7% of the total number of shares of Common Stock outstanding after this offering (6,900,000 shares, or approximately 29.5% of the total number of shares of Common Stock outstanding after this offering, if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

  The above computations are based on the number of shares of Common Stock outstanding as of April 30, 1998. Excludes as of April 30, 1998: (i) 2,902,800 shares of Common Stock issuable upon exercise of options currently outstanding under the Company's 1998 Stock Incentive Plan at a weighted average exercise price of $8.08 per share; (ii) 1,597,200 shares of Common Stock issuable upon exercise of options available for future issuance under the Company's 1998 Stock Incentive Plan; and (iii) 600,000 shares of Common Stock reserved for future issuance under the Company's 1998 Employee Stock Purchase Plan. See "Management--1998 Stock Incentive Plan" and "--1998 Employee Stock Purchase Plan" and Notes 5 and 10 of Notes to Consolidated Financial Statements of the Company.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company, including the notes thereto, which appear elsewhere in this Prospectus. The selected consolidated statement of operations data presented below for each of the years ended October 31, 1995, 1996 and 1997 and the consolidated balance sheet data presented below as of October 31, 1996 and 1997 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The consolidated statement of operations data for the year ended October 31, 1994 and the consolidated balance sheet data as of October 31, 1995 are derived from audited consolidated financial statements of the Company not included herein. The consolidated statements of operations data for the year ended October 31, 1993 and the consolidated balance sheet data as of October 31, 1993 and 1994 are derived from unaudited consolidated financial statements not included herein. The consolidated statement of operations data for the six months ended April 30, 1997 and 1998 and the consolidated balance sheet data as of April 30, 1998 are derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus. The unaudited consolidated financial statements of the Company include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. The consolidated statement of operations data for the six months ended April 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending October 31, 1998.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                         SIX MONTHS
                                                                            ENDED
                                 YEAR ENDED OCTOBER 31,                   APRIL 30,
                         -------------------------------------------  ------------------
                          1993     1994     1995     1996    1997(1)   1997      1998
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
 Revenues............... $13,440  $15,548  $22,321  $25,354  $35,532  $12,675   $40,538
 Cost of revenues.......   6,557    6,760    8,953   12,094   17,950    6,917    19,065
                         -------  -------  -------  -------  -------  -------   -------
 Gross profit...........   6,883    8,788   13,368   13,260   17,582    5,758    21,473
                         -------  -------  -------  -------  -------  -------   -------
 Operating expenses:
  Research and
   development..........     571      601    1,048    1,111    1,097      457     1,322
  Selling, general and
   administrative.......   2,871    3,852    3,843    3,932    7,229    1,839     8,128
                         -------  -------  -------  -------  -------  -------   -------
   Total operating
    expenses............   3,442    4,453    4,891    5,043    8,326    2,296     9,450
                         -------  -------  -------  -------  -------  -------   -------
 Income from
  operations............   3,441    4,335    8,477    8,217    9,256    3,462    12,023
 Other income (expense):
  Interest and other
   income, net..........     311      398      523      504      804      258        30
  Interest expense......    (412)    (374)    (403)    (530)    (741)    (282)   (1,695)
                         -------  -------  -------  -------  -------  -------   -------
   Total other income
    (expense)...........    (101)      24      120      (26)      63      (24)   (1,665)
                         -------  -------  -------  -------  -------  -------   -------
 Income before income
  taxes.................   3,340    4,359    8,597    8,191    9,319    3,438    10,358
 Provision for income
  taxes.................   1,354    1,891    3,667    3,343    3,579    1,320     3,937
                         -------  -------  -------  -------  -------  -------   -------
 Net income............. $ 1,986  $ 2,468  $ 4,930  $ 4,848  $ 5,740  $ 2,118   $ 6,421
                         =======  =======  =======  =======  =======  =======   =======
 Net income per
  share(2):
  Basic................. $  0.11  $  0.14  $  0.28  $  0.28  $  0.33  $  0.12   $  0.37
                         =======  =======  =======  =======  =======  =======   =======
  Diluted............... $  0.11  $  0.14  $  0.28  $  0.28  $  0.33  $  0.12   $  0.36
                         =======  =======  =======  =======  =======  =======   =======
 Number of shares used
  in per share
  calculations(2):
  Basic.................  17,500   17,500   17,500   17,500   17,500   17,500    17,500
  Diluted...............  17,500   17,500   17,500   17,500   17,500   17,500    18,001
                                    AS OF OCTOBER 31,                            AS OF
                         -------------------------------------------           APRIL 30,
                          1993     1994     1995     1996     1997               1998
                                              (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash
  equivalents........... $ 1,759  $ 2,457  $ 6,130  $ 4,655  $ 4,969            $ 7,694
 Working capital
  (deficiency)..........      13    2,679    2,937    3,020   (8,665)           (15,485)
 Total assets...........  12,975   14,658   24,713   29,995   70,843             88,496
 Short-term debt,
  including current
  portion of long-term
  debt..................      --      451      880    1,414   14,861             17,565
 Long-term debt, less
  current portion.......   3,800    3,756    4,534    4,595   17,189             18,995
 Retained earnings......   4,975    7,440   12,370   17,218   22,958             29,379
 Total shareholders'
  equity................   5,515    8,004   12,934   17,782   23,522             29,943

--------------------
(1) Results of operations data for fiscal 1997 include the post-Alphatec Acquisition results of operations of DTS and the Manteca Operation, which were acquired in September 1997 and accounted for under the purchase method of accounting. See Note 2 of Notes to Consolidated Financial Statements of the Company.
(2) See Note 1 of Notes to Consolidated Financial Statements of the Company for an explanation of the method used to determine the number of shares used in computing net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  In addition to the other information in this Prospectus, the following discussion should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered by this Prospectus. Sections of this Prospectus, including this section and the sections entitled "Business" may contain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under "Risk Factors" and elsewhere in this Prospectus. Any forward-looking statements are made as of the date of this Prospectus and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ or have differed materially from those anticipated in such forward-looking statements.

OVERVIEW

  The Company provides a broad range of integrated circuit ("IC") testing and evaluation services. The Company also offers semiconductor packaging services at its Manteca, California facility. Historically, the Company has focused on final testing of primarily high performance logic and mixed-signal ICs. The Company also provides a variety of additional services related to IC testing, including wafer sort, production monitoring, reliability analysis and software development. The Company began providing testing services in the United States in 1983 and significantly increased its testing capacity in 1997. In order to address international opportunities, the Company established a testing presence in Hong Kong in 1995 and began testing operations in Singapore in March 1998. In the first six months of fiscal 1998, approximately 82.9% of the Company's revenues were derived from operations in the United States, with the remainder derived from the Company's operations in Hong Kong and Singapore.

  To expand its capacity and broaden its range of services, effective September 11, 1997, the Company purchased for approximately $31.2 million, including acquisition costs, certain assets of Alphatec USA, Inc. ("Alphatec") (the "Alphatec Acquisition"). The Alphatec Acquisition was financed by various term loans and short-term borrowings. The transaction was accounted for using the purchase method of accounting and, on this basis, the excess purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed was allocated to goodwill in the amount of $1.6 million and a covenant not to compete in the amount of $1.0 million. The assets acquired in the Alphatec Acquisition included 100% of the capital stock of Digital Testing Services, Inc. ("DTS"), and selected assets and liabilities of Alphatec relating to its Manteca, California packaging operation (the "Manteca Operation"). DTS provides a broad range of semiconductor testing and validation services throughout the semiconductor production process, with a primary focus on the initial development stage. The Manteca Operation provides semiconductor packaging services, including quickturn and prototype packaging. The consolidated financial statements of the Company include the results of the operations acquired in the Alphatec Acquisition from the date of acquisition.

  The Company has made significant investments to increase its testing capacity. The Company's focus has primarily been on increasing capacity for testing higher complexity ICs. Since the Company generally charges for its services per hour of tester time, testing more complex, high-performance devices tends to generate higher revenues and margins, because testing services related to such products are priced significantly higher per CPU second and involve longer testing times than testing less complex or lower performance products. The Company expects to continue to make substantial investments in expanding its capacity in the future.

  As a result of the capital intensive nature of the Company's business, the Company's operations are characterized by high fixed costs. Consequently, gross margins can be significantly impacted by capacity utilization rates. As the Company expands its capacity, margins can be negatively affected for a period of time until utilization rates can be optimized. The Company attempts to improve its capacity utilization rates by (i) repositioning older test equipment to test less complex and lower performance products; (ii) developing test conversion programs, which allow the Company to test ICs on multiple platforms; (iii) developing internal maintenance capabilities, which help to decrease down time of the Company's testing equipment; and (iv) using existing test equipment to provide other services, such as wafer sort. The Company's ability to maintain or enhance its gross margins will continue to be dependent, in part, on its ability to effectively manage capacity utilization rates.

  The average selling price for the Company's services, calculated on a hourly basis, historically has not fluctuated to a significant degree. However, the average selling price per device tested has varied and is expected to continue to vary due to a number of factors, including the level of device complexity and the time required to test each device. The Company expects that average selling prices for its services may decline in the future, principally due to intense competitive conditions and other factors. A decline in average selling prices of the Company's services, if not offset by reductions in the cost of providing those services or by a shift to testing higher margin products, would decrease the Company's gross margin and could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company believes there is a trend toward customers requesting turnkey testing and packaging services. Since November 1997, the Company has entered into arrangements with two of its customers to provide such turnkey services. In providing such turnkey services, the Company intends to use the services of independent assembly contractors to perform the packaging functions. The Company currently anticipates that, for the foreseeable future, the incremental costs incurred by it in utilizing the services of such independent assembly contractors will substantially offset the incremental revenues derived by it for providing packaging services under these turnkey arrangements. Consequently, the Company believes, while these arrangements may favorably impact its revenues, they may have a negative impact on its gross margins.

  The Company's customer base is comprised primarily of vertically integrated semiconductor companies and fabless semiconductor companies. The Company's customers include C-Cube Microsystems, Inc., Cirrus Logic, Hana Technologies, Hewlett-Packard Company, LSI Logic, Motorola, Inc., National Semiconductor Corporation, Philips Electronics, N.V., S3 Incorporated and Xilinx, Inc. Hana Technologies accounted for 21.4%, 30.2% and 17.0% of the Company's revenues in fiscal 1996, fiscal 1997 and the six months ended April 30, 1998, respectively. A significant portion of the business that the Company derives from Hana Technologies relates to testing services for LSI Logic. Additionally, LSI Logic directly accounted for 29.5% and 16.1% of the Company's revenues in fiscal 1995 and fiscal 1996, respectively. Cirrus Logic accounted for 12.3% of the Company's revenues in the six months ended April 30, 1998. No other customer accounted for more than 10% of the Company's revenues during these periods.

  Prior to being acquired by the Company, the Manteca Operation had generated significant losses from operations, had disproportionately high operating expenses, had experienced delays in paying creditors and suppliers and had difficulties satisfying customer demand. In response to these conditions, prior to the Company's acquisition of the Manteca Operation, Alphatec reduced its workforce at the Manteca facility by approximately 75% and significantly reduced operating expenses to attempt to align its expenses more closely with revenue levels. The Company expects to invest additional resources in the Manteca Operation in order to offer its IC testing customers a wider range of services, and is currently in the process of strengthening relationships with key suppliers and customers. In addition, the Company has successfully renewed the ISO 9002 certification for the Manteca Operation, which had lapsed under Alphatec's ownership. If the revenues generated by the Manteca Operation are not maintained at a level necessary to offset its operating expenses, if relationships with its creditors, suppliers and customers do not improve or if ISO 9002 certification is not maintained, the Company's overall business, financial condition and results of operations could be materially adversely affected. Until recently, the Manteca Operation (which accounted for approximately 10% of the Company's revenues in the first six months of fiscal
1998) had been almost entirely dependent on two customers. One of such customers is no longer a customer of the Manteca Operation. Revenues derived from this former customer of the Manteca Operation were $588,000, or approximately 14% of the Manteca Operation's total revenues in the six months ended April 30, 1998. The Company does not expect that the loss of this customer of the Manteca Operation by itself will have a material adverse effect on the results of the operations of the Company, as revenues from this customer represented less than 1.5% of the Company's consolidated revenues for the six months ended
April 30, 1998.

  The United States dollar is the functional currency of the Company's foreign subsidiaries and substantially all of its revenues are collected in United States dollars. Exchange gains and losses resulting from transactions denominated in currencies other than the United States dollar are included in the Company's results of operations. To date, such amounts have not been material, and the Company has not undertaken any foreign currency hedging activities.

RESULTS OF OPERATIONS

  The following table sets forth certain selected consolidated statement of operations data as a percentage of revenues for the periods indicated:

                                                                SIX MONTHS
                                   YEAR ENDED OCTOBER 31,     ENDED APRIL 30,
                                   -------------------------  ----------------
                                    1995     1996     1997     1997     1998
Revenues..........................   100.0%   100.0%   100.0%   100.0%   100.0%
Cost of revenues..................    40.1     47.7     50.5     54.6     47.0
                                   -------  -------  -------  -------  -------
Gross profit......................    59.9     52.3     49.5     45.4     53.0
                                   -------  -------  -------  -------  -------
Operating expenses:
  Research and development........     4.7      4.4      3.1      3.6      3.3
  Selling, general and
   administrative.................    17.2     15.5     20.3     14.5     20.0
                                   -------  -------  -------  -------  -------
    Total operating expenses......    21.9     19.9     23.4     18.1     23.3
                                   -------  -------  -------  -------  -------
Income from operations............    38.0     32.4     26.1     27.3     29.7
Other income (expense):
  Interest and other income
   (expense), net.................     2.3      2.0      2.3      2.0      0.1
  Interest expense................    (1.8)    (2.1)    (2.1)    (2.2)    (4.3)
                                   -------  -------  -------  -------  -------
    Total other income (expense)..     0.5     (0.1)     0.2     (0.2)    (4.2)
                                   -------  -------  -------  -------  -------
Income before income taxes........    38.5     32.3     26.3     27.1     25.5
Provision for income taxes........    16.4     13.2     10.1     10.4      9.7
                                   -------  -------  -------  -------  -------
Net income........................    22.1%    19.1%    16.2%    16.7%    15.8%
                                   =======  =======  =======  =======  =======

 REVENUES

  Fiscal Years Ended October 31, 1995, 1996 and 1997. The Company's revenues are comprised of revenue from final test, wafer sort, engineering, packaging, qualification, burn-in and related services. Revenues increased from $22.3 million in fiscal 1995 to $25.4 million in fiscal 1996 and to $35.5 million in fiscal 1997. The increase in revenues of $3.1 million or 13.6% from fiscal 1995 to fiscal 1996 was due primarily to revenues derived from the Company's Hong Kong operations, which were established in late fiscal 1995. This increase was partially offset by a decline in revenues of $2.1 million or 9.6% from the Company's domestic operations due to market conditions in the semiconductor industry. The increase in revenues of $10.2 million or 40.1% from fiscal 1996 to fiscal 1997 was due primarily to the expansion of the Company's testing capacity and utilization thereof, primarily in its Hong Kong operations and, due to the inclusion of revenues from DTS and the Manteca Operation of approximately $5.0 million for the period subsequent to the Alphatec Acquisition.

  Six Months Ended April 30, 1997 and 1998. Revenues increased by $27.8 million from $12.7 million in the six months ended April 30, 1997 to $40.5 million in the six months ended April 30, 1998, due primarily to the inclusion of revenues of approximately $18.6 million generated by DTS and the Manteca Operation. In addition, revenues increased due to the continued expansion and utilization of the Company's testing capacity at all of its locations. The Company anticipates that due to prevailing conditions in the semiconductor market, its quarterly revenues in the near future will remain relatively flat and may possibly decline from levels experienced in recent periods.

 GROSS PROFIT

  Fiscal Years Ended October 31, 1995, 1996 and 1997. Cost of revenues includes depreciation, direct and indirect labor, materials and overhead costs. Gross profit was $13.4 million in fiscal 1995, $13.3 million in fiscal

1996 and $17.6 million in fiscal 1997. Gross profit as a percentage of revenues, or gross margin, was 59.9% in fiscal 1995, 52.3% in fiscal 1996 and 49.5% in fiscal 1997. The decrease in gross margin from fiscal 1995 to fiscal 1996 was due primarily to lower capacity utilization rates in the Company's domestic operations, partially offset by higher capacity utilization in its Hong Kong operations. The decrease in gross margin from fiscal 1996 to fiscal 1997 was due primarily to an increase in capacity that was under-utilized due to a general slowdown in the semiconductor industry.

  Six Months Ended April 30, 1997 and 1998. Gross profit increased by 273% from $5.8 million in the six months ended April 30, 1997 to $21.5 million in the six months ended April 30, 1998. This increase was due primarily to increased capacity at the Company's domestic and Hong Kong operations and the utilization thereof, and the inclusion of the results of DTS and the Manteca Operation. Gross margin increased from 45.4% in the six months ended April 30, 1997 to 53.0% in the six months ended April 30, 1998, reflecting an improvement in testing capacity utilization rates at the Company's locations. There can be no assurance that such trend will continue. The Company's gross margin has tended to fluctuate due in part to timing of costs associated with the acquisition of additional equipment to expand capacity and the delay associated with utilizing such expanded capacity. As the Company continues to expand capacity, the Company expects that its gross profit as a percentage of revenues, or gross margin, will continue to fluctuate from period-to-period.

 RESEARCH AND DEVELOPMENT

  Fiscal Years Ended October 31, 1995, 1996 and 1997. Research and development expenses consist primarily of salaries, bonuses, facilities and other employee related costs. Research and development expenses were $1.0 million in fiscal 1995, $1.1 million in fiscal 1996 and $1.1 million in fiscal 1997. As a percentage of revenues, research and development expenses were 4.7%, 4.4% and 3.1% in fiscal 1995, 1996 and 1997, respectively. Research and development expenses remained relatively flat from fiscal 1995 to fiscal 1997, but decreased as a percentage of revenues as revenues increased.

  Six Months Ended April 30, 1997 and 1998. Research and development expenses increased from $457,000 in the six months ended April 30, 1997 to $1.3 million in the six months ended April 30, 1998. This increase was primarily a result of the inclusion of the results of DTS and the Manteca Operation. As a percentage of revenues, research and development expenses decreased from 3.6% in the six months ended April 30, 1997 to 3.3% in the six months ended
April 30, 1998, primarily as a result of an increase in revenues between such periods. The Company expects that research and development expenses may increase in absolute dollars over historical levels. Additionally, such expenses will continue to fluctuate as percentage of revenues from period to period.

 SELLING, GENERAL AND ADMINISTRATIVE

  Fiscal Years Ended October 31, 1995, 1996 and 1997. Selling, general and administrative expenses consist primarily of salaries, bonuses, facilities maintenance expenses, selling and marketing expenses, other employee related costs and amortization of goodwill and other intangibles. Selling, general and administrative expenses were $3.8 million in fiscal 1995, $3.9 million in fiscal 1996 and $7.2 million in fiscal 1997. As a percentage of revenues, selling, general and administrative expenses were 17.2%, 15.5% and 20.3% in fiscal 1995, 1996 and 1997, respectively. The increase in selling, general and administrative expenses in fiscal 1997 compared to fiscal 1996 was due primarily to a charge related to certain employment related bonuses aggregating $2.0 million, and the inclusion of expenses of DTS and the Manteca Operation aggregating $780,000.

  Six Months Ended April 30, 1997 and 1998. Selling, general and administrative expenses increased from $1.8 million in the six months ended April 30, 1997 to $8.1 million in the six months ended April 30, 1998. As a percentage of revenues, selling, general and administrative expenses increased from 14.5% in the six months ended April 30, 1997 to 20.0% in the six months ended April 30, 1998. These increases were primarily a result of the inclusion of expenses of DTS and the Manteca Operation of approximately $3.4 million and a charge of $1.8 million related to certain employment bonuses during the six months ended April 30, 1998. The Company expects that selling, general and administrative expenses may increase in absolute dollars over historical levels. Additionally, such expenses will continue to fluctuate as a percentage of revenues from period to period.

 EXECUTIVE PERFORMANCE RELATED AND OTHER EMPLOYMENT RELATED COMPENSATION

  Historically, the Company has awarded significant amounts of performance related and other employment related compensation to its key executives. Performance and other employment related bonuses awarded to executives aggregated $2.1 million, $1.9 million, $3.3 million and $1.8 million in fiscal 1995, 1996, 1997 and the six months ended April 30, 1998, respectively. In October 1997, the Company introduced stock-based compensation for its executives and other employees. Consequently, the Company currently anticipates that executive performance and other employment-related cash bonuses awarded to executives in future periods will be lower than historical levels.

 INTEREST AND OTHER INCOME, NET

  Fiscal Years Ended October 31, 1995, 1996 and 1997. Interest income includes income from certificates of deposits and other interest bearing deposits. Other income includes rental income and capital gains or losses from the sale of equipment. Interest and other income was $523,000, $504,000 and $804,000 in fiscal 1995, 1996 and 1997, respectively. The increase in fiscal 1997 compared to fiscal 1996 resulted primarily from capital gains on disposition of equipment.

  Six Months Ended April 30, 1997 and 1998. Interest and other income, net in the six months ended April 30, 1997 was $258,000. Interest and other income, net in the six months ended April 30, 1998 was $30,000.

 INTEREST EXPENSE

  Fiscal Years Ended October 31, 1995, 1996 and 1997. Interest expense consists primarily of interest payable on capital leases and term loans secured by the Company's facilities and equipment. The Company has historically financed the acquisition of equipment primarily through funds generated by operations and with limited use of capital leases. The Company financed the Alphatec Acquisition through various term loans and short-term lines of credit, which carry interest rates at prime plus applicable margins of up to 0.75%. Interest expense increased from $403,000 in fiscal 1995 to $530,000 in fiscal 1996 and to $741,000 in fiscal 1997. The increase in fiscal 1997 compared to fiscal 1996 was due primarily to the increased indebtedness incurred in connection with the Alphatec Acquisition.

  Six Months Ended April 30, 1997 and 1998. Interest expense in the six months ended April 30, 1997 and 1998 was $282,000 and $1.7 million, respectively. This increase was due primarily to an increase in indebtedness incurred in connection with the Alphatec Acquisition.

 PROVISION FOR INCOME TAXES

  Fiscal Years Ended October 31, 1995, 1996 and 1997. The Company's provisions for income taxes in fiscal 1995, 1996 and 1997 was $3.7 million, $3.3 million and $3.6 million, respectively, reflecting effective tax rates of approximately 43%, 41% and 38%, respectively. The decrease in the Company's effective tax rate from fiscal 1995 to fiscal 1997 primarily reflects the increase in operations in Hong Kong, where income tax rates are typically lower than those in the United States.

  Six Months Ended April 30, 1997 and 1998. The provision for income taxes in the six months ended April 30, 1997 and 1998 was $1.3 million and $3.9 million, respectively, reflecting an effective tax rate of 38% for both periods.

 RECENTLY ISSUED ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement No. 131, "Disclosures About Segments of An Enterprise and Related Information" ("SFAS 131"). SFAS 130 established rules for reporting and displaying comprehensive income. SFAS 131 will require the Company to use the "management approach" in disclosing segment information. Both statements are effective for the Company during fiscal 1998. The Company does not believe that the adoption of either SFAS 130 or SFAS 131 will have a material impact on the financial statement disclosures made by the Company.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited consolidated statement of operations data, both in dollar amounts and as a percentage of revenues, for the ten quarters in the period ended April 30, 1998. The data set forth below have been derived from unaudited consolidated financial statements of the Company and have been prepared on the same basis as the audited financial statements, and in the opinion of management, include all necessary adjustments, consisting of only normal recurring adjustments, that the Company considers necessary for a fair presentation of the results of interim periods. The quarterly statement of operations data should be read in conjunction with the consolidated financial statements of the Company and the notes thereto appearing elsewhere in this Prospectus. The Company's results of operations have varied and will continue to vary significantly from quarter to quarter and are not necessarily indicative of the results of any future period. In addition, as a result of the Alphatec Acquisition in September 1997, the Company believes that historical period-to-period comparisons should not be relied upon as an indication of future performance.

                                                                                                      FISCAL 1998
                               FISCAL 1996 QUARTER ENDED           FISCAL 1997 QUARTER ENDED         QUARTER ENDED
                          ----------------------------------- -----------------------------------  ------------------
                          JAN. 31, APR. 30, JULY 31, OCT. 31, JAN. 31, APR. 30, JULY 31, OCT. 31,  JAN. 31,  APR. 30,
                            1996     1996     1996     1996     1997     1997     1997     1997      1998      1998
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues................   $6,285   $7,048   $6,488   $5,533   $6,198   $6,477   $7,707  $15,150   $20,291   $20,247
Cost of revenues........    3,072    3,155    3,156    2,711    3,430    3,487    3,797    7,236     9,483     9,582
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Gross profit............    3,213    3,893    3,332    2,822    2,768    2,990    3,910    7,914    10,808    10,665
Operating expenses......    1,208    1,319    1,256    1,260    1,152    1,144    1,260    4,770     5,662     3,788
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Income from operations..    2,005    2,574    2,076    1,562    1,616    1,846    2,650    3,144     5,146     6,877
Other income (expense),
 net....................      (20)     166      (45)    (127)     (65)      41      (72)     159      (902)     (763)
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Income before income
 taxes..................    1,985    2,740    2,031    1,435    1,551    1,887    2,578    3,303     4,244     6,114
Provision for income
 taxes..................      810    1,119      829      585      596      724      990    1,269     1,613     2,324
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Net income..............   $1,175   $1,621   $1,202   $  850   $  955   $1,163   $1,588  $ 2,034   $ 2,631   $ 3,790
                           ======   ======   ======   ======   ======   ======   ======  =======   =======   =======
Net income per share:
 Basic..................   $ 0.07   $ 0.09   $ 0.07   $ 0.05   $ 0.05   $ 0.07   $ 0.09  $  0.12   $  0.15   $  0.22
                           ======   ======   ======   ======   ======   ======   ======  =======   =======   =======
 Diluted................   $ 0.07   $ 0.09   $ 0.07   $ 0.05   $ 0.05   $ 0.07   $ 0.09  $  0.12   $  0.15   $  0.21
                           ======   ======   ======   ======   ======   ======   ======  =======   =======   =======
Number of shares used in
 per share calculations:
 Basic..................   17,500   17,500   17,500   17,500   17,500   17,500   17,500   17,500    17,500    17,500
 Diluted................   17,500   17,500   17,500   17,500   17,500   17,500   17,500   17,500    17,783    18,219
                                                         AS A PERCENTAGE OF REVENUES
                          -------------------------------------------------------------------------------------------
Revenues................    100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%    100.0%    100.0%
Cost of revenues........     48.9     44.8     48.6     49.0     55.3     53.8     49.3     47.8      46.7      47.3
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Gross profit............     51.1     55.2     51.4     51.0     44.7     46.2     50.7     52.2      53.3      52.7
Operating expenses......     19.2     18.7     19.4     22.8     18.6     17.7     16.3     31.4      27.9      18.7
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Income from operations..     31.9     36.5     32.0     28.2     26.1     28.5     34.4     20.8      25.4      34.0
Other income (expense),
 net....................     (0.3)     2.4     (0.7)    (2.3)    (1.1)     0.6     (0.9)     1.0      (4.4)     (3.8)
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Income before income
 taxes..................     31.6     38.9     31.3     25.9     25.0     29.1     33.5     21.8      21.0      30.2
Provision for income
 taxes..................     12.9     15.9     12.8     10.6      9.6     11.2     12.9      8.4       8.0      11.5
                           ------   ------   ------   ------   ------   ------   ------  -------   -------   -------
Net income..............     18.7%    23.0%    18.5%    15.3%    15.4%    17.9%    20.6%    13.4%     13.0%     18.7%
                           ======   ======   ======   ======   ======   ======   ======  =======   =======   =======

  The Company's quarterly revenues are affected by the timing and size of the orders received from customers. Revenues in the two quarters ended October 31, 1996 and January 31, 1997 were negatively impacted by a slowdown in the semiconductor industry which adversely affected utilization at the Company's domestic testing facility. The Company's revenues increased significantly in the three most recent quarters ended October 31, 1997, January 31, 1998 and April 30, 1998 compared to the corresponding periods in the prior fiscal year, due primarily to revenues generated by DTS and the Manteca Operation, which were acquired in September 1997, and increased revenues derived from the Company's other facilities.

  As a result of the capital intensive nature of the Company's business, the Company's cost structure is characterized by high fixed costs. The Company's gross margin has tended to fluctuate due in part to timing of costs associated with the acquisition of additional equipment to expand capacity and the delay associated with utilizing such expanded capacity. In the quarter ended January 31, 1997, the Company's gross margin decreased to 44.7% from 51.0% in the prior quarter, primarily due to lower capacity utilization rates and pricing pressures as a result of a slowdown in the semiconductor industry. The Company's gross margin improved gradually in fiscal 1997 primarily as a result of improved capacity utilization rates. As the Company continues to expand capacity, the Company expects that its gross margin will continue to fluctuate.

  The Company's quarterly operating expenses increased only nominally on a quarterly basis through the quarter ended July 31, 1997. Operating expenses in the quarters ended October 31, 1997 and January 31, 1998 increased significantly due primarily to the inclusion of a full quarter of the results of DTS and the Manteca Operation. In addition, in the quarters ended October 31, 1997 and January 31, 1998, the Company incurred certain employment related bonuses aggregating $2.0 million and $1.8 million, respectively, which resulted in a corresponding increase in operating costs. Operating expenses decreased in the quarter ended April 30, 1998, primarily due to the absence of employment-related bonuses which had been incurred in the preceding two quarters as discussed above.

  A variety of factors have materially affected, and are expected to continue to materially affect, the Company's operating results. These factors include the cyclical nature of the semiconductor, personal computer ("PC") and related industries and the various markets that serve consumers of products incorporating semiconductors; absence of purchase contracts and the resulting lack of backlog from the Company's customers; intense price competition; timing and volume of orders received by the Company; reschedulings, delays, deferrals and cancellations of orders; evolutions in the life cycles of customers' products; erosion of semiconductor unit prices; changes in capacity utilization; allocation of testing capacity between the Company's facilities and those of its customers; availability, price and changes in advanced testing equipment; changes in costs, availability and delivery time of raw materials and components; changes in costs and availability of labor; effectiveness in managing production processes; fluctuations in manufacturing yields; changes in product and service mix or devices tested or assembled; product obsolescence; availability of financing for expansion; the ability to develop and implement new technologies on a timely basis; the loss of key personnel or the shortage of available skilled workers; international political or economic events; and currency and interest rate fluctuations. The Company's gross margin has tended to fluctuate due in part to timing of costs associated with the acquisition of additional equipment to expand capacity and the delay associated with utilizing such expanded capacity. Furthermore, the Company has historically experienced, and may continue to experience, seasonality in its revenues and operating results. This seasonality, combined with other factors including those described above, has resulted and is likely to continue to result in significant variability in quarterly and annual operating results. The Company's revenues increased significantly in the quarters ended October 31, 1997, January 31, 1998 and April 30, 1998 compared to the corresponding periods in the prior fiscal year due primarily to revenues generated by DTS and the Manteca Operation, which were acquired in September 1997, and increased revenues derived from the Company's other facilities. The Company's revenues for the quarter ended April 30, 1998 decreased slightly from the revenues for the quarter ended January 31, 1998. The Company does not believe that recent growth rates are indicative of future operating results and there can be no assurance that profitability or significant revenue growth on a quarterly or annual basis will occur in the future. The Company anticipates that due to prevailing conditions in the semiconductor market, its quarterly revenues in the near future will remain relatively flat and may possibly decline from levels experienced in recent periods. See "Risk Factors--Significant Fluctuations in Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the Company has satisfied its liquidity needs principally from the cash generated from operations and equipment financing arrangements. At April 30, 1998, the Company had cash and cash equivalents of $7.7 million.

  In fiscal 1995, 1996 and 1997 and the six months ended April 30, 1998, cash generated from operating activities was $10.2 million, $6.0 million, $12.8 million and $20.0 million, respectively. Cash generated from operations consisted primarily of net income adjusted for non-cash depreciation and amortization charges, and changes in working capital, which in the six months ended April 30, 1998 reflected a significant increase in accounts payable and income taxes payable.

  In fiscal 1995, 1996 and 1997 and the six months ended April 30, 1998, capital expenditures were $8.0 million, $8.8 million, $14.1 million and $14.0 million, respectively. These capital expenditures related primarily to the acquisition of advanced test equipment. The industry in which the Company operates is capital intensive, and the Company expects to continue to make significant capital expenditures to expand its capacity in the future. The Company currently intends to use approximately $21 million of the net proceeds from this offering for capital expenditures to expand capacity.

  In fiscal 1995, 1996 and 1997, proceeds from financing activities, net of repayments, were $1.2 million, $595,000 and $25.5 million, respectively. The Alphatec Acquisition, which occurred in September 1997, was accounted for as a purchase and, on this basis, the excess purchase price over the estimated fair value of the tangible assets acquired and liabilities assumed has been allocated to goodwill and a covenant not to compete. The Alphatec Acquisition was financed by various term loans and short-term borrowings under the Company's lines of credit, which are repayable at various dates through September 2002. Approximately $5.4 million of such borrowings were originally due on March 31, 1998, however, the due date has been extended to September 30, 1998. The Company's outstanding borrowings are secured by all of its assets and require compliance with certain financial covenants, including those which restrict payment of dividends. The Company has limited borrowing capacity under such line. In the six months ended April 30, 1998, net cash used by financing activities totalled $3.2 million for debt repayments. The Company's borrowings under the various term loans, notes payable and line of credit require that the Company maintain monthly compliance with certain financial covenants, including certain minimum cash and investment balances, tangible net worth and domestic assets as a proportion of total assets, and certain financial ratios, including debt to tangible net worth, liquid assets to current liabilities and certain debt service ratios. As of April 30, 1998, primarily as a result of the timing of equipment purchases by the Company, the Company was not in compliance with the financial covenant regarding the maintenance of a ratio of at least 0.7 to 1.0 of liquid assets to current liabilities. The Company has obtained a waiver from its lender for the breach of the covenant as of April 30, 1998. The Company plans to use a portion of the proceeds from this offering to repay the indebtedness to which such covenant relates.

  At April 30, 1998, the Company had a working capital deficiency of approximately $15.5 million, resulting primarily from its short-term borrowings of approximately $9.8 million and accounts payable associated with its purchase of capital equipment. In March 1998, the Company secured a commitment letter for a $10.0 million line of credit for capital equipment expiring March 1999, all of which is available for future borrowings upon the execution of satisfactory definitive documentation. Additionally, the Company is currently negotiating to finance recently purchased capital equipment through a combination of leases and long-term equipment note borrowings.

  The Company believes that the net proceeds from the sale of Common Stock in this offering, a portion of which will be used to repay existing indebtedness, together with existing cash balances, anticipated cash flow from operations and available equipment lease financing and bank borrowings, will be sufficient to meet its projected working capital and other cash requirements for at least the next 12 months. There can be no assurance, however, that lower than expected revenues, increased expenses, increased costs associated with the purchase or maintenance of capital equipment, or other events will not cause the Company to seek more capital, or capital sooner than currently expected. The timing and amount of the Company's actual capital requirements will depend on a number of factors, including demand for the Company's services, availability of capital equipment, adverse fluctuations in foreign currency exchange rates, changes in semiconductor industry conditions and competitive factors. There can be no assurance that such additional financing will be available when needed or, if available, will be available on satisfactory terms.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. The Company has assessed its software and advanced testing equipment and does not currently expect that any significant modifications will be required for such software or equipment. Moreover, the Company does not currently believe that the total cost of any potential modifications will be material. There can be no assurance, however, that the Company or its vendors will be able to modify timely and successfully their respective services and systems to comply with year 2000 requirements. Any failure to become year 2000 compliant on the part of the Company or its vendors, or the incurrence by the Company or its vendors of any costs associated with related litigation, could have a material adverse effect on the Company's business, financial condition and results of operations.

                                   BUSINESS

GENERAL


  ISE is one of the leading independent integrated circuit ("IC") testing and evaluation companies in the world. Unlike many of its competitors, the Company offers a broad range of IC testing, evaluation and other services throughout the entire semiconductor manufacturing process. These services include software development, electrical verification, reliability analysis, failure analysis, wafer sort, production monitoring and quickturn and prototype packaging. A significant portion of the Company's revenues from testing services is derived from testing complex, high-performance logic and mixed-signal products, which are typically the higher-margin, faster growing segments of the testing services market.

  During the last twelve months, the Company has provided services to more than 250 customers worldwide. The Company's customers include a number of the world's leading vertically integrated and fabless semiconductor companies, distributors and subcontractors, such as Atmel, C-Cube Microsystems, Cirrus Logic, Hana Technologies, Hewlett-Packard, LSI Logic, Motorola, National Semiconductor, NeoMagic, Philips Electronics, S3, Wyle Laboratories and Xilinx.

INDUSTRY BACKGROUND

 GENERAL

  Continual improvements in semiconductor process and design technologies have enabled the production of complex, highly integrated circuits with improved price/performance, functionality and reliability. This has enabled the rapid proliferation of a variety of semiconductor intensive applications in such areas as the Internet, multimedia and wireless communications. In addition, semiconductor content has increased significantly in a wide range of products, including consumer electronic devices, automotive products and industrial automation and control systems. As a result of these and other factors, A leading industry research organization estimates that total worldwide semiconductor sales were over $147 billion in 1997 and will grow to approximately $288 billion by 2002. Further, according to such organization, sales of complex, high-performance logic products are expected to outpace the annual growth of the overall semiconductor market.

 SEMICONDUCTOR PRODUCTION PROCESS

  The production of semiconductors is a complex process that requires increasingly sophisticated engineering and manufacturing expertise. The major steps involved in the production of semiconductors can be characterized as circuit design development, wafer fabrication, wafer sort, packaging and final test. Throughout the semiconductor production process, ICs are subjected to a variety of analyses and comprehensive tests. Such continuous analysis and testing is critical to optimizing manufacturing process efficiencies and product yield. The following diagram illustrates the major steps in the semiconductor production process:

  [GRAPHICAL REPRESENTATION OF SEMICONDUCTOR PRODUCTION PROCESS APPEARS HERE]

  The design of an IC is developed by laying out circuit components and interconnections using computer automated design and computer automated engineering methodologies. During the circuit design process, design and test engineers develop the parameters of the testing methodology and may also develop a customized software program to test the IC for functionality and performance. Wafer fabrication begins with the creation of a photomask, where each layer of the circuit pattern is exposed on a photographic negative, known as a "mask," by an electron beam or laser beam writer. These circuit patterns are transferred to the wafers using various advanced processes. A fabricated wafer contains numerous die, or individual ICs. Following wafer fabrication, a wafer sort is performed whereby each die is individually and comprehensively tested for integrity and excluded from the packaging process if it is non-conforming. The tested wafers are then sent for packaging, where the processed silicon wafers are diced into separate chips and encapsulated in plastic, ceramic or other forms of packaging. Following packaging, each packaged device is submitted to a final electrical test to verify that the product meets published specifications prior to shipment.

  The analysis and testing that occurs during the semiconductor production process may be broadly segmented into two stages: the Inventive Stage and the Production Stage.

 THE INVENTIVE STAGE

  The Inventive Stage of IC analysis and testing occurs during the initial development of the IC and includes (i) software development; (ii) electrical verification; (iii) reliability analysis; and (iv) failure analysis.

  Software Development. Prior to the electrical verification process, design and test engineers develop a customized software program and related hardware to test the IC on advanced test equipment. A customized software program is required to test the conformance of each particular IC type to its unique functionality and specification. As ICs continue to become increasingly complex, testing programs have become critical to the IC design and verification process.

  Electrical Verification. During the electrical verification process, a prototype of the designed IC (in either wafer or packaged form) is submitted to electrical tests using advanced test equipment, customized software programs and related hardware. These tests assess whether the prototype IC complies with a variety of different operating specifications, including functionality, frequency, voltage, current, timing and temperature range. This process is essential in order to avoid costly production runs of faulty products.

  Reliability Analysis. In addition to the electrical verification process, prototype ICs are frequently subjected to reliability testing designed to assess the long-term reliability of the IC and its suitability of use for intended applications. Reliability testing can include "burn-in" services, which electrically stress a device, usually at high temperature and voltage, for a period of time long enough to cause the failure of marginal devices. Reliability testing improves field reliability, reduces warranty costs and minimizes the shipment of marginal products.

  Failure Analysis. In the event that the prototype IC or wafer does not function to specifications during either the electrical verification or reliability testing processes, it is typically subjected to failure analysis, in which it is analyzed to determine why it did not perform as anticipated. As part of such failure analysis, the prototype IC or wafer may be subjected to a variety of analyses, including electron beam probing and electrical testing. The results of these analyses are critical to improve or remedy the IC design.

  Once a circuit design has been successfully validated through the above tests and analyses the prototype is released for production.

 THE PRODUCTION STAGE

  The Production Stage of IC analysis and testing occurs after a prototype IC has been released for manufacture. During this stage, all or a subset of the analyses and testing procedures performed on the prototype IC during the Inventive Stage are repeated throughout the volume production of the IC. For example, electrical verification may be performed during the Production Stage at the wafer level, whereby each individual die is electrically tested to determine if it is acceptable for packaging (wafer sort). Conforming die are then packaged and subjected to final electrical verification (final test). In addition to these tests, semiconductor manufacturers may monitor production quality and reliability on an ongoing basis.

  Production monitoring is the periodic monitoring of the integrity of the IC fabrication and packaging processes after volume manufacturing of an IC has commenced. Production monitoring includes: (i) fab/design validation, in which the integrity of the circuit design is tested to determine if changes in fabrication processes adversely affect the IC's performance; (ii) packaging reliability monitoring, in which the packaged product is environmentally and mechanically screened on an ongoing basis with respect to thermal, humidity and mechanical stresses; and (iii) yield monitoring, in which failures identified during the wafer sort and final electrical tests are analyzed to improve the fabrication yield. Production monitoring permits products to be monitored to commercial and industrial specifications, as well as to more rigorous military, space and other high reliability specifications.

 THE IC TESTING OPPORTUNITY

  Improvements in semiconductor manufacturing process technologies have played a key role in achieving low-cost, high volume production of highly integrated circuits. However, the production of ICs is an extremely complex process that requires substantial investment in specialized equipment and facilities and sophisticated engineering and manufacturing expertise. As a result, many semiconductor companies have begun to rely on outsourcing various steps of the production process. Virtually every step of the semiconductor manufacturing process can now be effectively outsourced. Currently, wafer foundry services and IC packaging are the largest segments of the market for outsourced semiconductor manufacturing services, while the testing services segment has only recently emerged as a major market opportunity.

  The Company believes that nearly all of the world's major vertically integrated semiconductor companies now use independent manufacturing services to maintain a strategic mix of internal and external manufacturing capacity. In addition, the availability of advanced manufacturing services has enabled the rapid growth of fabless semiconductor companies which focus on IC design and marketing. These companies typically outsource almost all of their manufacturing, packaging and testing requirements to focused service providers. According to industry estimates, sales by fabless semiconductor companies have grown from $3.2 billion in 1993 to more than $8 billion in 1997, representing 3.7% and 5.3%, respectively, of the worldwide market for semiconductors.

  By outsourcing their IC testing requirements, semiconductor companies can
(i) focus on core business activities; (ii) access leading edge testing technologies; (iii) react more quickly to rapidly changing market conditions and reduce time to market for new products; and (iv) reduce capital expenditures, fixed costs and operating expenses.

  Several fundamental industry trends are increasing the demand for outsourced IC testing services. First, semiconductor companies are increasingly seeking to shorten their time to market for new products. As testing needs are identified for a specific product, semiconductor companies frequently do not have the equipment or expertise to implement such testing in the volumes required, nor sufficient time to develop these capabilities before introducing a product to market. In addition, faster new product introductions have made it increasingly difficult for semiconductor companies to maintain adequate internal capacity utilization levels necessary for cost effective IC testing. For these reasons, semiconductor companies are increasingly leveraging the resources and capabilities of independent test companies to deliver new products to market quickly.

  Second, as ICs continue to increase in pincount, complexity and speed, they require more sophisticated testing software programs and testing procedures and new generations of advanced test equipment. Equipment used to test advanced logic or mixed-signal devices, which can cost several million dollars per tester, can become obsolete for the most advanced ICs in as little as two years. Compared to in-house testing, an independent provider of IC testing services can allocate its fixed cost investment across a wider portfolio of customers and products to maximize capacity utilization. Testing service providers can also extend the useful life of test equipment by using test equipment which has become obsolete for testing complex high-performance products to test lower performance products. In addition, testing companies can gain substantial efficiencies from building specialized expertise in software program development and procedures for IC testing, and can also take advantage of economies of scale in purchasing equipment.

  While a substantial majority of IC testing is still performed in-house by semiconductor companies, the Company believes that the overall growth of the market for ICs and the trend towards outsourcing services by both vertically integrated and fabless semiconductor companies are driving increasing demand for independent test services, such as those provided by the Company. In the past, the market for independent testing services was comprised of IC testing companies which were relatively small in size and unable to offer the range of test services and advanced equipment necessary to perform high volume testing of complex ICs for major customers. Most test service providers currently do not offer a full range of services in both the Inventive and Production Stages. The Company believes a substantial market opportunity exists for an independent IC testing company that can efficiently meet the needs of semiconductor companies by offering a broad range of advanced test services in both the Inventive and Production Stages.

THE ISE SOLUTION

  As a result of the Company's broad range of IC testing services and its position as one of the largest independent testing companies in the world, the Company believes it is uniquely positioned to provide semiconductor companies with the ability to outsource a substantial amount of their testing requirements throughout the Inventive and Production Stages of the IC development and production process. In contrast to all of its major independent competitors, the Company's headquarters is located in the Silicon Valley. In addition to its significant United States presence, the Company has established substantial test capacity in Hong Kong and has recently commenced testing operations in Singapore. The Company's proximity to a large number of the world's leading semiconductor companies, together with its broad service offerings, enables the Company to establish close working relationships with its customers' design engineers early in the IC development process. By establishing such early stage relationships with its customers, the Company believes it has a significant competitive advantage in competing for high volume future testing business.

STRATEGY

  The Company's strategy is to become the leading independent provider of IC testing and evaluation services in the world. The principal components of the Company's strategy to achieve this objective are set forth below.

  Maintain Technological Leadership. Since the Company commenced operations in 1983, it has provided testing services involving technology and expertise that are among the most advanced in the global semiconductor industry. The Company was a pioneer in offering parallel testing of multiple logic ICs, complex test vector generation methodologies and cross-platform translators. The Company intends to maintain its leading technological position by continuing to invest in the latest and most advanced testing equipment and by recruiting qualified engineers and technical personnel. Through its close working relationships with customers and test equipment suppliers, the Company is also regularly involved in the modification and initial rollout of new testing platforms, and is often involved in the actual development of such platforms. For example, the Company currently offers testing services on the highest pincount (512 pins) and frequency (330 MHz) testers available from Credence and Hewlett-Packard, and was chosen as the initial rollout site for the Credence RF testing system. The Company also provides failure analysis and circuit pattern correction services using the latest EBEAM and Focused Ion Beam systems. The Company believes that maintaining its leading technological position is critical to its success and its ability to attract and retain customers.

  Provide Broadest Range of Services. The Company intends to continue to provide the broadest range of independent testing and related services to its customers throughout the Inventive and Production Stages of the semiconductor development and production process. These services include electrical verification, reliability analysis, failure analysis, wafer sort and production monitoring. In addition, during the Inventive Stage, the Company draws upon the extensive test engineering experience of its founders and engineers and uses its proprietary software tools to help its customers develop optimized test programs for verification of circuit designs. The Company also facilitates the prototype and quickturn packaging needs of its customers through its Manteca Operation. The Company believes that offering a broad range of services beginning at the Inventive Stage and continuing throughout the Production Stage provides significant benefits to its customers, including reduced time to market and lower manufacturing costs.

  Leverage Strong Relationships with Diversified Customer Base. The Company's goal is to be the leading global provider of independent IC testing services to a diversified group of customers. The Company's customers include companies which have a long term strategic need to outsource their IC testing requirements and companies which use external suppliers to meet overflow or specialized testing needs. The Company believes that its diversified customer base enhances the stability of its operations, increases efficiencies and maximizes capacity utilization rates. The Company intends to leverage its geographical proximity to its customers and the relationships formed during the Inventive Stage to capture an increasing share of its customers' higher volume production business.

  Expand Capacity Worldwide. To take advantage of increasing demand for IC testing services and the continued outsourcing of IC testing by semiconductor companies, the Company plans to further expand its capacity worldwide. In 1997, the Company more than doubled its testing capacity through the acquisition of DTS and internal growth. The Company plans to continue to expand by increasing testing capacity in the Silicon Valley, Hong Kong and Singapore, and by opening additional facilities outside of North America in 1998 and thereafter. The Company believes that by expanding its capacity in international locations, it will be able to increase its participation in the significant Asian test market. In addition, the Company intends to enter into turnkey relationships with wafer foundries and complementary semiconductor services subcontractors in Asia.

  Focus on Testing Complex, High-Performance Logic ICs. The Company intends to maintain its primary focus on the market for testing complex, high-performance logic ICs, which is expected to outpace the growth of the overall semiconductor market. Due to the increasing complexity of high-performance ICs, and the increasing cost of advanced test equipment, the Company believes that it is becoming less cost-effective for its customers to test these products internally. Shorter product life cycles for high-performance ICs discourage customers from investing in expensive test equipment that will rapidly become obsolete. By focusing its resources on testing complex, high-performance ICs, the Company has developed significant technical expertise and is able to achieve economies of scale in equipment purchases and effective equipment utilization rates. In addition, to satisfy its customers' requirements, the Company also provides testing of lower performance products.

SERVICES

  The Company offers a broad range of services, including software development, electrical verification, reliability analysis, failure analysis, wafer sort, production monitoring and quickturn and prototype packaging. The Company provides its testing and test-related services on all major types of ICs, including logic, mixed-signal, RF and memory ICs. Such products are used in a broad range of applications, including automotive, consumer electronics, the Internet, intranets, mass storage, military/aerospace, medical, multimedia and wireless communications. Further, the Company is able to provide testing services on all major IC package types. Certain of the Company's testing facilities are qualified by U.S., European and Japanese industry standards organizations. The Company's San Jose facility is also a military certified facility for test and certification of components used by the U.S. Department of Defense, military and aerospace suppliers, and the National Security Administration for classified programs.

  Advanced testing equipment is critical to providing leading edge testing services. The Company obtains advanced testing equipment from all major test equipment manufacturers, including Credence Systems Corporation, Hewlett-Packard Company, LTX Corporation and Teradyne Corporation. The Company works closely with its vendors to evaluate and obtain the latest testing equipment and has long-term order forecasts in place to shorten the effective lead time necessary for the delivery of new equipment. In addition, certain of the Company's test equipment suppliers frequently use the Company's training facilities and staff to provide training to such suppliers' existing and prospective customers. Further, the Company works with its customers to ensure that it is aware of the latest IC development trends, thereby allowing the Company to anticipate its customers' future testing needs and obtain the appropriate advanced test equipment.

 INVENTIVE STAGE SERVICES

  During the Inventive Stage, the Company provides a variety of services, including software development, electrical verification, reliability analysis and failure analysis.

  Software Development. The Company works closely with its customers to develop test software that comprehensively tests the functionality of ICs. The Company provides sophisticated software engineering services including test program development, conversion and optimization, and related hardware design. Generally, testing requires customized testing software and related hardware to be developed for each particular product. The Company's proprietary tool, ISEasyTest, facilitates rapid generation of test programs for digital-CMOS ICs. These test programs incorporate multiple IDD (static) measurements of the current contributed by the core of the IC, thereby enhancing the thoroughness of the test. The Company also develops customized software tools for converting programs from one equipment platform to another. In addition, the Company focuses its efforts on developing test software with rapid execution times. By utilizing high quality test software with rapid test execution on the latest advanced test equipment, the Company believes it is able to offer low per unit costs for testing.

  Electrical Verification. The Company tests wafers and/or a prototype of a packaged device to verify compliance with a variety of different operating specifications, including functionality, frequency, voltage, timing and temperature range. If the device functions to specification during this process, it is released for reliability testing. In the event that the functionality of the tested IC does not meet published specifications, the Company works with its customers' design and test engineers to determine the cause of the failure. If it is determined that the failure occurred due to a defect in the circuit design, the product is subjected to failure analysis. The Company is capable of testing ICs with up to 512 I/O pins and ICs operating at data rates of up to 330 MHz. Electrical verification may be provided to commercial or industrial specifications, as well as to more rigorous military, space and other high reliability specifications.

  Reliability Analysis. To ensure the continued functionality of an IC over time and under varying conditions, the Company offers reliability testing services during the Inventive Stage. The Company's reliability services assess the long-term reliability of ICs and their suitability of use for intended applications. Reliability testing provides data to improve field reliability, reduce warranty costs and minimize the shipment of marginal products. The Company is a leader in providing reliability test techniques that allow a rapid evaluation, thus reducing cycle time and facilitating the rapid time to market requirements of its customers. The Company offers reliability tests including burn-in services, highly accelerated stress testing (HAST), electrostatic discharge (ESD) and other accelerated shock testing techniques, such as latch-up, gross and fine leak, 85/85, mechanical shock and thermal shock. Once testing establishes the reliability of the IC, it is released for manufacture. The Company also issues reliability reports on customer ICs, which are often used by its customers as a benchmark for the IC's overall reliability.

  Failure Analysis. In the event that an IC does not meet the criteria established by design engineers during electrical verification or reliability testing, the Company offers its customers failure analysis services. Using the latest in non-contact EBEAM imaging equipment, which illustrates the flow of electrons through a device, the Company is able to aid design engineers in determining where an error in the IC design exists. The Company then assists the design engineers to correct the circuit design with Focused Ion Beam equipment, which removes and replaces the defective portion of the IC, allowing the prompt continuation of the testing process for the product. Additional tools used by the Company for failure analysis include acoustic x-ray and SEM imaging.

 PRODUCTION STAGE SERVICES

  The majority of the IC testing performed by the Company occurs during the Production Stage, once volume manufacturing of the IC has commenced. During this stage, the Company continues to provide electrical verification services (wafer sort and final test), reliability analysis and failure analysis on ICs after they are released for manufacture. In addition, the Company provides a variety of additional production monitoring services.

  Wafer Sort. The Company commenced wafer sort services in 1984. Wafer sort occurs immediately prior to packaging ICs and involves the electrical testing of each die on the processed wafer to ensure conformance to customer specifications and to improve final yields of packaged ICs. The Company also offers performance sorting, in which die with different performance characteristics are identified and separated. This service allows customers to make a performance distinction prior to packaging. After the wafer sort has been completed, conforming die are packaged.

  Final Test. The Company commenced final test services in 1983. Final test occurs after ICs are packaged and involves electrical testing and inspection of the packaged ICs to ensure that they conform to customer specifications. After the final test has been completed, packaged ICs are either drop-shipped to the end-user or returned to the Company's customers.

  Production Monitoring. The Company production monitoring services are designed to assess the integrity of its customer's IC designs, wafer fabrication and packaging processes. Such integrity is measured by performing a subset of the reliability tests performed by the Company during the Inventive Stage on a sample of production ICs. The results of the Company's production monitoring services enable its customers to improve production yields and quality by remedying, where necessary, their IC designs and wafer fabrication and packaging processes.

 OTHER SERVICES

  Semiconductor Packaging Services. The Company provides a range of semiconductor packaging services through its facility located in Manteca, California. During the IC packaging process, an individual die is encapsulated in plastic or other material to protect the die from damage and to facilitate electrical connections and thermal dissipation. The Company's packaging capabilities include three package types: MQUAD; quad flat packages ("QFP"); and ball grid array ("BGA") packages. In addition, through its Hong Kong subsidiary, the Company provides turnkey packaging services and high volume testing in collaboration with Hana Technologies, an independent semiconductor packaging service provider.

  The Company's Manteca Operation is focused on providing high value-added quickturn and prototype packaging services. Because semiconductor manufacturers continually attempt to shorten their time to market for new products, many semiconductor manufacturers require quickturn and rapid prototype packaging services like those provided by the Company. The Company's geographical proximity to Silicon Valley facilitates such quick turnaround design and prototype production. The Company believes that its ability to offer such packaging services will become an increasingly important competitive advantage by enabling the Company to develop close relationships with customers early in the development process.

  In addition to its quickturn and prototype business, the Company operates a captive packaging line for Delphi Electronics, a subsidiary of General Motors ("Delphi"). Delphi owns the equipment used in its packaging line, while the Company provides materials and staffing. The Delphi line packages sensors used in automotive applications.

CUSTOMERS AND MARKETING

  During the last twelve months, the Company has provided services to more than 250 customers worldwide, consisting primarily of vertically integrated semiconductor companies and fabless semiconductor companies. In the aggregate, the top five customers accounted for 58.4%, 60.4%, 54.2% and 45.9% of total revenues in fiscal 1995, 1996 and 1997 and the first six months of fiscal 1998, respectively. Hana Technologies accounted for 21.4%, 30.2% and 17.0% of the Company's revenues in fiscal 1996, fiscal 1997 and the six months ended April 30, 1998, respectively. A significant portion of the business that the Company derives from Hana Technologies relates to testing services for LSI Logic. Additionally, LSI Logic directly accounted for 29.5% and 16.1% of the

Company's revenue in fiscal 1995 and fiscal 1996, respectively. Cirrus Logic accounted for 12.3% of the Company's revenues in the six months ended April 30, 1998. No other customer accounted for more than 10% of the Company's revenues during these periods. The following table sets forth certain of the Company's customers:

8x8, Inc.                              ESS Technology, Inc.                    Pantronix Corporation
Actel Corporation                      Gadzoox Microsystems, Inc.              Philips Electronics N.V.
Adaptec, Inc.                          Hamilton Hallmark Technologies          Quality Semiconductor, Inc.
Advansys Inc.                          Hana Technologies, Limited              Quantum Effect Design Inc.
AHA, Inc.                              Hewlett-Packard Company                 Rendition, Inc.
Alliance Semiconductor                 Honeywell Inc.                          S3 Incorporated
 Corporation                           Hughes Defense Communications           Silicon Graphics, Inc.
Altera Corporation                     I-Cube, Inc.                            Silicon Image Inc.
Analog Devices, Inc.                   ICS, Inc.                               Slextronics, Inc.
Atmel Corporation                      Integrated Silicon Solution, Inc.       SMC Corporation
Auravision Corporation                 Intel Corporation                       Synergy Microsystems, Inc.
C-Cube Microsystems, Inc.              Level One Technologies, Inc.            Trident Corporation
Chip Express Corporation               LSI Logic Corporation                   TriQuint Semiconductor, Inc.
Chips and Technologies, Inc.           Marvel Semiconductor, Inc.              TRW Inc.
Cirrus Logic, Inc.                     Minimed Technologies, Inc.              Tseng Labs, Inc.
Credence Systems Corporation           Mosys International, Inc.               Vitesse Semiconductor
Cypress Semiconductor                  Motorola, Inc.                           Corporation
  Corporation                          National Semiconductor Corporation      WSI Corporation
Delphi (a subsidiary of General        NeoMagic Corporation                    Wyle Laboratories, Inc.
  Motors Corporation)                  Novalog, Inc.                           Xilinx, Inc.
DynaChip Corporation                   Oak Technology, Inc.                    Zoran Corporation
Epic Corporation                       Orbit Semiconductor Inc.                Zycad Corporation

  The Company has based and will continue to base its marketing efforts on the established expertise and experience of its founders and senior management, their level of participation in the semiconductor market, and the contacts that such founders and senior management have developed among existing and potential customers within the semiconductor industry. The Company believes that its advanced testing technology and its reputation for high quality and reliable services have been important factors in attracting and retaining customers. The Company has received numerous awards from its customers recognizing the quality of its services.
                           Oak Technology, Inc.
                           Orbit Semiconductor Inc.

  The Company's customer service group provides technical support to customers, aids in problem solving and provides product scheduling and tracking information before and during the processing cycles. The Company works closely with its customers during product development by providing technical input and guidance to assist in the development of product test programs, whether developed by the Company or the customer. In addition, the founders and the engineers of the Company continue to work with customers at the engineering level throughout the semiconductor development and production process. The Company has developed proprietary work in progress ("WIP") software that enables its customers to obtain real-time production status of products via the Internet. The Company believes that customer satisfaction has been critical to its past success and will continue to be critical to achieving future growth.

  Customers frequently require that the Company's facilities and procedures undergo a stringent vendor qualification process. The qualification process typically takes from two to six weeks, and can take longer depending on the requirements of the customer. After the Company has been qualified by a customer and before such customer delivers ICs to the Company for volume testing during the Production Stage, a process known as "correlation" is undertaken. During the correlation process, which typically takes from two days to two weeks, the customer provides the Company with sample ICs to be tested and either provides the Company with the test program or requests that the Company develop a conversion program. In certain cases, the customer also provides the Company with a data log of results of any testing of the IC which the customer may have conducted previously. Also, from time-to-time, the Company operates testers on consignment from certain customers.

  The ability of the Company to maintain close, satisfactory relationships with its customers is important to the ongoing success and profitability of its business. The Company expects that it will continue to be dependent upon a relatively limited number of customers for a significant portion of its revenues in future periods. None of the Company's customers is presently obligated pursuant to any contractual commitment or otherwise to purchase any amount of the Company's test or packaging services or to provide the Company with binding forecasts of product or service purchases for any period. Moreover, all of the Company's customers operate in the cyclical semiconductor industry and may vary order levels significantly from period to period. Accordingly, there can be no assurance that any of the Company's customers will continue to place orders with the Company in the future at the same levels as in prior periods. See "Risk Factors--Dependence on the Highly Cyclical Semiconductor and Personal Computer Industries" and "--Significant Customer Concentration; Absence of Long-Term Customer Contracts."

  The Company's Hong Kong subsidiary is dependent on Hana Technologies Limited, formerly Swire Technologies ("Hana Technologies"), the Company's largest customer, for substantially all of its revenues. Furthermore, a significant portion of the business that the Company derives from Hana Technologies relates to testing services for LSI Logic, which has historically been a significant customer of the Company's domestic test operations. There can be no assurance that any one or more of the Company's significant customers, including the major customers of the Company's Manteca Operation or Hong Kong subsidiary, will not reduce, cancel or delay orders or seek other suppliers, which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, until recently the Company's Manteca Operation has been almost entirely dependent on two customers. However, one of such customers is no longer a customer of the Manteca Operation. Revenues of approximately $588,000, or approximately 14% of the Manteca Operation's total revenues, were derived from this former customer of the Manteca Operation in the six months ended April 30, 1998. The Company does not expect that the loss of this customer by itself will have a material adverse effect on the Company's business, financial condition or results of operations, as revenues from this customer represented less than 1.5% of the Company's total consolidated revenues for the six months ended April 30, 1998. Accordingly, the Company's Manteca Operation (which accounted for approximately 10% of the Company's revenues in the first six months of fiscal
1998) is dependent on one customer for substantially all of its revenues.

  The Company does not typically operate with any material backlog and, as a result, the Company expects that in the future, revenues in any quarter will be substantially dependent upon orders received in that quarter. The Company's expense levels are based in part on its expectations of future revenues and the Company may be unable to adjust costs in a timely manner to compensate for any revenue shortfall. See "Risk Factors--Significant Customer Concentration; Absence of Long-Term Customer Contracts."

QUALITY CONTROL AND ASSURANCE

  The Company believes that its advanced testing technology and its reputation for high quality and reliable services have been important factors in attracting and retaining leading international semiconductor companies as customers. The quality requirements imposed by the diversified product markets served by the Company require the implementation and execution of quality assurance systems that impose strict process controls, statistical in-line monitors, supplier control, data review and management, quality controls and corrective action systems. The Company's quality control systems are designed to ensure that all test procedures adhere to the customer's specifications. These systems include, among other things, quality control stations along production lines, monitoring of the test area environment and product inspections prior to shipment. These quality control systems are designed to ensure high quality service to customers and testing reliability at the Company's facilities. Certain of the Company's testing operations are qualified by U.S., European and Japanese industry standards organizations. The Company's San Jose facility is also military certified for test and certification of components used by the U.S. Department of Defense, military and aerospace suppliers, and the National Security Administration for classified programs. See "--Customers and Marketing."

  The Company's facilities in San Jose and Santa Clara have been certified as meeting the ISO 9002 quality standards by the International Standards Organization (ISO). Although the ISO 9002 certification for the Manteca Operation lapsed under its previous owner, the Company has renewed such certification. ISO 9002 standards apply to installation and production operations. The ISO certification process involves an evaluation of a company's production processes and its management systems.

COMPETITION

  The Company competes in the independent semiconductor testing and packaging markets principally on the basis of engineering skills, quality, reliability, price, responsiveness and flexibility, delivery cycles and range of services available. The Company's competitors include large independent IC services providers, small independent IC testing and packaging companies offering niche services, and vertically integrated semiconductor manufacturers which have in-house testing and packaging capabilities. Large independent IC services providers with which the Company competes include Anam Industrial Co., Ltd./Amkor Technology, Inc., ASAT Limited, a subsidiary of QPL Holdings, ASE Test Limited, a subsidiary of Advanced Semiconductor Engineering, Inc., Orient Semiconductor Electronics, Ltd., Siliconware Precision Industries Co., Ltd., ST Assembly Test Services Pte Ltd and Taiwan Semiconductor Manufacturing Company Ltd., most of which have significantly larger financial, marketing, distribution and other resources than the Company. Many of these companies have also established relationships with current or potential customers of the Company and have developed strategic relationships with third party providers of complementary semiconductor services to enlarge their businesses. The Company may be at a competitive disadvantage with such competitors that have fostered such relationships if the Company does not continue to develop such strategic relationships in the future. The small independent IC testing and packaging companies with which the Company competes generally offer a limited range of services and typically compete on the basis of price. Vertically integrated semiconductor manufacturers that are customers of the Company continuously evaluate the Company's services against developing or using or continuing to use their own in-house capabilities, and most of these customers also obtain testing services from other sources. Vertically integrated customers may have more advanced testing technologies and typically have greater financial, marketing, distribution and other resources than the Company.

  The Company believes that its primary competitors in the test portion of its business are located in Asia, particularly in Korea, Taiwan, Malaysia, Singapore and Japan. Certain of such competitors may locate testing facilities in North America in the future. In addition, several companies have announced plans to commence independent testing operations in Asia, and several independent testing companies in Asia which currently offer only memory testing services could add logic testing and wafer sort. These operations would compete directly with the Company. Although in recent years semiconductor companies have increasingly outsourced portions of the IC production process, including testing, to independent companies to reduce costs and shorten production cycles, there can be no assurance that this outsourcing trend will continue. From time-to-time, the Company has lost business from customers who have chosen to perform their testing operations in-house. A reversal of, or a slowdown in, this outsourcing trend would have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Highly Competitive Industry."

RESEARCH AND DEVELOPMENT

  The Company believes that its research and development program is an integral component of its business strategy. The Company's research and development efforts have focused on improving the efficiency and technology of its testing processes. The Company's current projects include continuing development of software tools that enable rapid automatic generation and cross-platform conversion of test programs to test logic and mixed signal ICs. The Company is also continuing to improve its existing programs that provide its customers with access to a variety of technical and operational data via the Internet. The Company's research and development efforts also include continuing development of interface designs to provide for high-frequency testing by minimizing electrical noise. In addition, the Company works closely with its customers in designing and modifying testing software and works with equipment vendors to increase the efficiency and reliability of testing equipment.

  The Company incurred research and development expenses of $1.0 million, $1.1 million, $1.1 million and $1.3 million in fiscal 1995, 1996 and 1997 and the first six months of fiscal 1998, respectively, representing approximately 4.7%, 4.4%, 3.1% and 3.3% of revenues, respectively. The Company has historically expensed all research and development costs as incurred and none are currently capitalized.

  The semiconductor industry is characterized by rapid increases in the diversity and complexity of semiconductor products. As a result, the Company expects that it will need to offer, on an ongoing basis, more advanced testing technologies and procedures in order to respond to competitive industry conditions and customer requirements. The failure by the Company to achieve advances in its testing technology or process or to obtain access to advanced testing technology could have a material adverse effect on its business, financial condition and results of operations.

FACILITIES

  The Company's testing operations are conducted in facilities located in San Jose and Santa Clara, California, and in Hong Kong and Singapore. These facilities have a total floor space of approximately 183,000 square feet and typically operate 24 hours per day in two or three shifts, seven days per week. The Company's packaging operations are conducted at its facility located in Manteca, California. Substantially all of the Company's other operations, including its principal executive offices, are located at its testing facilities.

  The Company owns two facilities totaling 86,000 square feet in San Jose, California, its 85,000 square foot facility in Manteca, California, and 20,000 square feet of its Hong Kong facility. The Company currently leases its 71,000 square foot facility in Santa Clara, California. The lease on this facility expires in September 2000. The Company also leases an additional 4,000 square foot office facility in Hong Kong. The lease on this facility expires in April 1999. Currently, the Company is temporarily utilizing approximately 1,000 square feet at a customer's facility in Singapore. However, the Company is currently negotiating a lease for additional testing facility in Singapore. The Company expects that this lease will be effective in mid-1998 and will terminate in 2001. The Company believes that it has adequate facilities to accommodate its needs for at least the next 12 months.

  While the Company believes that it has effectively managed its expansion in recent years, there can be no assurance that it will be able to do so in the future. Failure of the Company to implement its expansion plans in a timely manner could materially adversely affect its ability to maintain, expand and diversify its customer base, and there can be no assurance that the implementation by the Company of its expansion plans will not materially adversely affect its existing operations. See "Risk Factors--Expansion of Testing Capacity; Results of Operations Affected by Capacity Utilization Rates" and "--No Assurance of Successful Expansion of Operations; Management of Recent Growth."

  The Company's testing operations take place in testing areas where air purity, temperature, humidity and electrostatic discharge are controlled. The inability of the Company to control its testing environment could cause some tested ICs or wafers to be nonfunctional. The Company has from time-to-time experienced, and may in the future experience, production interruptions due to technical problems in the testing process. Any interruption in the Company's operations could have a material adverse effect on its business, financial condition and results of operations. See "Risk Factors--Risks Relating to Complexity of Testing Processes."

EMPLOYEES

  As of April 30, 1998, the Company had 607 employees, with 453 in general operations, 49 in engineering (including research and development), 51 in quality assurance, 32 in sales, administration and finance and 22 in other capacities. The Company has not entered into collective bargaining agreements with any of its employees. The Company has not experienced any strikes or work stoppages by its employees and believes that its relationship with its employees is good. See "Risk Factors--Dependence on Key Personnel and Availability of Skilled Workforce."

LEGAL PROCEEDINGS

  On May 21, 1998, Del Gilliam, a former employee of the Company, filed a complaint against the Company, DTS and an executive officer of the Company (the "Complaint") in the Superior Court of California, County of Santa Clara. The Complaint alleges, among other things, that Mr. Gilliam's rights under his employment agreement with DTS were violated and that his purported dismissal by the Company was a result of age discrimination. The Company seeks compensatory damages in excess of $3,000,000 as well as punitive and exculpatory damages in respect of the age discrimination claim.

  The Company has not filed an answer to the Complaint and is unable to predict its ultimate outcome. However, the Company believes that it has meritorious defenses to the litigation and intends to vigorously defend itself against the lawsuit. The Company does not believe that the outcome of the case, even if unfavorable, would have a material adverse effect on the Company's business, financial condition or results of operations.

  From time to time, the Company has been and may continue to be involved in litigation relating to claims arising out of its operations in the normal course of business.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEE

  The executive officers, directors and key employee of the Company, and their ages and positions as of April 30, 1998, are as follows:

     NAME                AGE                      POSITION
Executive Officers and
 Directors
Saeed A. Malik..........  46 President, Chief Executive Officer and Director
Sassan Raissi...........  54 President of Digital Testing Services, Inc.
Ray G. Grammer..........  60 Chief Financial Officer and Treasurer
Laurence F. Jorstad.....  50 Vice President, Engineering and Director
Alex M. Barrios.........  48 Vice President, Operations and Director
Zafar A. Malik..........  43 President of Integrated Qualification Labs Division
Patrick H. Yu...........  45 Vice President, Applications Engineering
Dharam V. Ahuja.........  56 Vice President, Business Development
Muneer A. Malik.........  48 Director(1)
Terry N. Holdt..........  54 Director(1)
Key Employee
Rabbi-ul-Islam..........  31 General Manager, ISE Hong Kong Limited

---------------------
(1) Member of the Compensation and Audit Committees.

  Saeed A. Malik is a founder of the Company and has served as President and Chief Executive Officer and a Director of the Company since 1983. From 1980 to 1983, Mr. Malik was a partner of International Semiconductor Engineering ("IS"), a test-engineering consulting service. Prior thereto, Mr. Malik served in various management and test engineering capacities at American Microsystems, Inc., Fairchild Semiconductor Corporation ("Fairchild") and Raytheon Semiconductor, Inc. Mr. Malik is the brother of Messrs. Zafar A. and Muneer A. Malik. Mr. Malik holds a B.S. in Physics from the University of Karachi, an M.S. in Solid-State Physics from the University of Karachi, and an M.A. in Political Science from California State University, San Jose.

  Sassan Raissi has served as President of DTS since 1995. Dr. Raissi is a founder of DTS and from 1987 to 1995, served as its Vice President of Engineering and General Manager and from 1984 to 1986, served as its President. From 1977 to 1984, Dr. Raissi served in various positions at Fairchild, including Operations Manager for the Microprocessor Group. Dr. Raissi holds a B.A. in Mathematics from California State University, Sacramento, an M.S. in Mathematics from California State University, San Jose and a doctorate in Applied Mathematics from Washington State University.

  Ray G. Grammer has served as Chief Financial Officer of the Company since November 1997. From June 1991 to October 1997, Mr. Grammer served in various executive positions at Alphatec USA, Inc., including Chief Financial Officer and Vice President of Business Development. From 1989 to 1991, Mr. Grammer served as Vice President of Finance for Headland Technology, Inc., a subsidiary of LSI Logic, Inc. From 1984 to 1990, Mr. Grammer served as Corporate Controller of Signetics Corporation, a semiconductor manufacturer. Mr. Grammer holds a B.S. in Business from the University of Illinois.

  Laurence F. Jorstad is a founder of the Company and has served as Vice President of Engineering, and a Director of the Company since 1983. From 1980 to 1983, Mr. Jorstad was a partner at IS. Prior thereto, Mr. Jorstad served in various engineering capacities, including Test Engineer, at National Semiconductor Corporation, the camera and instrument division of Fairchild and Boeing Co. Mr. Jorstad holds a B.S. in Electrical Engineering from California State University, San Jose.

  Alex M. Barrios is a founder of the Company and has served as Vice President of Operations and a director of the Company since 1983. From 1980 to 1983, Mr. Barrios was a partner at IS. From 1978 to 1980, Mr. Barrios was an independent consultant developing test software and hardware. Prior thereto, Mr. Barrios served in various engineering capacities at American Microsystems, Inc. including Test Engineer from 1975 to 1978. From 1972 to 1975 he served as an Assistant Engineer at Motorola, Inc. Mr. Barrios holds an A.A. in Electronics from Maricopa Technical Junior College.

  Zafar A. Malik has served as President of the Company's Integrated Qualification Labs Division ("IQL") since 1989. From 1985 to 1989, Mr. Malik served as the Director of Quality at LSI Logic. From 1982 to 1985, Mr. Malik served as Manager of Product Assurance at Ferranti Interdesign, Inc., a semiconductor manufacturer. Mr. Malik is the brother of Messrs. Saeed A. and Muneer A. Malik. Mr. Malik holds a B.S.C. in Finance from California State University, San Jose and an M.B.A. from the University of Phoenix.

  Patrick H. Yu is a founder of the Company and has served as its Vice President, Applications Engineering since 1996. From 1983 to 1996, Mr. Yu served in various management positions at the Company, including Engineering Manager and General Manager at ISE Hong Kong Limited. From 1980 to 1983, Mr. Yu was a partner at IS. Mr. Yu holds a B.S. in Electrical Engineering from Purdue University.

  Dharam V. Ahuja has served as Vice President, Business Development of the Company since April 1997. Since 1987, Mr. Ahuja has served as President of Strategic Alliance Inc., a consulting firm. From January 1997 to August 1997, Mr. Ahuja served as Vice President of Corporate Finance of Janda, Phillips and Garrington, an investment banking firm. Mr. Ahuja is a founder and served as Chief Executive Officer of Hypervision, Inc., a semiconductor equipment company, from 1989 to 1991. Mr. Ahuja is a founder and served as Chief Executive Officer of Shiva Multisystems, Inc., a software company, from 1984 to 1987. From 1983 to 1984, Mr. Ahuja served as Executive Vice President of Marketing and Sales for North Star Computers. From 1977 to 1982, Mr. Ahuja served in various positions at National Semiconductor Corporation, including Vice President of Worldwide Marketing of National Advanced Systems (now Hitachi Data Systems Corporation). From 1967 to 1975, Mr. Ahuja served in various positions at International Business Machines Corporation. Mr. Ahuja holds a B.S. in Chemical Engineering from the University of Delhi and an M.B.A. from the University of California, Los Angeles.

  Muneer A. Malik has served as a Director of the Company since December 1997. Since 1997, Mr. Malik has been a partner of Muneer A. Malik & Co. Attorneys At Law, Advocates in Karachi, Pakistan. From 1977 to 1997, Mr. Malik was a partner in Ahmed & Malik Attorneys at Law in Pakistan. Since 1990, Mr. Malik has served as an advocate of the Supreme Court of Pakistan. From 1990 to 1995, Mr. Muneer was elected as a member of the Bar Counsel in Pakistan, the highest authority regulating attorneys in Pakistan. From 1986 to 1987, Mr. Malik was President of the Karachi Bar Association. From 1974 to 1975, Mr. Malik was an associate at Price Waterhouse, LLP in San Jose, California. Mr. Malik is the brother of Messrs. Saeed A. and Zafar A. Malik. Mr. Malik holds a B.S. in Business Administration from California State University, San Jose and a J.D. from Santa Clara University.

  Terry N. Holdt has served as a Director of the Company since December 1997. Since January 1998, Mr. Holdt has been President, Chief Executive Officer and Chairman of the Board of Directors of S3 Incorporated, a multimedia and graphics company. From August 1996 to January 1998, Mr. Holdt served as Vice Chairman of S3 Incorporated. From January 1992 to August 1996, Mr. Holdt served as President and Chief Executive Officer of S3 Incorporated. Mr. Holdt was Chairman of the Board of Paradigm Technology, Inc., a semiconductor company, from June 1991 to January 1992 and was its President and Chief Executive Officer from June 1988 to May 1991. From 1986 to 1988, Mr. Holdt held various executive positions, including President, at Linear Corporation, a manufacturer of electronic telemetry and infrared security systems. From 1981 to 1985, Mr. Holdt held various executive positions at Western Digital Corporation, a manufacturer of computer peripherals, where he was most recently Executive Vice President and Chief Operating Officer. Mr. Holdt has served as a Director of S3 Incorporated, since January 1992. Mr. Holdt holds a B.S.E.E. and an M.S.E.E. from the University of Illinois.

  Rabbi-ul-Islam has served as General Manager of ISE Hong Kong Limited since November 1997. From 1995 to 1997, Mr. Islam served in various positions at the Company, including test engineer, staff engineer and operation manager. From 1993 to 1995, Mr. Islam served as a design engineer of Hong Kong Connector Company Ltd. Mr. Islam holds a B.S. and an M.S. in Engineering from the Beijing University of Posts and Telecommunications.

BOARD OF DIRECTORS

  The Company's Board of Directors consists of five directors, including two non-employee directors. Each director is elected for a period of one year at the Company's annual meeting of shareholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. Messrs. Saeed A. Malik, Zafar A. Malik and Muneer A. Malik are brothers. In addition to their participation in the 1998 Stock Incentive Plan, non-employee directors are reimbursed for expenses incurred in connection with attending Board and committee meetings and receive $1,000 for each Board meeting attended and $250 for each committee meeting attended (provided such committee meeting does not occur on the same day as a Board meeting). Mr. Muneer A. Malik and Mr. Holdt will also receive a per annum fee of $30,000 for serving on the Board of Directors. Effective upon their election to the Board of Directors on December 31, 1997, each such non-employee Board member received a nonqualified stock option grant for 52,500 shares of Common Stock at $10.40 per share. Directors are not otherwise compensated for their services as directors.

  Upon the closing of this offering, the Company's Second Amended and Restated Articles of Incorporation (the "Amended Articles") will provide for a classified Board of Directors consisting of two classes of directors, each serving staggered two-year terms. As a result, approximately one-half of the Company's Board of Directors will be elected each year. The Amended Articles have been approved by the Company's shareholders of record prior to this offering. Under California law, in order to implement a classified Board of Directors, the Company must satisfy numerous listing and trading criteria, including the provision that the Company must have 800 or more shareholders of record. Once the Company complies with such criteria, at the Company's next ensuing Annual Meeting of Shareholders approximately one-half of the nominees to the Board will be elected for one-year terms, and one-half will be elected for two-year terms. Thereafter, all directors will be elected for two-year terms.

  In December 1997, the Board established an Audit Committee and a Compensation Committee. The Audit Committee, which reviews the Company's annual audit and meets with the Company's independent accountants to review the Company's internal controls and financial management practices, currently consists of Messrs. Muneer A. Malik and Holdt. The Compensation Committee, which recommends to the Board compensation for certain of the Company's personnel and administers the Company's stock plans, currently consists of Messrs. Muneer A. Malik and Holdt. Prior to the formation of the Compensation Committee, decisions regarding compensation of executive officers were made by the Board of Directors as a whole.

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning the compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other most highly paid executive officers whose aggregate compensaton during the last fiscal year exceeded, or would have exceeded on an annualized basis, $100,000 (hereinafter referred to as the Named Executive Officers) for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended October 31, 1997 (no option grants were made to, and no options were exercised by, the Named Executive Officers during the last fiscal year):

                          SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION
                                                            -------------------
            NAME AND PRESENT PRINCIPAL POSITION              SALARY     BONUS
Saeed A. Malik............................................. $ 217,800 $ 320,000
 President and Chief Executive Officer
Laurence F. Jorstad........................................   188,760   220,000
 Vice President, Engineering
Alex M. Barrios............................................   156,200   180,000
 Vice President, Operations
Patrick H. Yu..............................................   110,000   180,000
 Vice President, Applications Engineering
Zafar A. Malik.............................................    72,589   220,000
 President of IQL Division

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the Company's Board of Directors are Mr. Holdt and Mr. Muneer A. Malik. No executive officer of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

1998 STOCK INCENTIVE PLAN

  The Company's 1998 Stock Incentive Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's 1997 Stock Option/Stock Issuance Plan (the "Predecessor Plan"). The 1998 Plan was adopted by the Board of Directors and was approved by the shareholders on April 2, 1998. The 1998 Plan became effective on April 2, 1998 (the "Plan Effective Date").

  A total of 4,500,000 shares of Common Stock have been authorized for issuance under the 1998 Plan. Such share reserve consists of the number of shares available for issuance under the Predecessor Plan on the date the Underwriting Agreement for this offering is executed (the "Underwriting Date"), including the shares subject to outstanding options plus an additional 1,000,000 shares. In addition, the number of shares of Common Stock reserved for issuance under the 1998 Plan will automatically be increased on the first trading day of each calendar year, beginning in calendar year 1999, by an amount equal to the lesser of three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of the preceding calendar year or 1,000,000 shares. In no event, however, may any one participant in the 1998 Plan receive after the Underwriting Date option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of Common Stock in the aggregate per calendar year.

  On the Underwriting Date, outstanding options and unvested shares issued under the Predecessor Plan will be incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

  The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 100% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

  The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, any discretionary option grants or stock issuances to members of the Compensation Committee shall be made by a disinterested majority of the Board. The Compensation Committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that such program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

  The exercise price for the shares of Common Stock subject to option grants made under the 1998 Plan may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

  The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

  Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. None of the incorporated options from the Predecessor Plan contain any stock appreciation rights.

  In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all of the option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity terminates within a designated period following such acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator will also have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized in its sole discretion under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights may immediately vest in connection with a change in control of the Company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following such change in control. The options incorporated from the Predecessor Plan have similar acceleration features. In addition, the Plan Administrator will have the sole discretion to extend the acceleration provisions of the 1998 Plan to those options.

  In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

  Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically receive an option grant for 25,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting held after the Underwriting Date, each non-employee Board member who is to continue to serve as a non-employee Board member either before or after the Underwriting Date will automatically be granted an option to purchase 2,500 shares of Common Stock, provided such individual has served on the Board for at least six months.

  Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. Each automatic option grant will vest over a four-year period as follows: 25% of the Option Shares will vest on the one (1) year anniversary of the option grant date, and the balance of the Option Shares will vest in twelve (12) successive and equal quarterly installments upon the individual's completion of each quarter of continuous Board service measured from the one (1) year anniversary of the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

  Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will become exercisable for the option shares in a series of twelve (12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon (i) certain changes in the ownership or control of the Company or
(ii) the death or disability of the optionee while serving as a Board member.

  The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

  Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

  The Board may amend or modify the 1998 Plan at any time, subject to any required shareholder approval. The 1998 Plan will terminate on the earliest of
(i) April 1, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

1998 EMPLOYEE STOCK PURCHASE PLAN

  The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board and approved by the shareholders on April 2, 1998 and will become effective immediately upon the execution of the Underwriting Agreement for this offering. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and an initial reserve of 600,000 shares of Common Stock has been established for this purpose. The reserve will be increased, beginning in calendar year 1999, by an amount equal to the lesser of three percent (3%) of the total number of shares of Common Stock outstanding on the last trading day of the preceding calendar year or 1,000,000 shares.

  The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration for 24 months. However, the initial offering period will begin on the execution date of the Underwriting

Agreement and will end on the last business day in July 2000. The next offering period will commence on the first business day in August 2000, and subsequent offering periods will commence as designated by the Plan Administrator.

  Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than 5 calendar months per year) on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of February or August each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that offering period.

  Payroll deductions may not exceed 10% of base salary, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (generally the last business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. The initial purchase date under the Purchase Plan will be January 29, 1999. In no event, however, may any one participant purchase more than 1,500 shares, nor may all participants in the aggregate purchase more than 150,000 shares on any one semi-annual purchase date.

  Should the fair market value per share of Common Stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

  In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

  The Purchase Plan will terminate on the earlier of (i) the last business day of July 2008, (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company by merger or asset sale.

  The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require shareholder approval.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

  In October 1997, the Company entered into an employment and non-competition agreement with Dr. Raissi for a term ending on September 30, 2000. The annual base salary for Dr. Raissi is $175,000. The employment agreement provides that the Board may increase the annual base salary of Dr. Raissi as appropriate. The Company paid $2,000,000 to Dr. Raissi as a sign-on bonus pursuant to the employment and non-competition agreement. In addition, the Company will pay $1,500,000 to Dr. Raissi as a result of his completion by January 31, 1998 of certain performance objectives relating to the integration of ISE and DTS. In the event the Company terminates the agreement other than for cause, the Company must pay to Dr. Raissi, in addition to all accrued and unpaid salary and benefits, his salary and certain benefits for three months from the date of such termination. If the Company terminates Dr. Raissi's employment for cause or if Dr. Raissi terminates his employment for any reason whatsoever, then Dr. Raissi will be entitled to receive only his accrued but unpaid salary through the date of such termination.

  In November 1997, the Company entered into an employment and non-competition agreement with Mr. Grammer for a term ending on September 30, 2000. The annual base salary of Mr. Grammer is $175,000. The employment agreement provides that the Board may increase the annual base salary of Mr. Grammer as appropriate. The Company paid $175,000 to Mr. Grammer as a sign-on bonus pursuant to the employment and non-competition agreement. In addition, the Company will pay $100,000 to Mr. Grammer as a result of his completion by January 31, 1998 of certain performance objectives relating to the integration of ISE and DTS. In the event the Company terminates the agreement other than for cause, the Company must pay to Mr. Grammer, in addition to all accrued and unpaid salary and benefits, his salary and certain benefits for three months from the date of such termination. If the Company terminates Mr. Grammer's employment for cause or if Mr. Grammer terminates his employment for any reason whatsoever, then Mr. Grammer will be entitled to receive only accrued but unpaid salary through the date of such termination.

DIRECTOR REMUNERATION

  Non-employee directors elected to the Board of Directors prior to the Underwriting Date receive an annual fee of $30,000, as well as $1,000 for each Board meeting attended while serving on the Board of Directors, and $250 for each committee meeting attended (provided such committee meeting does not occur on the same day as a Board meeting), and are reimbursed for expenses they incur in attending Board and committee meetings. Each non-employee Board member elected or appointed after the Underwriting Date shall be entitled to the same fees for attendance at Board and committee meetings, but not the annual cash fee.

  Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically be granted an option to purchase 25,000 shares on the date such individual joins the Board, provided such individual has not been previously employed by the Company. In addition, on the date of each annual shareholders meeting held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 2,500 shares of Common Stock, provided such individual has served on the Board for at least six months. Each granted option will have an exercise price per share equal to the fair market value per share on the grant date. Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to the vesting of any such shares. Each 25,000-share and 2,500-share automatic option grant will vest over a four-year period of continuous service on the Board of Directors, twenty-five percent (25%) at the end of one full year of continuous service from the option grant date and quarterly thereafter for the following twelve (12) quarters in equal amounts until fully vested four (4) years after the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability during such individual's service on the Board. For further information concerning the Automatic Option Grant Program, see "Management--1998 Stock Incentive Plan."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company will indemnify its directors and officers to the fullest extent permitted by California law. The Company is also empowered under its Amended and Restated Articles of Incorporation to enter into indemnification agreements with its directors, officers, employees and agents and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into an indemnification agreement with each of its directors and officers.

  In addition, the Company's Amended and Restated Articles of Incorporation provide that to the fullest extent permitted by California law, the Company's directors will not be personally liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. This provision in the Articles of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions involving intentional misconduct or knowing and culpable violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Company or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, for improper transactions between the director and the Company, for improper distributions to shareholders and loans to directors and officers, or for acts or omissions by the director as an officer. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In October 1997, the Company entered into an employment and non-competition agreement with Dr. Raissi for a term ending on September 30, 2000. The Company has paid $2,000,000 to Dr. Raissi as a sign-on bonus pursuant to his employment agreement. In addition, the Company agreed to pay $1,500,000 to Dr. Raissi as a result of his completion by January 31, 1998 of certain performance objectives relating to the integration of ISE and DTS, which amount has not yet been paid. See "Management--Employment Contracts and Termination of Employment and Change of Control Arrangements."

  In November 1997, the Company entered into an employment and non-competition agreement with Mr. Grammer for a term ending on September 30, 2000. The Company has paid $175,000 to Mr. Grammer as a sign-on bonus pursuant to an employment and non-competition agreement. In addition, the Company agreed to pay $100,000 to Mr. Grammer as a result of his completion by January 31, 1998 of certain performance objectives relating to the integration of ISE and DTS, which amount has not yet been paid. See "Management--Employment Contracts and Termination of Employment and Change of Control Arrangements."

  The Company has entered into an indemnification agreement with each of the directors and officers of the Company pursuant to which the Company will indemnify such directors and officers for all matters related to their status or service as a director or officer to the maximum extent permissible under California law.

  Mr. Holdt, a director of the Company, is the President, Chief Executive Officer and Chairman of the Board of S3 Incorporated. In fiscal 1995, 1996 and 1997 and the first six months of fiscal 1998, the Company sold approximately $1,907,000, $1,635,000, $2,552,000 and $1,053,000, respectively, of products and services to S3 Incorporated. The accounts receivable from S3 Incorporated was approximately $220,000, $372,000, $646,000 and $237,000 at October 31,
1995, 1996, 1997 and April 30, 1998, respectively.

  The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal shareholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth at April 30, 1998 certain information with respect to the beneficial ownership of the Common Stock, and as adjusted to reflect the sale of Common Stock offered hereby for (i) each person who is known by the Company to beneficially own 5% or more of the Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table above, (iv) all directors, named executive officers and current officers as a group and (v) the Selling Shareholders.

                            BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                          PRIOR TO OFFERING(1)(2)                 AFTER OFFERING(1)(2)
                          -------------------------   NUMBER OF   -----------------------
                            NUMBER OF                SHARES BEING  NUMBER OF
          NAME              SHARES(3)     PERCENT      OFFERED      SHARES      PERCENT
Saeed A. Malik(3)(4)....       4,748,849       27.1%    271,600       4,477,249     19.9%
Laurence F. and Terri L.
 Jorstad Living Trust
 Dated April 30,
 1998(4)(5).............       4,748,849       27.1     271,600       4,477,249     19.9
Alex M. Barrios(4)......       4,748,849       27.1     271,600       4,477,249     19.9
Zafar A. Malik(4)(6)....       1,582,969        9.0      90,100       1,492,869      6.6
Patrick H. Yu(4)........       1,582,969        9.0      90,100       1,492,869      6.6
Dharam V. Ahuja(7)......         437,514        2.5       5,000         432,514      1.9
Muneer A. Malik(8)......          52,500          *           0          52,500        *
Terry N. Holdt(9).......          52,500          *           0          52,500        *
All directors, named
 executive officers and
 current officers as a
 group (10
 persons)(10)...........      18,975,000      100.0%  1,000,000      17,975,000     75.0%

---------------------
  *  Less than 1.0%
 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.
 (2) The number of shares of Common Stock deemed outstanding prior to and after this offering includes the shares issuable pursuant to stock options that may be exercised by the respective person or group within 60 days after April 30, 1998. Shares issuable pursuant to such options are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person. The number of shares of Common Stock outstanding after this offering includes the 5,000,000 shares of Common Stock offered by the Company hereby.
 (3) Includes 545,249 shares issuable upon exercise of Common Stock purchase warrants granted by Mr. Saeed A. Malik to his dependent children exercisable within sixty (60) days of April 30, 1998. Shares beneficially owned exclude shares held by Messrs. Zafar A. and Muneer A. Malik.
 (4) Such person's address is c/o ISE Labs, Inc., 2095 Ringwood Avenue, San Jose, CA 95131.
 (5) Consists of 4,748,849 shares of Common Stock held in the Laurence F. and Terri L. Jorstad Living Trust dated April 30, 1998, created by Mr. Jorstad and his spouse. Such persons are the trustees of and the primary beneficiaries of such living trust.
 (6) Shares beneficially owned exclude shares held by Messrs. Saeed A. Malik and Muneer A. Malik.
 (7) Includes 350,000 shares of Common Stock issuable upon the exercise of immediately exercisable options which are subject to a right of repurchase in favor of the Company with respect to all 350,000 shares.
 (8) Consists of 52,500 shares of Common Stock issuable upon the exercise of immediately exercisable options which are subject to a right of repurchase in favor of the Company with respect to all 52,500 shares. Shares beneficially owned exclude shares held by Messrs. Zafar A. Malik and Saeed A. Malik.
 (9) Consists of 52,500 shares of Common Stock issuable upon the exercise of immediately exercisable options which are subject to a right of repurchase in favor of the Company with respect to all 52,500 shares.
(10) Includes 1,475,000 shares of Common Stock issuable upon the exercise of immediately exercisable options which are subject to a right of repurchase in favor of the Company with respect to all 1,475,000 shares. Also see Notes 3, 7, 8 and 9 above.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.001 par value per share and 3,000,000 shares of Preferred Stock, $.001 par value per share.

COMMON STOCK

  As of April 30, 1998, there were 17,500,000 shares of Common Stock outstanding which were held of record by 6 shareholders. There will be 22,500,000 shares of Common Stock outstanding after giving effect to the sale by the Company of 5,000,000 shares of Common Stock offered hereby. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except that all such holders are entitled to cumulate their votes in the election of directors. Each shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of director positions subject to such election. However, no shareholder shall be entitled to cumulate votes unless the names of candidates for which votes are being cumulated have been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice prior to the commencement of the voting of such shareholder's intention to cumulate the shareholder's votes. These cumulative voting provisions will terminate if and when the Company meets certain listing and trading standards, including a requirement for 800 record holders of the Company's securities as of the record date of the Company's most recent annual meeting of shareholders. This provision may have the effect of delaying, deferring or preventing a change in control of the Company. Subject to preferences that may be applicable to any outstanding preferred stock that may come into existence, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time-to-time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

PREFERRED STOCK

  The Company's Articles of Incorporation authorizes 3,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. At present, the Company has no plans to issue any of the Preferred Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar of the Common Stock will be Boston Equiserve Limited Partnership.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the shares of Common Stock of the Company. Future sales of substantial number of shares of Common Stock in the public market could materially adversely affect prevailing market prices.

  Upon completion of this offering, the Company will have outstanding an aggregate of 22,500,000 shares of Common Stock, assuming the issuance of the 5,000,000 shares of Common Stock offered hereby and no exercise of the Underwriters' over-allotment option. Of the total outstanding shares of Common Stock, all 6,000,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Act. The remaining 16,500,000 shares will be "restricted securities" as defined in Rule 144 (the "Restricted Shares"). Absent any contractual prohibition, the Restricted Shares may be sold in the public market beginning 90 days after the date of this Prospectus.

  The Company's executive officers and directors and all of its shareholders, holding in the aggregate 17,500,000 shares of Common Stock, have agreed pursuant to certain agreements (the "Lockup Agreement"), that they will not, subject to certain exceptions, directly or indirectly, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of 180 days following the date of this Prospectus (the "180 day Lockup Period"), except that the Company may, without such consent, issue shares upon the exercise of outstanding options or grant certain options pursuant to the 1998 Stock Incentive Plan or issue shares of Common Stock pursuant to the Company's Employee Stock Purchase Plan. Following the expiration of the 180 day Lockup Period, all 16,500,000 shares of outstanding Common Stock that are not being sold in this offering will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

  In general, under Rule 144 as currently in effect, an affiliate of the Company or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one (1) year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of the Company's Common Stock (approximately 225,000 shares immediately after the offering) or the average weekly trading volume of the Company's Common Stock on the Nasdaq Stock Market during the four (4) calendar weeks preceding the filing of a Form 144 with respect such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the ninety (90) days preceding a sale, and who has beneficially owned shares for at least two (2) years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

  The Company plans to file, upon the effective date of the offering made hereby, a registration statement on Form S-8 under the Act covering the 5,100,000 shares of Common Stock reserved for issuance under its 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan. See "Management-- 1998 Stock Incentive Plan" and "--1998 Employee Stock Purchase Plan." Shares registered under such registration statement would be available for sale in the open market in the future unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

  The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of shares of Common Stock or any securities convertible into Common Stock for a period of thirty days after the date of this Prospectus, without the prior written consent of the Donaldson, Lufkin & Jenrette Securities Corporation, subject to certain limited exceptions.

                                 UNDERWRITING

  Subject to certain terms and conditions contained in an underwriting agreement (the "Underwriting Agreement"), a syndicate of underwriters named below (the "Underwriters") for whom Donaldson, Lufkin & Jenrette Securities Corporation and BT Alex. Brown Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholders an aggregate of 6,000,000 shares of Common Stock. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                        NUMBER
                                 NAME                                  OF SHARES
Donaldson, Lufkin & Jenrette Securities Corporation...................
BT Alex. Brown Incorporated...........................................
                                                                       ---------
  Total............................................................... 6,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than the shares of Common Stock covered by the over-allotment option described below) must be so purchased.

  Prior to this offering, there has been no established trading market for the Common Stock. The initial public offering price to the public for the Common Stock offered hereby will be determined by negotiation among the Company, the Selling Shareholders and the Representatives. The factors to be considered in determining the initial public offering price to the public will include the history of and the prospects for the industry in which the Company competes, the Company's management, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the general condition of the securities markets at the time of this offering and the recent market prices of securities of generally comparable companies.

  The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

  The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers (who may include the
Underwriters) at such price less a concession not to exceed $   per share. The
Underwriters may allow, and such dealers may reallow, discounts not in excess
of $   per share to any other Underwriter and certain other dealers.

  The Company has granted to the Underwriters an option to purchase up to an aggregate of 900,000 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions solely to cover over-allotments, if any. Such option may be exercised in whole or in part from time to time during the 30 day period after the date of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment as indicated in the preceding table.

  The Company, its officers and directors and all of the Company's shareholders have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock during the 180-day lockup period without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, provided that the Company may grant options and issue shares of Common Stock upon the exercise of options under its 1998 Stock Incentive Plan and 1998 Employee Stock Purchase Plan. See "Shares Eligible for Future Sale."

  The Company has agreed to pay to Donaldson, Lufkin & Jenrette Securities Corporation a nonaccountable expense allowance of $750,000 in connection with this offering. From time to time, in the ordinary course of business, Donaldson, Lufkin & Jenrette Securities Corporation has provided and may in the future provide financial advisory or other services to the Company. To date, Donaldson, Lufkin & Jenrette Securities Corporation has not received any fees in connection with such services.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, is acting as counsel to the Underwriters in connection with this offering.

                                    EXPERTS

  The consolidated financial statements of ISE Labs, Inc. as of October 31, 1996 and 1997 and for each of the three years in the period ended October 31, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

  The consolidated statements of operations, of shareholders deficit and of cash flows, of Alphatec USA, Inc. for the years ended December 31, 1994, 1995 and 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected, without charge, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, IL 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Registration Statement may also be accessed through the EDGAR terminals in the SEC's public reference facilities in Washington, D.C. or through the SEC's World Wide Web site at http://www.sec.gov.

  The Company intends to furnish holders of the Common Stock with annual reports containing consolidated financial statements audited by an independent accounting firm and quarterly reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                                 ISE LABS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
ISE LABS, INC.

Report of Independent Accountants..........................................  F-2
Consolidated Balance Sheets................................................  F-3
Consolidated Statements of Income..........................................  F-4
Consolidated Statements of Shareholders' Equity............................  F-5
Consolidated Statements of Cash Flows......................................  F-6
Notes to Consolidated Financial Statements.................................  F-7

ALPHATEC USA, INC.

Report of Independent Accountants.......................................... F-16
Consolidated Statements of Operations...................................... F-17
Consolidated Statements of Shareholders' Deficit........................... F-18
Consolidated Statements of Cash Flows...................................... F-19
Notes to Consolidated Financial Statements................................. F-20

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Unaudited Pro Forma Combined Statement of Operations....................... F-28
Notes to Unaudited Pro Forma Combined Statement of Operations.............. F-29

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of ISE Labs, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of ISE Labs, Inc. and its subsidiaries at October 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended October 31, 1997 in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP.

Price Waterhouse LLP
San Jose, California
December 12, 1997,
 except for Note 10,
 which is as of
 April 2, 1998

                                 ISE LABS, INC.
                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      OCTOBER 31,    APRIL 30,
                                                    --------------- -----------
                                                     1996    1997      1998
                                                                    (UNAUDITED)
                      ASSETS
Current Assets:
  Cash and cash equivalents........................ $ 4,655 $ 4,969   $ 7,694
  Accounts receivable, net of allowance for
   doubtful accounts and returns of $96, $1,127 and
   $1,466 (unaudited)..............................   4,475  12,743    12,728
  Inventories--raw materials.......................      --      78       232
  Prepaid expenses and other current assets........     115   1,086       765
  Deferred income taxes............................     102     254       317
                                                    ------- -------   -------
    Total current assets...........................   9,347  19,130    21,736
Property, plant and equipment, net.................  19,161  49,222    64,671
Intangible assets, net.............................      --   2,491     2,089
Other non-current assets...........................   1,487      --        --
                                                    ------- -------   -------
    Total.......................................... $29,995 $70,843   $88,496
                                                    ======= =======   =======
       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Short-term debt.................................. $    -- $ 9,812   $ 9,812
  Accounts payable.................................   1,145   5,668    11,103
  Accrued liabilities..............................   2,892   6,186     4,736
  Income taxes payable.............................     876   1,080     3,817
  Current portion of long-term debt................   1,414   5,049     7,753
                                                    ------- -------   -------
    Total current liabilities......................   6,327  27,795    37,221
Deferred income taxes..............................   1,291   2,337     2,337
Long-term debt, less current portion...............   4,595  17,189    18,995
                                                    ------- -------   -------
    Total liabilities..............................  12,213  47,321    58,553
                                                    ------- -------   -------
Commitments (Note 7)
Shareholders' Equity:
  Common stock, $0.001 par value; 50,000,000 shares
   authorized; 17,500,000 shares issued and
   outstanding.....................................      18      18        18
  Additional paid in capital.......................     546     546       546
  Retained earnings................................  17,218  22,958    29,379
                                                    ------- -------   -------
    Total shareholders' equity.....................  17,782  23,522    29,943
                                                    ------- -------   -------
    Total.......................................... $29,995 $70,843   $88,496
                                                    ======= =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                 ISE LABS, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           SIX MONTHS ENDED
                                YEARS ENDED OCTOBER 31,        APRIL 30,
                                -------------------------  ------------------
                                 1995     1996     1997      1997      1998
                                                              (UNAUDITED)
Revenues....................... $22,321  $25,354  $35,532  $ 12,675  $ 40,538
Cost of revenues...............   8,953   12,094   17,950     6,917    19,065
                                -------  -------  -------  --------  --------
Gross profit...................  13,368   13,260   17,582     5,758    21,473
                                -------  -------  -------  --------  --------
Operating expenses:
  Research and development.....   1,048    1,111    1,097       457     1,322
  Selling, general and
   administrative..............   3,843    3,932    7,229     1,839     8,128
                                -------  -------  -------  --------  --------
    Total operating expenses...   4,891    5,043    8,326     2,296     9,450
                                -------  -------  -------  --------  --------
Income from operations.........   8,477    8,217    9,256     3,462    12,023
                                -------  -------  -------  --------  --------
Other income (expense):
  Interest and other income,
   net.........................     523      504      804       258        30
  Interest expense.............    (403)    (530)    (741)     (282)   (1,695)
                                -------  -------  -------  --------  --------
    Total other income
     (expense).................     120      (26)      63       (24)   (1,665)
                                -------  -------  -------  --------  --------
Income before income taxes.....   8,597    8,191    9,319     3,438    10,358
Provision for income taxes.....   3,667    3,343    3,579     1,320     3,937
                                -------  -------  -------  --------  --------
Net income..................... $ 4,930  $ 4,848  $ 5,740  $  2,118  $  6,421
                                =======  =======  =======  ========  ========
Net income per share:
  Basic........................ $  0.28  $  0.28  $  0.33  $   0.12  $   0.37
                                =======  =======  =======  ========  ========
  Diluted...................... $  0.28  $  0.28  $  0.33  $   0.12  $   0.36
                                =======  =======  =======  ========  ========
Shares used in computing net
 income per share:
  Basic........................  17,500   17,500   17,500    17,500    17,500
                                =======  =======  =======  ========  ========
  Diluted......................  17,500   17,500   17,500    17,500    18,001
                                =======  =======  =======  ========  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 ISE LABS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                              COMMON STOCK    ADDITIONAL              TOTAL
                           ------------------  PAID-IN   RETAINED SHAREHOLDERS'
                             SHARES   BALANCE  CAPITAL   EARNINGS    EQUITY
Balance as of October 31,
 1994....................  17,500,000   $18      $546    $ 7,440     $ 8,004
  Net income.............          --    --        --      4,930       4,930
                           ----------   ---      ----    -------     -------
Balance as of October 31,
 1995....................  17,500,000    18       546     12,370      12,934
  Net income.............          --    --        --      4,848       4,848
                           ----------   ---      ----    -------     -------
Balance as of October 31,
 1996....................  17,500,000    18       546     17,218      17,782
  Net income.............          --    --        --      5,740       5,740
                           ----------   ---      ----    -------     -------
Balance as of October 31,
 1997....................  17,500,000    18       546     22,958      23,522
  Net income
   (unaudited)...........          --    --        --      6,421       6,421
                           ----------   ---      ----    -------     -------
Balance as of April 30,
 1998 (unaudited)........  17,500,000   $18      $546    $29,379     $29,943
                           ==========   ===      ====    =======     =======



  The accompanying notes are an integral part of these consolidated financial statements.

                                 ISE LABS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                  YEAR ENDED OCTOBER 31,        APRIL 30,
                                 --------------------------  -----------------
                                  1995     1996      1997     1997      1998
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net income..................... $ 4,930  $ 4,848  $  5,740  $ 2,118  $  6,421
 Reconciliation to net cash
  provided by operating
  activities:
  Depreciation and
   amortization.................   2,016    3,829     6,269    2,559     6,719
  Deferred income taxes.........     243      141       242      196       (63)
  Changes in assets and
   liabilities:
   Accounts receivable..........  (1,191)  (1,212)   (3,315)    (728)       15
   Inventory....................      --       --        16       --      (154)
   Prepaid expenses and other
    current assets..............     544      (53)     (821)      26       321
   Other non-current assets.....      --   (1,212)     (363)   1,487        --
   Accounts payable.............   2,036   (1,216)    2,125      318     5,435
   Accrued liabilities..........   1,382     (167)    2,035   (1,856)   (1,450)
   Income taxes payable.........     236      997       857     (240)    2,737
                                 -------  -------  --------  -------  --------
    Net cash provided by
     operating activities.......  10,196    5,955    12,785    3,880    19,981
                                 -------  -------  --------  -------  --------
Cash flows from investing
 activities:
 Acquisition of property, plant
  and equipment.................  (7,984)  (8,750)  (14,132)  (6,406)  (14,025)
 Proceeds from sale of
  equipment.....................     254      725     1,245    1,245        --
 Acquisition of certain assets
  of Alphatec USA, net of cash
  acquired......................      --       --   (25,036)      --        --
                                 -------  -------  --------  -------  --------
    Net cash used in investing
     activities.................  (7,730)  (8,025)  (37,923)  (5,161)  (14,025)
                                 -------  -------  --------  -------  --------
Cash flows from financing
 activities:
 Proceeds from loans............   1,820    1,684    29,074    1,473        --
 Repayments of long-term debt...    (613)  (1,089)   (3,622)    (910)   (3,231)
                                 -------  -------  --------  -------  --------
    Net cash provided by (used
     in) financing activities...   1,207      595    25,452      563    (3,231)
                                 -------  -------  --------  -------  --------
Net increase (decrease) in cash
 and equivalents................   3,673   (1,475)      314     (718)    2,725
Cash and equivalents at
 beginning of period............   2,457    6,130     4,655    4,655     4,969
                                 -------  -------  --------  -------  --------
Cash and equivalents at end of
 period......................... $ 6,130  $ 4,655  $  4,969  $ 3,937  $  7,694
                                 =======  =======  ========  =======  ========
SUPPLEMENTAL DISCLOSURES:
 Cash paid for interest......... $   402  $   501  $    663  $   282  $  1,623
 Cash paid for income taxes.....   2,630    2,205     1,525      945     1,300
 Property, plant and equipment
  acquired under capital
  leases........................      --       --        --       --     7,741

  The accompanying notes are an integral part of these consolidated financial statements.

                                ISE LABS, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 GENERAL

  ISE Labs, Inc. (the "Company") was incorporated in California in 1983 and is engaged in providing testing and assembly of integrated circuits to customers in the semiconductor industry. The Company has operations in Silicon Valley and Manteca, California, and provides testing services to customers in Hong Kong through its subsidiary, ISE Labs Hong Kong Limited.

  Effective September 11, 1997, the Company acquired the semiconductor assembly operations of Alphatec USA, Inc. and all of its equity in its wholly owned subsidiary, Digital Testing Services, Inc., a provider of integrated circuit test and engineering services to the semiconductor industry. The acquisition was accounted for as a purchase. (See Note 2).

 BASIS OF CONSOLIDATION

  The consolidated financial statements include the accounts of ISE Labs, Inc. and its wholly owned subsidiaries, ISE Labs Hong Kong Limited, ISE Technology, Inc. and Digital Testing Services, Inc. All significant intercompany balances and transactions have been eliminated on consolidation.

 MANAGEMENT ESTIMATES AND ASSUMPTIONS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts and expenses during the reported period. Actual results could differ from these estimates.

 FOREIGN CURRENCY

  The functional currency of the Company's Hong Kong operations is U.S. dollars. Gains and losses from foreign currency translation are included in the results of operations and have not been material to date. The Company has not undertaken any foreign currency hedging activities.

 CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid investments with original maturities of three months or less on the date of purchase to be cash equivalents. Cash equivalents also include various certificates of deposit with maturities of three months or less totaling $1,101,000 and $0 at October 31, 1996 and 1997, respectively.

 REVENUE RECOGNITION

  The Company recognizes revenue upon completion of assembly and test services and shipment of the customer's products back to the customer.

 INVENTORY

  Inventories are stated at the lower of cost or market value, cost being determined using the first in first out method.

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are recorded at cost. Depreciation on equipment is computed using the straight-line method over estimated useful lives of three to five years. Depreciation on buildings is computed using the straight-line method over an estimated useful life of thirty one years. Building improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the life of the building.

 INTANGIBLE ASSETS

  Goodwill represents the excess of the purchase price of the acquired business over the fair value of the identifiable net assets acquired and is amortized using the straight-line method over a period of five years.

  Covenant not to compete is amortized using the straight-line basis over an estimated useful life of three years.

 LONG-LIVED ASSETS

  Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("SFAS 121"), the Company reviews long-lived assets, including the identifiable intangible assets and goodwill for recoverability and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

 STOCK-BASED COMPENSATION

  The Company accounts for stock-based employee compensation arrangements, including options granted to non-employee directors, using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations thereof. Accordingly, compensation cost for stock options is measured as the excess, if any, of the market price of the Company's stock at the date of grant over the stock option exercise price. Options granted to consultants are accounted for using the fair value method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). In addition, the Company complies with the disclosure provisions of SFAS 123.

 INCOME TAXES

  The Company utilizes the asset and liability approach for financial accounting and reporting of income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. No provision for U.S. deferred income taxes is made for the undistributed earnings of the Company's foreign subsidiary to the extent such earnings are deemed to be indefinitely reinvested in such operations.

 FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents with major financial institutions. The Company's sales are derived from customers in the semiconductor industry. The Company performs ongoing credit evaluations of its customers and provides reserves for potential credit losses when considered necessary. To date, the Company has not experienced any significant losses as a result

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

of uncollectible accounts. The Company holds product and certain equipment on consignment from its customers while services are being performed and maintains insurance against risk of loss.

  The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short maturities. The carrying value of long-term debt approximates fair value as the interest rates approximate current market rates of similar debt. The Company does not hold or issue financial instruments for trading purposes.

 NET INCOME PER SHARE

  In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). The Company has presented earnings per share for all periods to comply with the new standard. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic net income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share includes the effect of dilutive potential common shares (options) issued during the period (using the treasury stock method).

  The following table sets forth the computation of basic and diluted net income per share:

                                              YEAR ENDED          SIX MONTHS
                                              OCTOBER 30,       ENDED APRIL 30,
                                        ----------------------- ---------------
                                         1995    1996    1997    1997    1998
                                                                  (UNAUDITED)
Net income............................. $ 4,930 $ 4,848 $ 5,740 $ 2,118 $ 6,421
                                        ======= ======= ======= ======= =======
Weighted average shares outstanding....  17,500  17,500  17,500  17,500  17,500
Dilutive effect of stock options.......                                     501
                                        ------- ------- ------- ------- -------
Shares used in diluted computation.....  17,500  17,500  17,500  17,500  18,001
                                        ======= ======= ======= ======= =======
Basic earnings per share............... $  0.28  $ 0.28 $  0.33 $  0.12 $  0.37
                                        ======= ======= ======= ======= =======
Diluted earnings per share............. $  0.28  $ 0.28 $  0.33 $  0.12 $  0.36
                                        ======= ======= ======= ======= =======

  Anti-dilutive options totaling 2,549,600 at an exercise price of $7.80 were excluded from the computation of diluted earnings per share for the year ended October 31, 1997 as the exercise price was higher than the average fair value of the common stock for the entire fiscal year.

  Supplemental net income per share to reflect the impact of retirement of debt from the proceeds of the initial public offering has not been presented, as the per share amounts are not materially different from those showing on the income statement.

 STOCK SPLIT

  On November 4, 1997, the Company implemented a 54.524948 for 1 stock split. The share and per share amounts have been retroactively restated for all periods presented.

 COMPREHENSIVE INCOME

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). This statement will be effective for the Company's fiscal year ending October 31, 1999. The statement establishes presentation and disclosure requirements for reporting comprehensive income. Comprehensive income includes charges or credits to equity that are not the result of transactions with shareholders. The Company plans to adopt the disclosure requirements and report

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

comprehensive income as part of the Consolidated Statements of Shareholders' Equity as permitted under SFAS 130, and currently expects there to be no material impact on the Company's financial statements disclosures as a result of the adoption of this new accounting standard.

 SEGMENT REPORTING

  In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement will be effective for the Company's fiscal year ending October 31, 1999. The statement requires the Company to report certain financial information about operating segments in financial statements of the Company and in condensed financial statements for interim periods. It also requires that the Company report certain information about its services, the geographic areas in which it operates and its major customers. The method specified in SFAS 131 for determining what information to report is referred to as the "management approach". The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. The adoption of SFAS 131 will not have a significant impact on segment disclosures of the Company.

 INTERIM RESULTS (UNAUDITED)

  The accompanying consolidated balance sheet as of April 30, 1998, the consolidated statements of income and of cash flows for the six months ended April 30, 1997 and 1998 and the consolidated statement of shareholders' equity for the six months ended April 30, 1998 are unaudited.

  In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of interim periods. The data disclosed in notes to the consolidated financial statements for these periods are unaudited.

NOTE 2--ACQUISITION OF ALPHATEC USA:

  Effective September 11, 1997, the Company acquired certain assets of the semiconductor assembly operations of Alphatec USA, Inc. ("Alphatec") and all its equity in its wholly owned subsidiary Digital Testing Services Inc. ("DTS") a provider of integrated circuit test and engineering services to the semiconductor industry. The transaction was accounted for as a purchase. The consolidated financial statements of the Company include the results of operations of Alphatec since the date of acquisition. The purchase price was approximately $31.2 million, including acquisition costs. In connection with the acquisition, the Company assumed certain liabilities and acquired cash of Alphatec resulting in a net cash payment of approximately $25.0 million to Alphatec. The purchase price was allocated based on an independent appraisal of the property, plant and equipment to the fair value of assets acquired which included $28.6 million of tangible assets. The excess of the purchase price over the fair value of the net tangible assets acquired was allocated to goodwill and a covenant not to compete of approximately $1.6 million and $1.0 million, respectively. Goodwill is being amortized over five years and the covenant not to compete over three years, both using the straight-line basis.

  The unaudited consolidated results of operations on a pro forma basis for the years ended October 31, 1996 and 1997 prepared on the basis as if Alphatec were acquired at the beginning of the Company's fiscal years 1996 and 1997 are as follows (in thousands, except per share data):

                                                        YEAR ENDED OCTOBER 31,
                                                        ----------------------
                                                           1996       1997
   Revenues............................................    $86,347 $    74,602
   Net income (loss)...................................      1,028     (13,162)
   Net income (loss) per share (Basic and Diluted).....       0.06       (0.75)

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 3--BALANCE SHEET COMPONENTS:

                                                  OCTOBER 31,       APRIL 30,
                                               ------------------  -----------
                                                 1996      1997       1998
                                                                   (UNAUDITED)
                                                      (IN THOUSANDS)
   Property, plant and equipment:
     Machinery and equipment.................. $ 24,041  $ 55,036   $ 75,284
     Furniture and fixtures...................       95       297        339
     Buildings................................    4,665     7,445      7,445
     Building improvements....................      265     1,182      1,189
                                               --------  --------   --------
                                                 29,066    63,960     84,197
     Less accumulated depreciation and
      amortization............................  (11,491)  (17,124)   (21,972)
                                               --------  --------   --------
                                                 17,575    46,836     62,225
     Land.....................................    1,586     2,386      2,386
                                               --------  --------   --------
                                               $ 19,161  $ 49,222   $ 64,671
                                               ========  ========   ========
   Accrued liabilities:
     Accrued employee compensation............ $  2,217  $  2,313   $  2,108
     Other....................................      675     3,873      2,628
                                               --------  --------   --------
                                               $  2,892  $  6,186   $  4,736
                                               ========  ========   ========

NOTE 4--DEBT:

                                                                OCTOBER 31,
                                                              -----------------
                                                               1996      1997
                                                               (IN THOUSANDS)
   Equipment loans at prime rate (8.5% at October 31, 1997),
    due through 2002........................................  $ 3,152  $     --
   Mortgage loan at prime rate (8.5% at October 31, 1997),
    due through August 2003.................................    2,857     2,454
   Borrowings under line of credit of $8 million at 8.5% per
    annum, which expires on September 30, 1998,.............       --     4,412
   Note payable at prime rate plus applicable margin up to
    0.75% (9.0% at October 31, 1997), due March 1998........       --     5,400
   Note payable at 9.97% per annum, due through April 1999..       --       534
   Note payable at prime rate (8.5% at October 31, 1997),
    due through January 2001................................       --     4,650
   Note payable at prime rate plus applicable margin up to
    0.75% (9.0% at October 31, 1997), due through September
    2002....................................................       --    14,600
                                                              -------  --------
                                                                6,009    32,050
   Current portion of long term debt and short term debt....   (1,414)  (14,861)
                                                              -------  --------
   Long term debt, less current portion.....................  $ 4,595  $ 17,189
                                                              =======  ========

  Borrowings under the above arrangements are secured by all assets of the Company and require compliance with certain financial tests and ratios.

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  Under the terms of the 9.0% Note Payable due 2002, beginning in March 1998 and continuing until June 1999, the Company is required to make payments on account equaling 25% of the Company's consolidated net income after taxes excluding depreciation and amortization for the preceding quarter, until the Company has made principal payments totaling $6 million. The Company is also required to make payments to bring the total principal paid to $6 million on the earlier of June 1999, on the sale of equity securities of more than $10 million or in the event of sale of certain property, plant and equipment.

  The following table summarizes future minimum principal payments on long term debt as of October 31, 1997 (in thousands):

   FISCAL YEAR ENDING OCTOBER 31,
   1998................................................................ $ 5,049
   1999................................................................   5,016
   2000................................................................   4,750
   2001................................................................   3,789
   2002................................................................   3,172
   Thereafter..........................................................     462
                                                                        -------
                                                                        $22,238
                                                                        =======

NOTE 5--STOCK OPTIONS:

  In October 1997, the Board of Directors and shareholders adopted the 1997 Stock Option/Stock Issuance Plan (the "1997 Plan") which provides for granting of incentive stock options ("ISOs") and nonqualified stock options ("NSOs") to purchase shares of common stock to employees, consultants and advisors of the Company. In accordance with the 1997 Plan, the stated exercise price shall be not less than 100% and 85% of the estimated fair market value of common stock on the date of grant for ISOs and NSOs, respectively, as a determined by the Board of Directors. The 1997 Plan provides that the options shall be exercisable over a period not to exceed ten years. Options granted under the 1997 Plan are immediately exercisable and generally vest 25% one year after the date of grant and in equal quarterly amounts thereafter for the subsequent 12 quarters.

  The following table summarizes activities under the 1997 Plan:

                                                                       WEIGHTED
                                               SHARES                  AVERAGE
                                             AVAILABLE   STOCK OPTIONS EXERCISE
                                             FOR GRANT    OUTSTANDING   PRICE
Balance at October 31, 1996.................         --           --        --
Options authorized..........................  4,500,000           --        --
Options granted............................. (2,549,600)   2,549,600    $ 7.80
                                             ----------    ---------
Balance at October 31, 1997.................  1,950,400    2,549,600      7.80
Options granted (unaudited).................   (353,200)     353,200     10.11
                                             ----------    ---------
Balance at April 30, 1998 (unaudited).......  1,597,200    2,902,800      8.08
                                             ==========    =========
Options vested at October 31, 1997..........                      --

  All options were granted with exercise prices equal to the estimated fair market value of the Company's Common Stock at the date of grant, as determined by its board of directors.

  The following table summarizes the stock options outstanding and exercisable at October 31, 1997:

                                 OPTIONS OUTSTANDING     OPTIONS EXERCISABLE
                               ----------------------- -----------------------
                                            WEIGHTED                WEIGHTED
                                             AVERAGE                 AVERAGE
                                 NUMBER    CONTRACTUAL   NUMBER    CONTRACTUAL
                               OUTSTANDING    LIFE     EXERCISABLE    LIFE
   RANGE OF EXERCISE PRICES    AT 10/31/97   (YEARS)   AT 10/31/97   (YEARS)
   $7.80......................  2,549,600       10      2,549,600       10

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

 FAIR VALUE DISCLOSURES

  The weighted average minimum value of options granted during fiscal 1997 was $1.89 per share.

  The minimum value of options at date of grant was estimated using the Black-Scholes model with the following assumptions:

                                                                          1997
   Expected life (years).................................................    5
   Risk-free rate........................................................ 5.56%
   Dividend yield........................................................   --

  Had compensation cost for the Company's stock options been determined based on the minimum value of such options at the grant date as prescribed by SFAS No. 123, the impact on the Company's net income and net income per share for the year ended October 31, 1997 would not have been materially different.

NOTE 6--INCOME TAXES:

  Consolidated income before income taxes includes non U.S. income (loss) of approximately $(32,000), $1,338,000, and $3,773,000 in fiscal 1995, 1996 and
1997, respectively.

  The provision for income taxes for the years ended October 31, 1995, 1996 and 1997 consists of the following (in thousands):

                                                            YEAR ENDED OCTOBER
                                                                   31,
                                                           ---------------------
                                                            1995   1996    1997
   Current:
     United States........................................ $3,424 $2,740  $2,639
     Foreign..............................................     --    105      46
                                                           ------ ------  ------
                                                            3,424  2,845   2,685
                                                           ------ ------  ------
   Deferred:
     United States........................................    240    514     551
     Foreign..............................................      3    (16)    343
                                                           ------ ------  ------
                                                              243    498     894
                                                           ------ ------  ------
   Total.................................................. $3,667 $3,343  $3,579
                                                           ====== ======  ======

  The Company's net deferred tax assets and liabilities consist of the following (in thousands):

                                                                OCTOBER 31,
                                                              ----------------
                                                               1996     1997
   Deferred tax assets:
     Provisions and reserves................................. $   102  $   254
   Deferred tax liabilities:
     Depreciation............................................    (934)  (1,328)
     Unremitted foreign income...............................    (357)  (1,009)
                                                              -------  -------
                                                               (1,291)  (2,337)
                                                              -------  -------
     Net deferred taxes...................................... $(1,189) $(2,083)
                                                              =======  =======

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


  The following is a reconciliation of the Company's effective tax rate to the U.S. federal income tax rate of 34%:

                                                      YEAR ENDED OCTOBER 31,
                                                      --------------------------
                                                       1995     1996     1997
   Tax at statutory rates............................     34%      34%      34 %
   State income tax, net of federal benefit..........      6%       6%       6 %
   Benefit of lower tax rate on foreign income.......      --       --      (2)%
   Other.............................................      3%       1%        --
                                                      -------  -------  --------
                                                          43%      41%      38 %
                                                      =======  =======  ========

  The Company has generated approximately $2.6 million of income from foreign operations for which no U.S. tax has been provided. These earnings are considered to be permanently reinvested outside of the United States.

NOTE 7--COMMITMENTS:

  The Company leases office space and equipment under noncancelable operating lease agreements. The future minimum lease payments under these leases as of October 31, 1997 were as follows (in thousands):

                                                                    OPERATING
   FISCAL YEAR ENDING OCTOBER 31,                                 LEASE PAYMENTS
   1998..........................................................    $ 3,999
   1999..........................................................      4,006
   2000..........................................................      3,346
   2001..........................................................      1,228
   2002..........................................................         85
                                                                     -------
                                                                     $12,664
                                                                     =======

  Rental expense for the years ended October 31, 1995, 1996 and 1997 was $353,000, $124,000 and $516,000, respectively.

  The Company rents certain of its owned land and buildings under a noncancelable operating lease which expires in July 1998. Total rental income related to this lease was $317,000, $291,000 and $226,000 for the years ended October 31, 1995, 1996 and 1997, respectively, and is included in other income. Rents receivable under this lease aggregate $113,000 for the year ending October 31, 1998.

NOTE 8--MAJOR CUSTOMERS:

  Revenues from one customer represented approximately 30% and 16% of total revenues for the years ended October 31, 1995 and 1996, respectively. Revenues from another customer represented approximately 21% and 30% of total revenues for the years ended October 31, 1996 and 1997, respectively. Receivables from two customers represented 24% and 26% of total receivables at October 31, 1996. Receivables from three customers represented 10%, 13% and 23% of total receivables at October 31, 1997.

                                ISE LABS, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 9--GEOGRAPHIC INFORMATION:

  The Company's operations by geographical region were as follows (in thousands):

                                                        YEAR ENDED OCTOBER 31,
                                                        ------------------------
                                                         1995     1996    1997
   Revenues:
     United States..................................... $22,042  $19,929 $24,784
     Hong Kong.........................................     279    5,425  10,748
                                                        -------  ------- -------
                                                        $22,321  $25,354 $35,532
                                                        =======  ======= =======
   Operating income (loss):
     United States..................................... $ 8,509  $ 6,879 $ 5,483
     Hong Kong.........................................     (32)   1,338   3,773
                                                        -------  ------- -------
                                                        $ 8,477  $ 8,217 $ 9,256
                                                        =======  ======= =======
                                                                   OCTOBER 31,
                                                                 ---------------
                                                                  1996    1997
   Identifiable assets:
     United States.....................................          $21,695 $57,840
     Hong Kong.........................................            8,300  13,003
                                                                 ------- -------
                                                                 $29,995 $70,843
                                                                 ======= =======

  Revenues are designated to the region which records the sales.

NOTE 10--SUBSEQUENT EVENTS:

 NON EMPLOYEE DIRECTORS

  On December 31, 1997, the Company appointed two outside directors, one of whom is related to the Company's President and Chief Executive Officer. Upon appointment, each non-employee Board member received a non-qualified stock option grant for 52,500 shares of the Company's common stock at $10.40 per share.

  One of the non-employee directors of the Company is the President, Chief Executive Officer and Chairman of the Board of S3 Incorporated. In the years ended October 31, 1995, 1996, 1997 and the first six months of fiscal 1998, the Company sold approximately $1,907,000, $1,635,000, $2,552,000, and
$1,053,000 (unaudited), respectively, of products and services to S3 Incorporated. The accounts receivable from S3 Incorporated was approximately $372,000, $646,000 and $237,000 (unaudited) at October 31, 1996, and 1997 and
April 30, 1998, respectively.

 EMPLOYEE STOCK PLANS

  On April 2, 1998, the Company's shareholders approved the 1998 Stock Incentive Plan (the "1998 Plan") to succeed the Company's 1997 Plan. A total of 4,500,000 shares of common stock have been authorized for issuance under the 1998 Plan, including the options granted and outstanding under the 1997 Plan. The shareholders also approved the 1998 Employee Stock Purchase Plan (the "Stock Purchase Plan"). A total of 600,000 shares are reserved for future issuance under the Stock Purchase Plan, which will become effective upon the closing of the initial public offering.

  Under the 1998 Plan, each individual who first becomes a non-employee Board member at any time after the Underwriting Date will automatically receive an option grant for 25,000 shares on the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting held after the Underwriting Date, each non-employee Board member will automatically be granted an option to purchase 2,500 shares of Common Stock, provided such individual has served on the Board for at least six months.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Alphatec USA, Inc.

  In our opinion, the accompanying consolidated statements of operations, of shareholders' deficit and of cash flows of Alphatec USA, Inc. (a wholly-owned subsidiary of Alphatec Electronics Co. Ltd.) and its subsidiary, present fairly, in all material respects, the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Alphatec USA's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
San Jose, California
February 7, 1997

                               ALPHATEC USA, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,        JUNE 30,
                                  -------------------------  -----------------
                                   1994     1995     1996     1996      1997
                                                               (UNAUDITED)
Revenues......................... $38,128  $55,038  $61,521  $30,342  $ 21,589
Cost of revenues.................  38,328   53,332   61,795   29,966    25,217
                                  -------  -------  -------  -------  --------
Gross profit (loss)..............    (200)   1,706     (274)     376    (3,628)
                                  -------  -------  -------  -------  --------
Operating expenses:
  Research and development.......     267      332      463      281       451
  Selling and marketing..........     959    1,228      587      343       145
  General and administrative.....   1,038    3,412    1,952    1,580     3,421
  Impairment of property, plant
   and equipment.................      --       --       --       --     9,348
                                  -------  -------  -------  -------  --------
    Total operating expenses.....   2,264    4,972    3,002    2,204    13,365
                                  -------  -------  -------  -------  --------
Loss from operations.............  (2,464)  (3,266)  (3,276)  (1,828)  (16,993)
Interest expense, net............     914      412    1,624      570     1,249
                                  -------  -------  -------  -------  --------
Net loss......................... $(3,378) $(3,678) $(4,900) $(2,398) $(18,242)
                                  =======  =======  =======  =======  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                               ALPHATEC USA, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                               COMMON STOCK   ADDITIONAL
                             ----------------  PAID-IN   ACCUMULATED
                              SHARES   AMOUNT  CAPITAL     DEFICIT    TOTAL
Balance at December 31,
 1993....................... 5,000,000 $5,000  $    --    $ (4,324)  $    676
Net loss....................        --     --       --      (3,378)    (3,378)
                             --------- ------  -------    --------   --------
Balance at December 31,
 1994....................... 5,000,000  5,000       --      (7,702)    (2,702)
Conversion of shareholder
 debt, accounts payable and
 accrued interest to
 equity.....................        --     --   14,704          --     14,704
Additional contributed
 capital....................        --     --   15,000          --     15,000
Net loss....................        --     --       --      (3,678)    (3,678)
                             --------- ------  -------    --------   --------
Balance at December 31,
 1995....................... 5,000,000  5,000   29,704     (11,380)    23,324
Interest on loan from
 related party contributed
 to capital.................        --     --      191          --        191
Net loss....................        --     --       --      (4,900)    (4,900)
                             --------- ------  -------    --------   --------
Balance at December 31,
 1996....................... 5,000,000  5,000   29,895     (16,280)    18,615
Interest on loan from
 related party contributed
 to capital (unaudited).....        --     --      123          --        123
Net loss (unaudited)........        --     --       --     (18,242)   (18,242)
                             --------- ------  -------    --------   --------
Balance at June 30, 1997
 (unaudited)................ 5,000,000 $5,000  $30,018    $(34,522)  $    496
                             ========= ======  =======    ========   ========



  The accompanying notes are an integral part of these consolidated financial statements.

                               ALPHATEC USA, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                            SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,         JUNE 30,
                               ---------------------------  ------------------
                                1994      1995      1996      1996      1997
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net loss..................... $(3,378) $ (3,678) $ (4,900) $ (2,398) $(18,242)
  Adjustments to reconcile net
   loss to net cash flows from
   operating activities:
   Depreciation and
    amortization..............   1,892     3,739     6,806     3,060     3,949
   Amortization of license and
    loan fees.................      68       182        61        30        30
   Loss (gain) on sale of
    equipment.................     (56)       34       186        --        --
   Interest accrued on advance
    from related party........     387        --       191        --       123
   Impairment of property,
    plant and equipment.......      --        --        --        --     9,348
   Changes in assets and
    liabilities, net of
    effects from acquisition
    of Digital Testing
    Services, Inc.
    Accounts receivable.......     297    (3,172)     (590)     (493)    1,599
    Receivable from related
     party....................     (61)     (885)      584      (105)      993
    Inventories...............   1,244    (3,125)    1,628       654     2,609
    Prepaid expenses and other
     assets...................     157      (659)   (2,454)        5     2,572
    Accounts payable..........  (2,508)    8,005    (1,005)      128     1,103
    Accrued expenses..........     349       122    (2,068)    4,096       693
                               -------  --------  --------  --------  --------
     Net cash provided by
      (used in) operating
      activities..............  (1,609)      563    (1,561)    4,977     4,777
                               -------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Acquisition of property,
  plant and equipment.........  (3,729)  (13,126)  (11,249)  (17,171)   (3,982)
 Proceeds from sale of
  equipment...................     205     1,877       820        --        --
 Acquisition of Digital
  Testing Services, Inc. net
  of cash acquired............      --    (5,509)       --        --        --
                               -------  --------  --------  --------  --------
     Net cash used in
      investing activities....  (3,524)  (16,758)  (10,429)  (17,171)   (3,982)
                               -------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Borrowings from
  shareholders................   3,513        --        --        --        --
 Net borrowings (repayments)
  under revolving line of
  credit......................     292     5,090       104    (1,105)   (1,887)
 Proceeds from (payments on)
  equipment term loan.........     573      (122)    5,669     6,084       702
 Payment of capital lease
  obligations.................    (120)     (543)   (1,473)     (380)     (244)
 Advance from related party...     523        --     4,477     4,477     1,325
 Proceeds from additional
  contributed capital.........      --    15,000        --        --        --
                               -------  --------  --------  --------  --------
     Net cash provided by
      (used in) financing
      activities..............   4,781    19,425     8,777     9,076      (104)
                               -------  --------  --------  --------  --------
Net (decrease) increase in
 cash.........................    (352)    3,230    (3,213)   (3,118)      691
Cash and cash equivalents at
 beginning of period..........     353         1     3,231     3,231        18
                               -------  --------  --------  --------  --------
Cash and cash equivalents at
 end of period................ $     1  $  3,231  $     18  $    113  $    709
                               =======  ========  ========  ========  ========
Supplemental disclosure of
 cash flow information:
 Cash paid during the period
  for interest................ $   486  $    605  $  1,433  $    570  $  1,249
 Obligations incurred under
  capitalized leases..........     800     1,670        --        --     3,869
 Conversion of shareholder
  debt and accounts payable to
  equity......................      --    14,704       191        --       123

  The accompanying notes are an integral part of these consolidated financial statements.

                              ALPHATEC USA, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ALPHATEC USA:

 ALPHATEC USA

  Alphatec USA, Inc. ("Alphatec USA"), formerly Indy Electronics, Inc., was incorporated in California in March 1993. Alphatec USA performs semiconductor assembly on a subcontract basis for semiconductor manufacturers. On May 12, 1995 Alphatec USA acquired Digital Testing Services, Inc. ("DTS"), which provides integrated circuit test and engineering services (see Note 3).

  Alphatec USA is a wholly-owned subsidiary of the Alphatec Electronics Co. Ltd. ("Alphatec"), a company based in Thailand. Alphatec has several subsidiaries and a number of related companies. These companies are related through certain shared ownership, management and a common significant shareholder. The common significant shareholder was the sole shareholder of Alphatec USA prior to 1995. During 1995, Alphatec commenced the process of acquiring Alphatec USA. The acquisition was accomplished in two steps. In the first step, in March 1995, Alphatec USA's then sole shareholder transferred the outstanding stock to Janall Investment Limited ("Janall") a Hong Kong investment company. In the second step, Alphatec acquired the outstanding stock of Alphatec USA from Janall in July 1996. The accompanying financial statements of Alphatec USA do not reflect any impact of the above noted changes in ownership, as such changes represented transfer of entities under common control.

  Certain management functions of Alphatec USA are shared with those of Alphatec and other related companies. As disclosed in Note 4, an allocation of all joint operational costs has been charged to the Company. The charges are based on a proportional cost allocation which management believes is reasonable. Management does not believe that such costs on a stand-alone basis would have been materially different from the costs allocated.

  In conjunction with the above noted changes in ownership of Alphatec USA, outstanding debt and interest totaling approximately $10 million payable to Alphatec USA's sole shareholder in 1995 were converted to contributed capital. Additionally, approximately $15 million of cash was contributed as capital by Alphatec and approximately $4.7 million of Alphatec USA's accounts payable to Alphatec were canceled as additional contribution of capital by Alphatec.

 ACQUISITION OF ALPHATEC USA (UNAUDITED)

  Effective September 11, 1997, ISE Labs, Inc. ("ISE") acquired the semiconductor assembly operations of Alphatec USA and all of its equity in DTS. (Note 11). Pursuant to Securities and Exchange Commission financial statement requirements, an audited balance sheet of Alphatec USA has not been presented as Alphatec USA's balances were included in the consolidated balance sheet of ISE Labs, Inc. at October 31, 1997.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF CONSOLIDATION

  The consolidated financial statements include the accounts of Alphatec USA and its wholly owned subsidiary, DTS. All significant intercompany accounts and transactions have been eliminated.

 REVENUE RECOGNITION

  Revenues from integrated circuit test and assembly foundry services are recognized upon shipment of product back to customer.

                              ALPHATEC USA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


 CASH AND CASH EQUIVALENTS

  Alphatec USA considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 INVENTORIES

  Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out basis.

 PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method based upon the estimated useful lives of the assets, generally five years for equipment and thirty years for buildings, or the lease term of the respective assets, as applicable.

 RESTRICTED CASH

  During 1995, Alphatec USA entered into an equipment leasing agreement for which an irrevocable standby letter of credit is required. Accordingly, Alphatec USA has maintained a $420,000 certificate of deposit with a lending company to collateralize the letter of credit. The deposit cannot be withdrawn until the leasing obligations have been repaid.

 LONG-LIVED ASSETS

  Pursuant to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of" ("SFAS 121"), the Company reviews long-lived assets, including the identifiable intangible assets and goodwill for recoverability and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets.

 INCOME TAXES

  Alphatec USA provides for income taxes using an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

 USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 INTERIM RESULTS (UNAUDITED)

  The consolidated statements of operations and of cash flows for the six months ended June 30, 1996 and 1997 and the consolidated statements of shareholders' deficit for the six months ended June 30, 1997 are

                              ALPHATEC USA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the results for the interim periods. The data disclosed in the consolidated financial statements at such dates and for such periods are unaudited.

NOTE 3--ACQUISITION OF DIGITAL TESTING SERVICES, INC.:

  On May 12, 1995, Alphatec USA acquired Digital Testing Services, Inc. ("DTS"), which provides integrated circuit test and engineering services to semiconductor manufacturers. The purchase price was approximately $9.8 million, including acquisition costs of approximately $100,000. The acquisition was accounted for as a purchase. The purchase price was allocated to the acquired assets and liabilities based upon an estimate of their fair market values which included an independent appraisal of the equipment, as of the acquisition date as follows (in thousands):

   Cash................................................................ $ 4,300
   Accounts receivable.................................................   2,020
   Equipment...........................................................   9,070
   Other assets........................................................      80
   Accounts payable and accrued expenses...............................  (4,041)
   Capitalized lease obligations.......................................  (1,620)
                                                                        -------
                                                                        $ 9,809
                                                                        =======

  The results of operations of DTS are included with those of Alphatec USA for periods subsequent to the date of the acquisition. Set forth below is the unaudited pro forma combined summary of operations of Alphatec USA and DTS for 1994 and 1995 as though the acquisition had been made at the beginning of 1994 (in thousands).

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
Revenues............................................... $    50,200 $    59,900
Gross profit...........................................       6,650       3,500
Income (loss) from operations..........................       1,850      (1,700)
Net income (loss)......................................          50      (2,180)

  The acquisition was financed with a $10 million capital contribution received by Alphatec USA in March 1995 from Alphatec's sole shareholder. The 1994 pro forma combined results of operations shown above reflect imputed interest charges of approximately $800,000 resulting from this additional financing. No imputed interest charges were included in the 1995 pro forma operating results as the debt was converted to equity (see Note 1).

  In connection with the purchase, six key employees and former DTS shareholders signed long-term employment contracts. These employment contracts provide for profit sharing payments to these key employees of a certain percentage of DTS' pretax income, as defined, for the years 1995 to 1999. The percentage increases over that period from 20% to 40%. The 1994 and 1995 pro forma combined results of operations shown above reflect payments charged to compensation expense totaling $1,050,000 and $1,120,000, respectively, to these former shareholders. In 1996, the related charge to compensation expense was $1,853,000.

                              ALPHATEC USA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 4--RELATED PARTY TRANSACTIONS:

  During 1994, 1995 and 1996, Alphatec USA entered into the following transactions with its shareholder and the Alphatec Group (in thousands):

                                                            ALPHATEC GROUP
                                                          --------------------
                                         NOTES PAYABLE TO
                                           SHAREHOLDER    ADVANCE  RECEIVABLES
Balances due (to)/from related parties
 at December 31, 1993...................     $(5,618)     $    --    $    43
Borrowings from shareholder, including
 interest of $387.......................      (3,900)          --         --
Advances to Alphatec USA ...............          --         (523)        --
Director's fees.........................        (120)          --         --
Administrative fees.....................          --           --       (262)
Equipment purchases.....................          --           --       (660)
Equipment sales.........................          --           --        351
Net payments............................         120           --        632
                                             -------      -------    -------
Balances due (to)/from related party at
 December 31, 1994......................      (9,518)        (523)       104
Borrowings from shareholder.............      (5,186)          --         --
Conversion of debt to equity............      14,704           --         --
Director's fees.........................        (120)          --         --
Allocation of joint operational costs
 incurred by the Company................          --           --        589
Net advances paid by the Company........          --           --      1,000
Net payments............................         120           --       (104)
                                             -------      -------    -------
Balances due (to)/from related party at
 December 31, 1995......................          --         (523)     1,589
Advance to/(from) related party.........          --       (5,000)     1,000
Director's fees.........................        (180)          --         --
Allocation of joint operational costs
 incurred by the Company................          --           --        816
Net advances paid by the Company........          --           --      1,600
Net payments............................         180          523     (4,000)
                                             -------      -------    -------
Balances due (to)/from related party at
 December 31, 1996......................     $    --      $(5,000)   $ 1,005
                                             =======      =======    =======

  Alphatec USA has undertaken to act as an agent for Alphatec to assist with the acquisition and implementation of MQUAD(C) manufacturing equipment on its behalf and is to receive full reimbursement for such activities. Additionally, during 1994, Alphatec USA entered into an agreement with Alphatec to develop the Ball Grid Array ("BGA") package and the assembly processes necessary to manufacture the package for both companies. Projected costs for development of the new package have been divided equally between the companies. During 1996, Alphatec USA recognized $523,000 as contract development revenue related to the project.

  Notes payable to the shareholder accrued interest at rates ranging from 10% to 14% during 1994. All such interest was accrued as additional notes payable. The debt and interest payable to the shareholder were converted to equity in 1995.

  In June 1996, Alphatec USA obtained an interest free advance of $5 million from the Alphatec Group. The advance is subordinated to the bank debt and no repayment terms have been specified. Interest is imputed at 7% and recorded as additional contributed capital.

  During 1994, Alphatec USA and Alphatec jointly purchased a technology license for the MQUAD(C) package assembly technology for $1 million, of which $500,000 was paid for by Alphatec as its share of the cost of the license. The cost of the license is being amortized on a straight-line basis over the estimated economic life of the license of seven years.

                              ALPHATEC USA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 5--BORROWINGS:

  In December 1995, Alphatec USA entered into a joint revolving line of credit and two equipment term loans with two institutions. The revolving line of credit was renewed in 1996 and matured in April 1997.

  Under the terms of the $10 million revolving line of credit, with $5 million to be paid severally by each institution, the outstanding balance is limited to 80% of eligible accounts receivable plus 40% of eligible inventory. The inventory advance is limited to $2 million. The line of credit requires monthly interest payments which accrue at 1.25%, as amended, in excess of the higher of the prime rate of either institution per annum. The interest rates for the revolving line of credit at December 31, 1995 and 1996 were both 9.5%.

  Under the terms of the first equipment term loan facility, the outstanding balance is limited to an amount equal to 80% of the cost of new equipment, in a total aggregate amount not to exceed $5 million. Under the terms of the second equipment term loan facility, the outstanding balance is limited to an amount equal to 70% of the "forced sale value", as defined, of specified equipment, in a total aggregate amount not to exceed $5 million. The balances of both term loans are being repaid monthly at a rate equal to 1/60 of the original loan balances. The maturity dates are thirty-six months from the end of the draw down period and thirty-six months from the closing date for the first and second term loans, respectively. Balloon payments equivalent to any outstanding balances are due at maturity.

  Both equipment term loans require monthly interest payments which accrue at 1.75% in excess of the higher of the prime rate of either institution per annum. The interest rates for the equipment term loans at December 31, 1996 and 1995 were both 9.5%.

  On a consolidated basis, Alphatec USA is required to maintain certain covenants, including a minimum tangible net worth, quick ratio and cash flow coverage, as defined. Under the terms of the revolving credit facility and the equipment term loan facilities, upon an event of default all amounts, at the bank's discretion, become immediately due and payable. At December 31, 1995 and 1996, Alphatec USA was in default of certain covenants of the term loan.

 1993 AND 1994 CREDIT FACILITIES

  Under agreements with financial institutions dated October 1993 and June 1994, Alphatec USA borrowed funds under a revolving line of credit and an equipment term loan at interest rates of prime plus 1.5% to 1.75% (approximately 11% at December 31, 1994). Except for the first equipment term loan, as discussed above, the agreements were terminated and the balances repaid in June 1994 and March 1995, respectively.

                              ALPHATEC USA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 6--INCOME TAXES:

  There was no provision for income taxes for the years ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997 because of the losses incurred. Deferred tax assets at December 31, 1995 and 1996 were as follows (in thousands):

                                                                DECEMBER 31,
                                                               ----------------
                                                                1995     1996
     Net operating loss....................................... $ 2,060  $ 4,539
     Reserves and accruals....................................     742      769
                                                               -------  -------
                                                                 2,802    5,308
     Valuation Allowance......................................  (2,802)  (5,308)
                                                               -------  -------
                                                               $    --  $    --
                                                               =======  =======

  Based on factors which include a history of losses and the lack of carryback capacity, it is more likely than not that Alphatec USA will not be able to realized its deferred tax assets and thus a full valuation reserve has been recorded.

  At December 31, 1996, Alphatec USA had net operating loss carryforwards available to reduce future taxable income of approximately $12 million for federal income tax purposes. Alphatec USA's net operating loss carryforwards expire in different years through 2011. The income tax benefit from utilization of net operating loss carryforwards is limited due to cumulative stock ownership changes of more than 50% over a three-year period.

NOTE 7--SIGNIFICANT CUSTOMERS AND CONCENTRATION OF CREDIT RISKS:

  Financial instruments which potentially subject Alphatec USA to concentration of credit risk consist principally of bank deposits and trade accounts receivable. Alphatec USA places its cash and cash equivalents in checking and market rate accounts with major financial institutions and has not recorded any losses related to these investments. Alphatec USA's assembly and test foundry service revenue is received from semiconductor manufacturers located primarily in the United States. Alphatec USA performs ongoing evaluations of its customers' financial conditions and maintains allowances for potential credit losses.

  Two customers accounted for 43% and 11% of revenues for the year ended December 31, 1994. Two customers accounted for 24% and 14% of revenues for the year ended December 31, 1995. One customer accounted for 20% of revenues for the year ended December 31, 1996. Revenues from export sales for the year ended December 31, 1994, 1995 and 1996 were not significant.

                              ALPHATEC USA, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


NOTE 8--COMMITMENTS:

  Alphatec USA leases most of its manufacturing and office facilities under noncancelable operating lease agreements that expire at various dates through 2001. These leases require Alphatec USA to pay taxes, insurance, and maintenance expenses, and provide for renewal options at the then fair market rental value of the property.

  Future minimum lease payments for capital and noncancelable operating leases were as follows at December 31, 1996:

   FISCAL YEAR                                                 CAPITAL OPERATING
                                                                (IN THOUSANDS)
   1997.......................................................  $ 244   $ 5,081
   1998.......................................................    224     4,455
   1999.......................................................     24     4,240
   2000.......................................................      4     3,449
   2001.......................................................     --     1,862
                                                                -----   -------
   Total minimum lease payments...............................    496   $19,087
                                                                        =======
   Less: amount representing interest.........................    (60)
                                                                -----
   Present value of net minimum payments......................    436
   Less: current portion......................................   (201)
                                                                -----
   Capitalized lease obligations, less current portion........  $ 235
                                                                =====

  Total operating lease expense was $111,000, $327,000 and $1,907,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

  At December 31, 1996, Alphatec USA had purchase commitments aggregating approximately $9 million, principally for the purchase of manufacturing equipment.

NOTE 9--LITIGATION, CLAIMS AND ASSESSMENTS:

  Alphatec USA is subject to legal proceedings and claims that arise in the normal course of business. The amount of liability, if any, from such claims cannot be determined with certainty; however, in the opinion of management, the ultimate outcome of such claims will not have a material adverse effect on Alphatec USA's results of operations or cash flows.

  During 1995, Alphatec USA recorded a one-time pre-tax charge to general and administration expense of $1,400,000 with respect to several claims. The claims were settled during 1996 for a total of $312,000 and the difference was credited against general and administrative expense in 1996.

NOTE 10--IMPAIRMENT OF PROPERTY, PLANT AND EQUIPMENT: (UNAUDITED).

  During the first half of 1997, Alphatec USA's management re-evaluated the potential business prospects for the Manteca operations in view of continuing losses experienced by such operations and soft demand conditions prevailing in the semiconductor industry. Alphatec USA's management decided to significantly downsize the Manteca operations and, as a result, terminated approximately 75% of Manteca operations' work force. Alphatec USA's management believed that the undiscounted cash flows from the downsized operations would not be sufficient to recover the net book value of Manteca operations' fixed assets. This resulted in the establishment of a provision for impairment totaling $9,348,000 relating to machinery and equipment, which was recorded as an operating expense in the six months ended June 30, 1997. The impairment was calculated based on management's estimation of fair value of machinery and equipment. Management estimated the fair value of machinery and equipment based on its knowledge of the prevailing conditions in the market for used semiconductor packaging equipment, including discussions with outside companies engaged in selling used semiconductor equipment.

NOTE 11--SUBSEQUENT EVENT: (UNAUDITED)

  Effective September 11, 1997, Alphatec USA, Inc. sold the semiconductor assembly operations of Alphatec USA Inc., and all of its equity in Digital Testing Services, Inc. to ISE Labs, Inc.

                                ISE LABS, INC.
             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

  The following unaudited pro forma combined statement of operations gives effect to the acquisition by ISE Labs, Inc. ("ISE" or the "Company") on September 11, 1997 of substantially all of the assets of Alphatec USA, Inc. ("Alphatec") including all of the shares of capital stock of Digital Testing Services, Inc. in a transaction accounted for as a purchase. The unaudited pro forma combined statement of operations is based on the individual statements of operations of ISE for the year ended October 31, 1997, appearing elsewhere in this Prospectus, and Alphatec for the period from November 1, 1996 through September 10, 1997. Alphatec's operating results for the period from September 11, 1997 to October 31, 1997 are included in ISE's historical consolidated statement of operations for the year ended October 31, 1997. Adjustments have been made to such information to give effect to the September 11, 1997 acquisition of Alphatec, as if the acquisition had occurred on November 1, 1996.

  The following unaudited pro forma combined statement of operations are not necessarily indicative of the future results of operations of the Company or the results of operations which would have resulted had the Company and Alphatec been combined during the periods presented. In addition, the pro forma results are not intended to be a projection of future results. The unaudited pro forma combined statement of operations should be read in conjunction with the consolidated financial statements of ISE and subsidiaries and the financial statements of Alphatec, including the notes thereto, appearing elsewhere in this Prospectus.

                                 ISE LABS, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                     YEAR ENDED OCTOBER 31, 1997
                             -------------------------------------------------
                               ISE      ALPHATEC      PRO FORMA     PRO FORMA
                              ACTUAL     ACTUAL     ADJUSTMENTS      COMBINED
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues...................  $  35,532  $   39,070     $     --     $   74,602
Cost of revenues...........     17,950      41,469         (270)(a)     59,149
                             ---------  ----------     --------     ----------
Gross profit (loss)........     17,582      (2,399)         270         15,453
                             ---------  ----------     --------     ----------
Operating expenses:
  Research and
   development.............      1,097         608           --          1,705
  Selling, general and
   administrative..........      7,229       6,540          544(b)      14,313
  Impairment of plant and
   machinery...............         --       9,348           --          9,348
                             ---------  ----------     --------     ----------
   Total operating
    expenses...............      8,326      16,496          544         25,366
                             ---------  ----------     --------     ----------
Income (loss) from
 operations................      9,256     (18,895)        (274)        (9,913)
Interest and other income
 (expense), net............        804          --           --            804
Interest expense...........       (741)     (2,193)        (730)(c)     (3,664)
                             ---------  ----------     --------     ----------
Income (loss) before income
 taxes.....................      9,319     (21,088)      (1,004)       (12,773)
Provision for income
 taxes.....................      3,579          --       (3,190)(d)        389
                             ---------  ----------     --------     ----------
Net income (loss)..........  $   5,740  $  (21,088)    $  2,186     $  (13,162)
                             =========  ==========     ========     ==========
Pro forma net loss per
 share ....................                                         $    (0.75)
                                                                    ==========
Number of shares used in
 pro forma per share
 computation...............                                             17,500
                                                                    ==========


                             See accompanying notes

                                ISE LABS, INC.
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATION

NOTE 1--BASIS OF PRESENTATION:

  The unaudited pro forma combined statement of operations has been prepared to reflect the acquisition of Alphatec by ISE, as if the acquisition had occurred on November 1, 1996.

  ISE acquired Alphatec effective September 11, 1997 and consequently, ISE's results of operations for the year ended October 31, 1997 include Alphatec's results of operations for the period from September 11, 1997 to October 31, 1997. Accordingly, in preparing the pro forma combined statement of operations, the Company combined its results of operations for the year ended October 31, 1997 with Alphatec's results of operations for the period from November 1, 1996 to September 10, 1997.

NOTE 2--PRO FORMA ADJUSTMENTS:

  The purchase price was approximately $31.2 million, including acquisition costs. The purchase price was allocated, based on an independent appraisal of the property, plant and equipment, to the fair value of the assets acquired which included $28.6 million of tangible assets. The excess of the purchase price over the fair value of the net tangible assets acquired was allocated to goodwill and a covenant not to compete of approximately $1.6 million and $1.0 million, respectively.

  The following adjustments were applied to the historical statement of operations to arrive at the pro forma combined statement of operations:

    (a) Reflects the adjustments to depreciation of property, plant and equipment related to recording the Alphatec assets at fair market value, which was approximately $1.5 million less than the net book value of the assets acquired.

    (b) Reflects the additional amortization expense of $544,000 related to intangible assets resulting from the acquisition of Alphatec over their estimated useful lives.

    (c) Reflects the additional interest expense relating to the incremental debt assumed to finance the acquisition. The debt assumed bears interest at prime rate plus applicable margin ranging from 0 to 0.75%. The effect on net income (loss) before income taxes of a 1/8% variance in interest rates would have been $12,000.

    (d) Reflects the elimination of ISE's domestic income tax expense based on the pro forma loss for the year.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CON-NECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REP-RESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CURRENT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  31
Management...............................................................  43
Certain Relationships and Related Transactions...........................  53
Principal and Selling Shareholders.......................................  54
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  56
Underwriting.............................................................  57
Legal Matters............................................................  58
Experts..................................................................  58
Additional Information...................................................  59
Index to Consolidated Financial Statements............................... F-1

                                ---------------

  UNTIL    , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EF-
FECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, RESTRICTED SECURITIES WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PRO-SPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,000,000 SHARES

                                 ISE LABS, INC.

                                  COMMON STOCK
                                ---------------
                                   PROSPECTUS

                                ---------------
                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION
                                 BT ALEX. BROWN
                                       , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   Appendix
                                   Graphics


Inside Front Cover

ISE LABS, INC.

  ISE Labs, Inc. ("ISE" or the "Company") is one of the leading independent integrated circuit ("IC") testing and evaluation companies in the world. Unlike many of its competitors, the Company offers a broad range of IC testing, evaluation and other services throughout the entire semiconductor manufacturing process. The major steps involved in the production of semiconductors can be characterized as a circuit design development, wafer fabrication, wafer sort, packaging and final test. Throughout the semiconductor production process, ICs are subjected to a variety of analyses and comprehensive tests. Such continuous analysis and testing is critical to optimizing manufacturing process efficiencies and product yield.

  Once a circuit design has been successfully validated through such tests and analyses the prototype is released for production. The analysis and testing that occurs during the semiconductor production process may be broadly segmented into two stages: the Inventive Stage and the Production Stage. The Inventive Stage of IC analysis and testing occurs during the initial development of the IC and includes (i) software development; (ii) electrical verification; (iii) reliability analysis; and (iv) failure analysis. The Production Stage of IC analysis and testing occurs after a prototype IC has been released for manufacture. During this stage, all or a subset of the analysis and testing procedures performed on the prototype IC during the Inventive Stage are repeated throughout the volume production of the IC. In addition to these tests, semiconductor manufacturers may monitor production quality and reliability on an ongoing basis.

  In contrast to all of its major independent competitors, the Company's headquarters is located in the Silicon Valley. In addition to its significant United States presence, the Company has established substantial test capacity in Hong Kong and has more recently commenced testing operations in Singapore. The Company's proximity to a large number of the world's leading semiconductor companies, together with its broad service offerings, enables the Company to establish close working relationships with its customers' design engineers early in the IC development process. By establishing such early stage relationships with its customers, the Company believes it has a significant competitive advantage in competing for high volume future testing business.

  During the last twelve months, the Company has provided services to more than 250 customers worldwide. The Company's customers include a number of the world's leading vertically integrated and fabless semiconductor companies, distributors and subcontractors, such as Atmel, C-Cube Microsystems, Cirrus Logic, Hana Technologies, Hamilton Hallmark Technologies, Hewlett-Packard, LSI Logic, Motorola, National Semiconductor, NeoMagic, Philips Electronics, S3, Wyle Laboratories and Xilinx.

Service Domain
 .  Test Methodology / Test Program
 .  Modify Design
 .  Repair
 .  Analyze
 .  Inventive Stage
 .  IC Design
 .  Wafer Manufacturing
[Picture of round wafer]
 .  Wafer Sort
 .  Back End
 .  Package
 .  Final Test
 .  Production Stage
 .  Monitor
 .  Failure Analysis
 .  Environmental Tests
 .  High Reliability Screening
[Picture of IC]
[Flowchart depicting service domain, set on a backdrop picture of the Company's testing operations]

Inside Front Cover

[Picture of engineers working at the Company's testing facility]

Inventive Stage
 .  Design
 .  Prototype
 .  Test
 .  Characterization and Failure Analysis
 .  Test Program Development
 .  Burn-in

Production Stage
 .  Wafer Manufacture
 .  Wafer Sort (Test)
 .  Packaging

Monitoring
 .  Final (Electrical) Test
 .  Burn-in
 .  Process Reliability Monitor
 .  ESD
 .  Latch-up
 .  Assembly Reliability Monitor
 .  Hast
 .  85/85
 .  Mechanical Shock
 .  Gross and Fine Leak
 .  Thermal Shock

[Flowchart depicting Inventive Stage, Production Stage and Monitoring]

[Picture of "FIB" tester]
FIB

[Picture of Packaging equipment]
Packaging

[Picture of engineers working at workstations]
Software Development

[Picture of Wafer Sort tested]
Wafer Sort

[Picture of Final Test equipment]
Final Test

[Picture of Burn-in tester]
Burn-in

[Picture of engineer standing in front of a HAST tester]
HAST

[Picture of engineer standing in front of an ESD tester]
ESD

[Picture of engineer working on a Failure Analysis work station]
BEAM

Inventive Stage
 .  Design
 .  Prototype
 .  Test
 .  Characterization and Failure Analysis
 .  Test Program Development
 .  Burn-in

Production Stage
 .  Wafer Manufacture
 .  Wafer Sort (Test)
 .  Packaging

Monitoring
 .  Final (Electrical) Test
 .  Burn-in
 .  Process Reliability Monitor
 .  ESD
 .  Latch-up
 .  Assembly Reliability Monitor
 .  Hast
 .  85/85
 .  Mechanical Shock
 .  Gross and Fine Leak
 .  Thermal Shock

[Flowchart depicting Inventive Stage, Production Stage and Monitoring]

Inside Back Cover

[Picture of World Map]
 .  Hong Kong
 .  Singapore

[Map of Silicon Valley]
 .  San Francisco
 .  Manteca
 .  Santa Clara
 .  Silicon Valley
 .  San Jose

ISE Locations:

ISE Labs, Inc.
2095 Ringwood Avenue
San Jose, CA  95131 USA

ISE Labs, Inc. / DTS
3600 Peterson Way
Santa Clara, CA  95054  USA

ISE Labs Assembly
400 Industrial Park Drive
Manteca, CA  95337

ISE Labs Hong Kong Ltd.
22/D, Southeast Ind. Bldg.
611-619 Castle Peak Road
Tsuen Wan, N7, Hong Kong

ISE Labs Singapore Pte. Ltd.
Blk. 1020 Tai Seng Avenue
#7-3508/12
Singapore  534416

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth an itemized statement of all estimated costs and expenses (all of which will be paid by the Registrant) in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. All amounts are estimated except the SEC registration fee, the NASD filing fee and the Nasdaq National Market fee:

                                                                  AMOUNT TO BE
                                COMPANY                           PAID BY THE
                                -------                           ------------
      Securities and Exchange Commission Registration Fee........  $   28,000
      NASD Filing Fee............................................      10,000
      Nasdaq National Market Listing Fee.........................      95,000
      Legal Fees and Expenses....................................     500,000
      Blue Sky Qualification Fees and Expenses...................       5,000
      Accounting Fees and Expenses...............................     350,000
      Printing and Engraving Expenses............................     175,000
      Transfer Agent's and Registrar's Fees and Expenses.........      10,000
      Nonaccountable Expense Allowance for Donaldson, Lufkin &
       Jenrette Securities Corporation...........................     750,000
      Miscellaneous Fees.........................................      27,000
                                                                   ----------
          Total..................................................  $1,950,000
                                                                   ==========

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  The California General Corporation Law provides that directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors, including such conduct during a merger or tender offer, in certain circumstances. See Item 17 of this Registration Statement regarding the opinion of the Securities and Exchange Commission as to indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"). Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit, (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interests of the Company, or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern of inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was, or should have been aware, in the ordinary course of performing his duties, or a risk of serious injury to the Company or its shareholders or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans, or guarantees under applicable sections of the California Corporations Code. Such limitations of liability also do not affect the availability of equitable remedies such as injunctive relief or rescission, although in certain circumstances equitable relief may not be available as a practical matter. The limitation may relieve the directors of monetary liability to the Company for grossly negligent conduct, including conduct in situations involving attempted takeovers of the Company. No claim or litigation is currently pending against the Company's directors that would be affected by the limitation of liability.

  Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. Article IX of the Second Amended and Restated Articles of Incorporation of the Registrant (Exhibit 3.1) and Article VI,
Section 4 of the Company's Bylaws (Exhibit 3.2) provide for indemnification of its directors and officers and other agents to the maximum extent permitted by the California Corporations Code. The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and executive officers and other persons for certain liabilities, including liabilities arising under the Act. The Company also maintains insurance for the benefit of its directors and officers that insures such persons against certain liabilities, including liabilities under the securities laws. The Registrant has entered into an indemnification agreement (Exhibit 10.7) with each of its directors whereby the Company will reimburse its directors against certain liabilities, including liabilities arising under the securities laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since November 1, 1994, the Company has issued options to purchase securities without registration under the Securities Act of 1933, as amended (the "Act") in the transactions and in reliance on the exemptions from registration described below.

  From October 20, 1997 through April 30, 1998, the Company issued options to purchase an aggregate of 2,902,800 shares of Common Stock pursuant to grants to certain employees, directors and service providers of the Company under the 1998 Stock Incentive Plan of the Company. These issuances were made in reliance on Rule 701 promulgated under the Act due to the fact that they were offered and sold pursuant to a written compensatory plan.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  2.1*   Business Sales Agreement, dated as of August 21, 1997, by and between the Registrant and Alphatec USA, Inc. (including Digital Testing
          Services, Inc.).
  3.1*   Form of Second Amended and Restated Articles of Incorporation of the
          Registrant.
  3.2*   Form of Amended and Restated Bylaws of Registrant.
  3.3*   Amended and Restated Articles of Incorporation of the Registrant as
          currently in effect.
  3.4*   Bylaws of the Registrant as currently in effect.
  4.1*   Specimen Certificate of Common Stock.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
 10.1*   Assignment and Assumption of Lease by and among RND Funding Company,
          Inc., Alphatec Electronics Company Limited (Public) and Digital
          Testing Services, Inc. dated as of September 12, 1997.
 10.2*   Lease Agreement between Kim Camp No. VII and Alphatec Electronics
          Company Limited for 3600 Peterson Way, Santa Clara, California, dated as of March 23, 1995.
 10.3*   Tenancy Agreement between Hing Seng Plastic Factory Limited and ISE
          Labs (HK) Limited, dated as of April 25, 1996.
 10.4*   Loan and Security Agreement, by and among Comerica Bank-California, as
          Lender, and the Registrant, ISE Technology Inc. and Digital Testing
          Services, Inc., as Borrowers, dated October 2, 1997.
 10.4A*  Manteca Note in the principal amount of $5,400,000, dated October 2,
          1997.
 10.4B*  Equipment Acquisition Note in the principal amount of $14,600,000, dated October 2, 1997.
 10.4C*  Revolving Promissory Note in the principal amount of $8,000,000, dated
          October 2, 1997.
 10.4D*  Equipment Refinance Note in the principal amount of $4,650,000, dated
          October 2, 1997.

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
 10.4E*  Amendment to Loan and Security Agreement, by and among Comerica Bank-
          California, as Lenders, and the Registrant, ISE Technology Inc. and
          Digital Testing Services, Inc., as Borrowers, dated April 1, 1998.
 10.5*   Employment and Noncompetition Agreement by and between the Registrant and Dr. Sassan Raissi.
 10.6*   Employment and Noncompetition Agreement by and between the Registrant and Ray G. Grammer.
 10.7*   Form of Indemnification Agreement entered into between the Registrant and each of its officers and directors.
 10.8*   Finance/Capital Lease Line of Credit Agreement by and among Comerica
          Leasing Corporation, as Lessor, and the Registrant, and Digital
          Testing Services Inc., as Co-Lessees, dated March 30, 1998.
 10.9*   1998 Stock Incentive Plan.
 10.10*  1998 Employee Stock Purchase Plan.
 10.11*  Promissory Note in the principal amount of $2,520,000 dated August 22,
          1994.
 10.12*  Deed of Trust (Non-Construction) & Assignment of Rents by and among the Registrant, First Bancorp, and Sanwa Bank California, dated
          August 22, 1994.
 10.13*  Equipment Purchase Line of Credit Agreement by and between Sanwa Bank
          California and the Registrant dated August 22, 1994.
 10.14*  Finance/Capital Lease Line commitment letter by and between Comerica
          Leasing, a Division of Comerica Bank and the Registrant dated March
          30, 1998.
 11.1*   Statement of Computation of Net Income Per Share.
 21.1*   List of Subsidiaries of the Registrant.
 23.1*   Consent of Brobeck, Phleger & Harrison LLP (included in the opinion of counsel filed as Exhibit 5.1 hereto).
 23.2**  Consent of Price Waterhouse LLP, Independent Accountants relating to the consolidated financial statements of ISE Labs, Inc.
 23.3**  Consent of Price Waterhouse LLP, Independent Accountants relating to the consolidated financial statements of Alphatec USA, Inc.
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

---------------------
  * Previously filed.

 ** Filed herewith.

  (b) Financial Statement Schedules:

  Schedules are not required, are not applicable, or the required information is shown in the consolidated financial statements or related notes.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING OF FORM S-1 AND HAS DULY CAUSED THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN SAN JOSE, CALIFORNIA ON THIS 12TH DAY OF JUNE, 1998.

                                          ISE Labs, Inc.

                                          By:   /s/ SAEED A. MALIK
                                              _________________________________
                                               SAEED A. MALIK
                                               President and Chief Executive
                                                 Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 4 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED:

              SIGNATURE                        TITLE                 DATE

         /s/ Saeed A. Malik            President and Chief
-------------------------------------   Executive Officer,      June 12, 1998
          (SAEED A. MALIK)              Director (Principal
                                        Executive Officer)

           Ray G. Grammer*             Chief Financial
-------------------------------------   Officer (Principal      June 12, 1998
          (RAY G. GRAMMER)              Financial and
                                        Accounting Officer)

        Laurence F. Jorstad*           Director
-------------------------------------                           June 12, 1998
        (LAURENCE F. JORSTAD)

          Alex M. Barrios*             Director
-------------------------------------                           June 12, 1998
          (ALEX M. BARRIOS)

          Muneer A. Malik*             Director
-------------------------------------                           June 12, 1998
          (MUNEER A. MALIK)

           Terry N. Holdt*             Director
-------------------------------------                           June 12, 1998
          (TERRY N. HOLDT)

          /s/ Saeed A. Malik
*By: ________________________________
           SAEED A. MALIK
          Attorney-in-Fact

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                                DESCRIPTION
 -------                               -----------
  1.1*   Form of Underwriting Agreement.
  2.1*   Business Sales Agreement, dated as of August 21, 1997, by and between the Registrant and Alphatec USA, Inc. (including Digital Testing
          Services, Inc.).
  3.1*   Form of Second Amended and Restated Articles of Incorporation of the
          Registrant.
  3.2*   Form of Amended and Restated Bylaws of Registrant.
  3.3*   Amended and Restated Articles of Incorporation of the Registrant as
          currently in effect.
  3.4*   Bylaws of the Registrant as currently in effect.
  4.1*   Specimen Certificate of Common Stock.
  5.1*   Opinion of Brobeck, Phleger & Harrison LLP.
 10.1*   Assignment and Assumption of Lease by and among RND Funding Company,
          Inc., Alphatec Electronics Company Limited (Public) and Digital
          Testing Services, Inc. dated as of September 12, 1997.
 10.2*   Lease Agreement between Kim Camp No. VII and Alphatec Electronics
          Company Limited for 3600 Peterson Way, Santa Clara, California, dated as of March 23, 1995.
 10.3*   Tenancy Agreement between Hing Seng Plastic Factory Limited and ISE
          Labs (HK) Limited, dated as of April 25, 1996.
 10.4*   Loan and Security Agreement, by and among Comerica Bank-California, as
          Lender, and the Registrant, ISE Technology Inc. and Digital Testing
          Services, Inc., as Borrowers, dated October 2, 1997.
 10.4A*  Manteca Note in the principal amount of $5,400,000, dated October 2,
          1997.
 10.4B*  Equipment Acquisition Note in the principal amount of $14,600,000, dated October 2, 1997.
 10.4C*  Revolving Promissory Note in the principal amount of $8,000,000, dated
          October 2, 1997.
 10.4D*  Equipment Refinance Note in the principal amount of $4,650,000, dated
          October 2, 1997.
 10.4E*  Amendment to Loan and Security Agreement, by and among Comerica Bank-
          California, as Lenders, and the Registrant, ISE Technology Inc. and
          Digital Testing Services, Inc., as Borrowers, dated April 1, 1998.
 10.5*   Employment and Noncompetition Agreement by and between the Registrant and Dr. Sassan Raissi.
 10.6*   Employment and Noncompetition Agreement by and between the Registrant and Ray G. Grammer.
 10.7*   Form of Indemnification Agreement entered into between the Registrant and each of its officers and directors.
 10.8*   Finance/Capital Lease Line of Credit Agreement by and among Comerica
          Leasing Corporation, as Lessor, and the Registrant, and Digital
          Testing Services Inc., as Co-Lessees, dated March 30, 1998.
 10.9*   1998 Stock Incentive Plan.
 10.10*  1998 Employee Stock Purchase Plan.
 10.11*  Promissory Note in the principal amount of $2,520,000 dated August 22,
          1994.
 10.12*  Deed of Trust (Non-Construction) & Assignment of Rents by and among the Registrant, First Bancorp, and Sanwa Bank California, dated
          August 22, 1994.
 10.13*  Equipment Purchase Line of Credit Agreement by and between Sanwa Bank
          California and the Registrant dated August 22, 1994.
 10.14*  Finance/Capital Lease Line commitment letter by and between Comerica
          Leasing, a Division of Comerica Bank and the Registrant dated March
          30, 1998.
 11.1*   Statement of Computation of Net Income Per Share.
 21.1*   List of Subsidiaries of the Registrant.
 23.1*   Consent of Brobeck, Phleger & Harrison LLP (included in the opinion of counsel filed as Exhibit 5.1 hereto).
 23.2**  Consent of Price Waterhouse LLP, Independent Accountants relating to the consolidated financial statements of ISE Labs, Inc.
 23.3**  Consent of Price Waterhouse LLP, Independent Accountants relating to the consolidated financial statements of Alphatec USA, Inc.
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

---------------------
  * Previously filed.

 ** Filed herewith.